Exhibit 2.1

CONTRIBUTION AGREEMENT
by and among
SABALO HOLDINGS, LLC,
as Contributor,
EARTHSTONE ENERGY HOLDINGS, LLC,
as Acquiror,

and

EARTHSTONE ENERGY, INC.,
as Acquiror Parent

Dated October 17, 2018

(continued)

ARTICLE 1 Contribution		1
1.1	Contribution	1
1.2	Certain Definitions	1
1.3	Excluded Assets	19
ARTICLE 2 PURCHASE PRICE		19
2.1	Purchase Price	19
2.2	Adjustments to Purchase Price	20
2.3	Withholding	22
2.4	Certain Ordinary-Course Costs and Revenues	22
ARTICLE 3 CERTAIN TITLE AND ENVIRONMENTAL MATTERS		23
3.1	Company Group’s Title	23
3.2	Definition of Defensible Title	23
3.3	Definition of Permitted Encumbrances	26
3.4	Allocated Values	29
3.5	Environmental Assessment; Environmental Defects	30
3.6	Notice of Title Defects, Environmental Defects and Title Benefits	31
3.7	Cure	32
3.8	Adjustment for Title Defects, Title Benefits and Environmental Defects	33
3.9	Calculation of Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts	35
3.10	Casualty Loss	39
3.11	Dispute Resolution	39
3.12	Notice to Holders of Consents and Preferential Purchase Rights	41
3.13	Preferential Purchase Rights	41
3.14	Limitations on Applicability	42
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR		42
4.1	Contributor; No Conflicts	42
4.2	Litigation	44
4.3	Taxes	44
4.4	Compliance with Laws	45
4.5	Contracts	45
4.6	Payments for Production; Imbalances	46
4.7	Consents, Preferential Purchase Rights, Tag-Along Rights and Drag-Along Rights	46
4.8	Liability for Brokers’ Fees	46
4.9	Wells and Equipment	46
4.10	Non-Consent Operations	47
4.11	Outstanding Capital Commitments	47
4.12	Environmental	47
4.13	Hedges	48
4.14	Absence of Certain Changes	49
4.15	Records and Information	49
4.16	Lease Payments	49
4.17	Bonds and Letters of Credit	49

(continued)

4.18	Insurance	49
4.19	Special Warranty of Title	50
4.20	Investment Intent	50
4.21	The Company Group	50
4.22	Capitalization	50
4.23	Financial Statements; No Liabilities; Reserves	51
4.24	Indebtedness	52
4.25	Employment and Labor Matters	52
4.26	Intellectual Property	53
4.27	Related Party Transactions	54
4.28	Change of Control	54
4.29	Bank Accounts	54
4.30	Limitations	54
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES		55
5.1	Existence and Qualification	55
5.2	Power	55
5.3	Authorization and Enforceability	55
5.4	No Conflicts	56
5.5	Consents, Approvals or Waivers	56
5.6	Litigation	56
5.7	Financing	56
5.8	Investment Intent	57
5.9	Investment Company	57
5.10	Independent Investigation	57
5.11	Liability for Brokers’ Fees	57
5.12	Bankruptcy	57
5.13	Valid Issuance	57
5.14	Capitalization	58
5.15	SEC Documents, Financial Statements, No Liabilities	59
5.16	Internal Controls; Listing Exchange.	59
5.17	Compliance with Law	60
5.18	Absence of Certain Changes	60
5.19	Form S-3	60
5.20	Taxes	60
5.21	Limitations	61
ARTICLE 6 COVENANTS OF THE PARTIES		61
6.1	Access	61
6.2	Financing Cooperation	62
6.3	Press Releases; Confidentiality	64
6.4	Operation of Business	65
6.5	Indemnity Regarding Access	68
6.6	Enforcement of Third Party Provisions	69
6.7	Governmental Reviews	69

(continued)

6.8	Audits and Filings	70
6.9	Conduct of Acquiror Group	71
6.10	Listing of Unit Purchase Price	72
6.11	Additional Properties	72
6.12	Termination of Affiliate Agreements	72
6.13	Further Assurances	72
6.14	Acquiror LLC Agreement	72
6.15	Amendment of Company LLC Agreement	72
6.16	Preparation of the Proxy Statement; Acquiror Stockholder Meeting	72
6.17	Non-Compete	73
6.18	No Solicitation by Acquiror Parent; Etc.	74
6.19	Suspense Funds	77
6.20	Hedges	77
ARTICLE 7 CONDITIONS TO CLOSING		77
7.1	Conditions of Contributor to Closing	78
7.2	Conditions of Acquiror Parties to Closing	79
ARTICLE 8 CLOSING		80
8.1	Time and Place of Closing	80
8.2	Obligations of Contributor at Closing	80
8.3	Obligations of Acquiror Parties at Closing	81
8.4	Adjusted Purchase Price and Post-Closing Purchase Price Adjustments	83
ARTICLE 9 TAX MATTERS		85
9.1	Straddle Period Tax Proration	85
9.2	Tax Returns	86
9.3	Tax Contests	86
9.4	Transfer Taxes	86
9.5	Tax Cooperation	86
9.6	Purchase Price Allocation	87
9.7	Tax Treatment	87
9.8	Section 704(c) Method	87
9.9	754 Elections	88
9.10	Imputed Underpayments	88
9.11	Tax Classification of Sabalo Energy	88
9.12	Extraordinary Transactions	88
ARTICLE 10 TERMINATION		88
10.1	Termination	88
10.2	Effect of Termination	89
10.3	Damages for Failure to Close	89
ARTICLE 11 INDEMNIFICATION; LIMITATIONS		90
11.1	Indemnification	91
11.2	Indemnification Actions	93
11.3	Limitation on Actions	95
ARTICLE 12 MISCELLANEOUS		97

(continued)

12.1	Counterparts	97
12.2	Notices	97
12.3	Expenses	99
12.4	Governing Law	99
12.5	Dispute Resolution	99
12.6	Captions	99
12.7	Waivers	99
12.8	Assignment	100
12.9	Entire Agreement	100
12.10	Amendment	100
12.11	No Third-Person Beneficiaries	100
12.12	Severability	100
12.13	Time of the Essence	101
12.14	References	101
12.15	Construction	101
12.16	Limitation on Damages	101
12.17	Recourse Only Against Parties	101
12.18	No Liability of Financing Sources	102
12.19	Contributor Marks	103

(continued)

EXHIBITS:

Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	[Reserved]
Exhibit F	Excluded Assets
Exhibit G	[Reserved]
Exhibit H	Form of Transition Services Agreement
Exhibit I	Shad Permian Letter Agreement
Exhibit J	[Reserved]
Exhibit K	Form of A&R Certificate of Incorporation
Exhibit L	Form of Amendment to Company LLC Agreement
Exhibit M	Form of Support and Standstill Agreement

SCHEDULES:

Schedule 2.2	Pre-Execution Date Assets
Schedule 3.3(c)	Consents as Permitted Encumbrances
Schedule 3.4	Allocation of Certain Values
Schedule 3.6(a)	Title Defect Notice
Schedule 3.6(b)	Title Benefit Notices
Schedule 4.1	Company Group Interests
Schedule 4.2	Litigation
Schedule 4.3	Taxes and Assessments
Schedule 4.4	Compliance with Law
Schedule 4.5	Material Contracts
Schedule 4.6	Production Payments and Imbalances
Schedule 4.7	Consents, Preferential Rights, Tag-Along Rights and Drag-Along Rights
Schedule 4.9	Wells and Equipment
Schedule 4.10	Non-Consent Operations
Schedule 4.11	Outstanding Capital Commitments
Schedule 4.12	Environmental Matters
Schedule 4.13	Hedges
Schedule 4.16	Certain Leases
Schedule 4.17	Bonds, Letters of Credit and Guarantees
Schedule 4.22	Capitalization
Schedule 4.23	Financial Statements
Schedule 4.26(a)	Intellectual Property
Schedule 4.28	Change of Control
Schedule 6.4	Operation of Business

(continued)

Schedule 6.9	Conduct of Acquiror Group
Schedule 6.11	Additional Properties
Schedule 6.14	Form of Amended LLC Agreement
Schedule 6.17	Restricted Persons
Schedule 10.3	Certain Reimbursable Costs and Expenses

INDEX OF DEFINED TERMS

A&R Certificate of Incorporation	1	Closing	80
Accounting Arbitrator	84	Closing Date	80
Acquiror	1	Code	4
Acquiror Family	91	Commission	59
Acquiror Group	1	Common Stock	4
Acquiror Group Member	1	Company	1
Acquiror Material Adverse Effect	2	Company Group	1
Acquiror Parent	1	Company Group Interests	1
Acquiror Parent Board	2	Company Group Material Adverse Effect	4
Acquiror Parent Change of Recommendation	76	Company Group Member	5
Acquiror Parent Intervening Event	2	Company Interests	1
Acquiror Parent Stockholders	2	Company LLC Agreement	5
Acquiror Parties	1	Company Reserve Report	52
Acquiror Party Fundamental Representations	3	Compliant	5
Acquiror Party Securities	50	Contracting Parties	102
Acquiror Units	3	Contracts	5
Acquiror’s Auditor	70	Contribution	1
Acquisition Agreement	75	Contributor	1
Additional Property	3	Contributor Cash Payment	6
Additional Property Expenses	3	Contributor Family	91
Adjusted Purchase Price	19	Contributor Financial Statements	51
Aegis	3	Contributor Fundamental Representations	6
Affiliate	3	Contributor Group	6
Affiliate Contract	54	Contributor Group Member	6
Agreement	1	Contributor Marks	103
Allocated Value	29	Contributor RBL	6
Alternative Proposal	3	Contributor Related Parties	102
ASC	3	Contributor Taxes	6
Asset Taxes	4	Control	3
Assets	3	Cure Date	32
Assignment Agreement	4	Damages	96
Basis Hedging Portfolio Value Amount	4	Defect Escrow Account	34
Basis Hedging Transaction	4	Defect Escrow Agreement	34
BTU	4	Defect Holdback Amount	34
Business Day	4	Defensible Title	23
Cash Closing Payment	83	Delaware LLC Act	6
Cash Purchase Price	19	Designated Area	6
Claim	93	Designated Area Mineral Interests	74
Claim Notice	93	Disputed Environmental Matters	40
Class A Common Stock	4	Disputed Matter	34
Class B Common Stock	4	Disputed Title Matters	39

-i-

INDEX OF DEFINED TERMS

Effective Date	6	Interest	9
EnCap	6	Interim Period	9
EnCap Fund IX	6	Invasive Activity	30
Encumbrances	6	Laws	9
End Date	88	Leases	9
Environmental Arbitrator	40	LLC Agreement	9
Environmental Consultant	30	Majority of the Disinterested	9
Environmental Defect Amount	33	Marketing Period	9
Environmental Defect Claim Date	32	Material Breach	89
Environmental Defect Property	32	Material Contract	10
Environmental Information	30	MMBtu	12
Environmental Laws	7	Net Acres	12
Environmental Liabilities	7	Net Defect Amount	12
Environmental Permits	48	Net Revenue Interest	12
Environmental Review	30	Non-Competition Agreements	11
Equipment	47	Nonparty Affiliates	102
ERISA	7	NORM	54
Escrow Agent	7	NYMEX	12
Exchange Act	7	NYSE	60
Excluded Assets	19	Offering Documents	12
Execution Date	1	Organizational Documents	12
Expense Reimbursement	90	Parties	1
FDA	16	Party	1
Filings	70	Per Share Value	13
Final Defect Amount	34	Permitted Encumbrances	26
Finance Related Parties	102	Person	13
Financial Statements	59	Phase II Environmental Assessment	13
Financing	7	Phase II Guidelines	13
Financing Commitment Letter	7	Phase II Request	30
Financing Sources	8	Pre-Closing Tax Period	14
GAAP	8	Pre-Effective Date Period	14
Governmental Authority	8	Pre-Execution Date Assets	14
Hazardous Materials	8	Preferential Purchase Right	41
Hedging Portfolio	48	Preliminary Settlement Statement	83
Hedging Transaction	8	Property	14
HSR Act	69	Property Costs	14
Hydrocarbons	8	Proxy Statement	72
Income Tax	8	Reclassification Event	19
Indebtedness	8	Registration Rights Agreement	15
Indemnified Person	93	Release	15
Indemnifying Person	93	Remediation	15
Individual Indemnity Threshold	96	Representatives	15
Intellectual Property Rights	9	Required Information	15

-ii-

INDEX OF DEFINED TERMS

Restricted Opportunity	74	Tax	18
Sabalo Energy	1	Tax Partnership	45
Sabalo Energy Interests	1	Tax Return	18
SEC Documents	59	Taxes	18
Secretary of State	16	Termination Fee	18
Securities Act	50	Title Arbitrator	40
Securities Laws	70	Title Benefit	25
Shad	16	Title Benefit Amount	34
Shad Assets	16	Title Defect	24
Shad Permian Letter Agreement	17	Title Defect Amount	33
Site Assessment	30	Title Defect Claim Date	31
Special Committee	17	Title Defect Notice	31
Special Warranty of Title	50	Transaction Agreements	18
Stockholder Approval	17	Transactions	18
Straddle Period	17	Transfer Taxes	86
Subsidiary	17	Unadjusted Purchase Price	19
Superior Proposal	17	Unit Purchase Price	19
Support and Standstill Agreement	17	WDVG	18
Suspense Funds	18	Well	23
Target Closing Date	80	Wells	23
Target Zones	18	Working Interest	18

-iii-

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”), is dated as of October 17, 2018 (the “Execution Date”), by and among Sabalo Holdings, LLC, a Delaware limited liability company (“Contributor”) , Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Acquiror”), and Earthstone Energy, Inc., a Delaware corporation (“Acquiror Parent” and, together with Acquiror, the “Acquiror Parties”). Each of Contributor and the Acquiror Parties are referred to herein individually as a “Party” and collectively as the “Parties”).
RECITALS:
WHEREAS, Contributor owns 100% of the issued and outstanding Interests (the “Sabalo Energy Interests”); of Sabalo Energy, Inc. (“Sabalo Energy”);
WHEREAS, Contributor and Sabalo Energy own 99.99% and 0.01%, respectively, of the issued and outstanding Interests (the “Company Interests” and, together with the Sabalo Energy Interests, the “Company Group Interests”) of Sabalo Energy, LLC, a Texas limited liability company (the “Company” and, together with Sabalo Energy, the “Company Group”);
WHEREAS, Contributor desires to contribute to Acquiror and Acquiror desires to acquire from Contributor, all of the Company Group Interests, subject to the terms and conditions set forth in this Agreement (the “Contribution”);
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
CONTRIBUTION

1.1    Contribution. On the terms and conditions contained in this Agreement, Contributor agrees to contribute to Acquiror, and Acquiror agrees to acquire, accept, and the Acquiror Parties agree to pay for, the Company Group Interests in accordance with the terms of this Agreement.
1.2    Certain Definitions. As used herein:
(a)    “A&R Certificate of Incorporation” means the Fourth Amended and Restated Certificate of Incorporation of Earthstone Energy, Inc., in substantially the form attached hereto as Exhibit K.
(b)    “Acquiror Group” means the Acquiror Parties and their respective Subsidiaries.
(c)    “Acquiror Group Member” means any member of the Acquiror Group.

(d)    “Acquiror Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts, (a) has a material adverse effect on the business, financial condition or results of operations of the Acquiror Group, taken as a whole, or (b) prevents or materially delays the performance of the Acquiror Parties’ obligations and covenants hereunder or the consummation by the Acquiror Parties of the Transactions contemplated hereby; provided, however, that the term “Acquiror Material Adverse Effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on the business of the Acquiror Group relative to the businesses of other Persons operating in the same industry and geographic area in which the Acquiror Group operates) resulting from (%4) general changes in oil and gas prices; (%4) general changes in economic or political conditions or markets; (%4) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (%4) acts of God, including storms and natural disasters; (%4) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of an Acquiror Group Member); (%4) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (%4) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (%4) any change in GAAP, or in the interpretation thereof; and (%4) any occurrence, condition, change, event or effect resulting from compliance by Acquiror Parties with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of Contributor.
(e)    “Acquiror Parent Board” means the board of directors of Acquiror Parent.
(f)    “Acquiror Parent Intervening Event” means any event, development or change in circumstances that materially affects the business, assets or operations of Acquiror Parent and (a) is not known by, or reasonably foreseeable to, the Acquiror Parent Board as of the date of this Agreement, and (b) becomes known to or by the Acquiror Parent Board prior to obtaining Stockholder Approval; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an “Acquiror Parent Intervening Event”: (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) any event, development or change in circumstances resulting from any action taken or omitted by the Acquiror Group that is required to be taken or omitted by the Acquiror Group pursuant to this Agreement, (iii) any event, development or change in circumstances that impacts the oil and gas industry generally (including any change in the prices of natural gas, crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in applicable Law or GAAP), (iv) any event, development or change in circumstances in United States or global political or economic conditions or financial markets in general; provided that, in the case of clauses (iii) and (iv), the impact on the Acquiror Group, taken as a whole, is not materially disproportionate to the impact on similarly situated parties in the oil and gas industry, (v) compliance with or performance under this Agreement or the Transactions or (vi) failure on the part of Acquiror Parent to meet or exceed projections.
(g)    “Acquiror Parent Stockholders” means the stockholders of Acquiror Parent.

(h)    “Acquiror Party Fundamental Representations” means the representations and warranties of Acquiror Parties set forth in Sections 5.1, 5.2, 5.3 and 5.4.
(i)    “Acquiror Units” means Units (as defined in the LLC Agreement) of Acquiror having such rights, privileges and preferences of the “Units” as set forth in the LLC Agreement.
(j)    “Additional Property” means any interest in any oil and gas leases, oil, gas, and mineral leases and subleases, and other similar agreements, or any Hydrocarbon or water wells, located on the lands set forth on Schedule 6.11, which are acquired by any Company Group Member after the Execution Date, pursuant to Section 6.11.
(k)    “Additional Property Expenses” means, with respect to each Additional Property acquired by any Company Group Member pursuant to Section 6.11, all documented out-of-pocket costs and expenses actually paid by such Company Group Member with respect to the acquisition of such Additional Property.
(l)    “Aegis” means AEGIS Energy Risk, LLC.
(m)    “Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. “Control” and derivatives of such term, as used in this definition, means having the ability, whether or not exercised, to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.
(n)    “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Contributor and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Acquiror Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of Acquiror’s consolidated assets or to which twenty percent (20%) or more of Acquiror Parent’s revenues on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of Acquiror Parent, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of Acquiror Parent or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Acquiror Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of Acquiror Parent’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.
(o)    “ASC” means the Accounting Standards Codification adopted by the Financial Accounting Standards Board.
(p)    “Assets” means all of the Properties and other assets of the Company Group other than the Excluded Assets.

(q)    “Asset Taxes” means ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, Other Taxes, Income Taxes and Transfer Taxes.
(r)    “Assignment Agreement” means the Assignment Agreement in the form attached hereto as Exhibit C.
(s)    “Basis Hedging Portfolio Value Amount” means the value of the Basis Hedging Transactions included in the Basis Hedging Portfolio that will be transferred to Acquiror pursuant to Section 6.20, after taking into account the effect of (1) any netting agreement relating to such Basis Hedging Transactions, and (2) the amount which any member of the Company Group owes to its counterparties or is owed by its counterparties with respect to Basis Hedging Transactions included in the Basis Hedging Portfolio, and any early termination amount that would be payable with respect to such Basis Hedging Transactions, as agreed by Contributor and Acquiror, based on Aegis’s calculation of the mark-to-market value of such Basis Hedging Transactions as of the Business Day immediately prior to the Closing Date, provided that if such day is a Friday, the valuation day shall be the Business Day immediately preceding such day.
(t)    “Basis Hedging Transaction” means a Hedging Transaction that is intended to hedge the risks associated with differences in the price of Hydrocarbons between different geographical locations.
(u)    “BTU” means a British Thermal Unit, which is the amount of energy required to raise the temperature of one pound avoirdupois of water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit at a constant pressure of 14.73 pounds per square inch absolute.
(v)    “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America.
(w)    “Class A Common Stock” means the Class A common stock of Acquiror Parent, par value $0.001 per share.
(x)    “Class B Common Stock” means the Class B common stock of Acquiror Parent, par value $0.001 per share.
(y)    “Code” means the United States Internal Revenue Code of 1986, as amended.
(z)    “Common Stock” means the Class A Common Stock and the Class B Common Stock.
(aa)    “Company Group Material Adverse Effect” means any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate with any other such events, conditions, changes, developments, circumstances or sets of facts,  has a material adverse effect on the Assets or the ownership, use, operation or value thereof, taken as a whole, or the business, financial condition or results of operations of the Company Group, taken as a whole, or prevents or materially delays the performance of Contributor’s obligations and covenants hereunder or the consummation by Contributor of the Transactions contemplated hereby; provided, however, that the term “Company Group Material Adverse Effect” shall not include effects (except, in the case of clauses (i) through (vi) and (viii) below, to the extent such effects have a disproportionate materially adverse impact on the business of the Company Group (taken as a whole) relative to the businesses of other Persons operating in the same industry and geographic area in which any Company Group Member operates) resulting from (i) general changes in oil and gas prices; (ii) general changes in economic or political conditions or markets; (iii) changes in condition or developments (including changes in applicable Law) generally applicable to the oil and gas industry; (iv) acts of God, including storms and natural disasters; (v) acts or failures to act of Governmental Authorities (where not caused by the willful or negligent acts of Contributor); (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, civil unrest or similar disorder or terrorist acts; (vii) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (viii) any change in GAAP, or in the interpretation thereof; (ix) any occurrence, condition, change, event or effect resulting from compliance by Contributor or the Company Group with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of the Acquiror Parties; and (x)any failure of Contributor or any Company Group Member to take, or any untimely delay with respect to, any action referred to in Section 6.4 that requires the consent of the Acquiror Parties due to the Acquiror Parties’ unreasonable withholding of its consent or unreasonable delaying of its consent.
(bb)    “Company Group Member” means any member of the Company Group.
(cc)    “Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Agreement of the Company dated as of November 5, 2015.
(dd)    “Compliant” means, with respect to the Required Information, that such Required Information (i) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made in such Required Information, in the light of the circumstances in which they were used, not misleading and (ii) in the case of the financial statements described in clause (i) of the definition of Required Information, complies in all material respects with all applicable requirements of Regulation S-X under the Securities Act for a registered public offering of debt or equity securities by Acquiror or Acquiror Parent on a registration statement on Form S-1.
(ee)    “Contracts” means all currently existing contracts, agreements, and instruments to which any Company Group Member is a party or by which any Company Group Member is bound or to which any of the Assets or the Company Group Interests is subject, provided, however, that the term “Contracts” shall not include (i) any contracts, agreements, and instruments included within the definition of “Excluded Assets” and (ii) the Leases.

(ff)    “Contributor Cash Payment” means a cash payment from Contributor to Acquiror Parent in the amount of $32,315.70 for Class B Common Stock to be issued by Acquiror Parent.
(gg)    “Contributor Fundamental Representations” means the representations and warranties of Contributor set forth in Section 4.1(a), (b), (c), (d)(i) and (f), Section 4.8, Section 4.21 and Section 4.22.
(hh)    “Contributor Group” means Contributor and its Subsidiaries other than the Company Group.
(ii)    “Contributor Group Member” means any member of Contributor Group.
(jj)    “Contributor RBL” means that certain Senior First Lien Secured Credit Agreement dated as of February 23, 2016, by and among Contributor, Sabalo Energy, the Company, Sabalo Midland Basin, Inc., MB Minerals, L.P., and Sabalo Operating, LLC, the lenders party thereto, and ZB, N.A. dba Amegy Bank, as administrative agent and issuing lender, as amended from time to time.
(kk)    “Contributor Taxes” means (i) any and all Asset Taxes imposed on any member of the Company Group for (A) any Pre-Effective Date Period or (B) any portion of any Straddle Period ending before the Effective Date (determined in accordance with Section 9.1); provided, that Contributor Taxes shall not include the specifically identified items of Tax liability of the Company that have decreased the Unadjusted Purchase Price; (ii) any and all Income Taxes imposed on any member of the Company Group for (A) any Pre-Closing Tax Period or (B) any portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 9.1); and (iii) any and all payroll and employment Taxes and, in each case, any related withholding (“Other Taxes”)  imposed on any member of the Company Group for (A) any Pre-Effective Date Period, (B) any portion of any Straddle Period ending before the Effective Date (determined in accordance with Section 9.1), and (C) the Interim Period to the extent included in the computation of the purchase price adjustment in Section 2.2(b)(xiv).
(ll)    “Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.
(mm)    “Designated Area” means any and all lands located within the boundaries of the Company Group Members’ interest in the Leases described on Exhibit A.
(nn)    “Effective Date” means 12:01 a.m. in Houston, Texas on May 1, 2018.
(oo)    “EnCap” means EnCap Investments, L.P.
(pp)    “EnCap Fund IX” means EnCap Energy Capital Fund IX, L.P., a Texas limited partnership.

(qq)    “Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.
(rr)    “Environmental Laws” means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Endangered Species Act, 16 U.S.C. § 1531 et seq., in each case as amended to the date hereof, and all similar Laws as of the date hereof of any Governmental Authority having jurisdiction over the property in question addressing pollution or protection of the environment, natural resources, or biological or cultural resources and all regulations implementing the foregoing, excluding, however, all Laws relating to spacing, density, setbacks, specifications or grades for equipment or materials, well integrity or construction, and the protection of correlative rights in Hydrocarbons.
(ss)    “Environmental Liabilities” means any and all environmental, corrective action and response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, Remediation or response costs to the extent arising out of any violation of, or any Remediation obligation under, any Environmental Laws.
(tt)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(uu)    “Escrow Agent” means Wells Fargo Bank, National Association.
(vv)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
(ww)    “Financing” means any equity sold or debt financing incurred, including the public offering or private placement of equity or debt securities, borrowing under revolving, long-term or bridge loans or indirectly through the creation of joint venture participations, all contemplated by the Financing Commitment Letter and any related engagement letters.
(xx)    “Financing Commitment Letter” means that certain commitment letter, dated as of the date hereof, by and between Wells Fargo Bank, National Association, Wells Fargo

Securities, LLC, Royal Bank of Canada, RBC Capital Markets, SunTrust Bank, SunTrust Robinson Humphrey, Inc., BOKF, NA dba Bank of Texas, PNC Bank, National Association, PNC Capital Markets LLC and Jefferies Finance LLC and Acquiror, as amended, supplemented or otherwise modified from time to time.
(yy)    “Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Financing Commitment Letter or in connection with all or any part of the Financing described therein, or replacement debt financings in connection with the transactions contemplated hereby, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto.
(zz)    “GAAP” means United States generally accepted accounting principles, consistently applied.
(aaa)    “Governmental Authority” means any national, state, county, or municipal government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.
(bbb)    “Hazardous Materials” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including (a) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof, and (b) asbestos-containing materials and polychlorinated biphenyls.
(ccc)    “Hedging Transaction” means transaction that is (i) a swap, option, collar, or similar transaction entered into “over-the-counter”, (ii) involving, or settled by reference to, one or more commodities, and (iii) intended to hedge the risks associated with the production of Hydrocarbons.
(ddd)    “Hydrocarbons” means crude oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.
(eee)    “Income Tax” shall mean any income, capital gains, franchise, margin and similar Tax.
(fff)    “Indebtedness” of any Person means, without duplication: (%4) indebtedness of such Person for borrowed money; (%4) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (%4) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (%4) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (%4) indebtedness of others as described in clauses (i) through (iv) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.
(ggg)    “Intellectual Property Rights” means rights in any of the following to the extent subject to protection under applicable Law: (i) trademarks, service marks, logos and trade names; (ii) patents; (iii) copyrights; (iv) internet domain names; (v) trade secrets and other proprietary and confidential information; and (vi) any registrations or applications for registration for any of the foregoing.
(hhh)    “Interest” means, with respect to any Person: (i) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (ii) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (iii) any right (contingent or otherwise) to subscribe for, purchase or otherwise acquire any of the foregoing.
(iii)    “Interim Period” means the period beginning upon the Effective Date and ending upon the Closing Date.
(jjj)    “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments, and codes of Governmental Authorities.
(kkk)    “Leases” means oil and gas leases, oil, gas, and mineral leases and subleases, and other similar agreements described on Exhibit A under which Company leases or otherwise acquires or obtains rights or interests in and to Hydrocarbons.
(lll)    “LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of Acquiror, dated as of May 9, 2017, as amended from time to time.
(mmm)    “Majority of the Disinterested” means the approval of a majority of the outstanding shares of Common Stock, excluding shares held by EnCap and the executive officers of Acquiror Parent.
(nnn)    “Marketing Period” shall mean a twenty (20) consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the later of the date that (a) the Proxy Statement contemplated by Section 6.16(a) shall have been cleared for use by the Commission and (b) the Required Information has been received; provided that (x) the Marketing Period shall toll for the period from November 21, 2018 through and including November 23, 2018, and (y) if such period has not ended on or before December 14, 2018, it will not commence before January 2, 2019. The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive Business Day period, notwithstanding anything in this definition to the contrary:

(i)    Contributor or the Company Group Members (or any governing body thereof) have publicly announced their intention to, or determine that they must, restate any financial statements included in the Required Information, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Acquiror Parent (including a new unqualified audit opinion with respect to any restated financial statements);
(ii)    the applicable independent accountants of the Contributor or Company Group Members shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Acquiror Parent and such audit opinion has been delivered to Acquiror Parent;
(iii)    the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such twenty (20) consecutive Business Day period (and not be “stale”) to the extent such financial statements were included in a filing with the Commission, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by the Acquiror Parent of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new twenty (20) consecutive Business Day period to the extent such financial statements were included in a filing on such day; or
(iv)    any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.
(ooo)    “Material Contract” means any Contract that is one or more of the following types:
(i)    Organizational Documents of any Company Group Member;
(ii)    contracts with any Contributor Group Member or any of their Affiliates other than contracts solely between or among the Company Group;
(iii)    contracts for the sale, purchase, exchange, or other disposition of Hydrocarbons of the Company Group that (A) are not cancelable without penalty to any Company Group Member, on at least sixty (60) days prior written notice, or (B) obligate any Company Group Member by virtue of any material take-or-pay payment, advance payment, production payment, or other similar material payment (other than royalties or other burdens on Hydrocarbon production established in any Leases or any such obligations reflected on Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to any Company Group Member’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery of such Hydrocarbons;

(iv)    contracts to sell, lease, farmout, trade, exchange, or otherwise dispose of any material amount of the Assets of the Company Group, taken as a whole, but excluding conventional rights of reassignment upon intent to abandon or release a Well or Lease;
(v)    joint operating agreements, unit operating agreements, unit agreements, exploration agreements, development agreements (including all such contracts containing express unfulfilled obligations for any Company Group Member to drill additional wells), area of mutual interest agreements (or other contracts containing area of mutual interest provisions), or other similar agreements requiring any Company Group Member to make expenditures that would reasonably be expected to be in excess of One Hundred Thousand Dollars ($100,000) in the aggregate during the twelve (12)-month period following the Execution Date, other than customary joint operating agreements;
(vi)    any contracts under which any Company Group Member has the right to be “carried” by another Person (i.e. have another Person pay its share of costs and expenses) or the obligation to “carry” another Person (i.e. pay the costs and expenses of another Person) with respect to, or in connection with, the ownership, operation or development of the Properties;
(vii)    non-competition agreements or any agreements that restrict, limit, or prohibit any Company Group Member from engaging in any line of business or the manner in which, or the locations at which, any Company Group Member conducts business, including area of mutual interest agreements, limitations on the number and timing of wells that can be drilled during certain time periods or limitations on additional wells on leases until production has been established for a certain time period, that will be operative during any period of time after the Effective Date (“Non-Competition Agreements”);
(viii)    contracts for the gathering, treatment, processing, storage, disposal or transportation of Hydrocarbons or water, surface use agreements, and any contracts that contain dedications or volume commitments which are binding on any Company Group Member, which, in either case, cannot be terminated by a Company Group Member without penalty on sixty (60) days or less notice;
(ix)    indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit, or similar financial agreements or other agreements or instruments governing Indebtedness;
(x)    contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or involving aggregate payments per contract in excess of One Hundred Thousand Dollars ($100,000) in any calendar year;
(xi)    purchase and sale agreements whereby any Company Group Member acquired the Assets; and
(xii)    contracts, excluding joint operating agreements, that could reasonably be expected to result in (A) aggregate payments by the Company Group Members (net to the interest of the Company Group taken as a whole) of more than One Hundred Thousand Dollars ($100,000) or (B) revenues (net to the interest of Contributor) of more than One Hundred Thousand Dollars ($100,000) during the current or any subsequent calendar year.
(ppp)    “MMBtu” means one million (1,000,000) BTU.
(qqq)    “Net Acres” means, as calculated separately with respect to each Lease as to the lands and depths described for such Lease on Exhibit A, (i) the number of gross acres of land covered by such Lease, multiplied by (ii) the lessor’s (or fee mineral interest owner’s) undivided interest in the lands covered by such Lease, multiplied by (iii) the applicable Company Group Member’s undivided interest in such Lease (provided, however, if items (ii) and/or (iii) vary as to different areas of, or depths under, the lands covered by such Lease, a separate calculation shall be performed with respect to each such area, depth or Target Zone).
(rrr)    “Net Defect Amount” means (x) the sum of all Title Defect Amounts and Environmental Defect Amounts (as asserted in good faith by Acquiror in the Title Defect Notice or Environmental Defect notices provided in accordance with Section 3.6(c), as applicable, after giving effect to the limitations provided in Section 3.9) related to (i) any Title Defects or Environmental Defects which Contributor elects to cure pursuant to Section 3.7(a) or (ii) which are Disputed Matters less (y) the sum of all Title Benefit Amounts (as asserted in good faith by Contributor in the applicable Title Benefit notices provided in accordance with Section 3.6(b), after giving effect to the limitations provided in Section 3.9) related to any Title Benefits which are Disputed Matters.
(sss)    “Net Revenue Interest” means, (i) with respect to any Well, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons produced and saved or sold from or allocated to such Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, or (ii) with respect to any Lease, the applicable Company Group Member’s interest (expressed as a percentage or a decimal) in and to the Hydrocarbons which may be produced and saved or sold from or allocated to such Lease as to the lands and depths described for such Lease on Exhibit A, in the case of each of items (i) and (ii), after giving effect to all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and all other contractual burdens on, measured by or payable out of Hydrocarbon production therefrom.
(ttt)    “NYMEX” means The New York Mercantile Exchange.
(uuu)    “Offering Documents” means any offering circular, offering memorandum, private placement memorandum, prospectuses, bank confidential information memorandum, syndication materials, rating agency presentations and similar documents under which the Acquiror Parent, Acquiror and its Financing Sources may offer and sell Acquiror Parent’s equity, or Acquiror Group’s debt securities or credit facility or participations.
(vvv)    “Organizational Documents” means (i) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (iii) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (iv) with respect to any other Person, the organizational, constituent and/or governing documents and/or instruments of such Person.
(www)    “Per Share Value” means $9.2834.
(xxx)    “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
(yyy)    “Phase II Environmental Assessment” means an intrusive investigation which collects original samples of soil, groundwater, other environmental media, air or building materials to analyze for quantitative values of contaminants of concern for purposes of identifying any Recognized Environmental Condition or any Historical Recognized Environmental Condition (as such terms are defined in ASTM Standard Practice E1903-11 for Environmental Site Assessments: Phase II Environmental Site Assessment Process).
(zzz)    “Phase II Guidelines” means the following rules and regulations: (i) all Invasive Activities shall be performed by environmental consultants selected by the Acquiror and approved by Contributor, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) the Acquiror shall use commercially reasonable efforts to complete Invasive Activities prior to the Environmental Defect Claim Date, (iii) prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Assets, the Acquiror shall furnish for Contributor’s review a proposed scope of such Invasive Activity including a description of the activities to be conducted and a description of the approximate locations of such activities and, if any of the proposed activities are likely to unreasonably interfere with normal operation of the Assets, the Contributor may request an appropriate modification of the proposed Invasive Activity, (iv) the Acquiror shall maintain and shall cause its officers, employees, representatives, consultants and advisors to maintain all information obtained by the Acquiror pursuant to any Invasive Activity as strictly confidential until the Closing Date unless disclosure of any facts discovered through such assessment is required under any Laws, (v) after completing any Invasive Activity the Acquiror shall at its sole cost and expense restore the Assets as close as practicable to their condition prior to the commencement of such Invasive Activity unless the Contributor requests otherwise and the Acquiror shall promptly dispose of all drill cuttings, corings or other investigative-derived wastes generated in the course of such Invasive Activity, (vi) the Contributor shall have the right to be present during any Invasive Activities and shall have the right at its option and expense to split samples with the Acquiror, (vii) the Acquiror shall provide the Contributor with a copy of the final draft of all environmental reports prepared by or on behalf of the Acquiror with respect to any Invasive Activity conducted on the Assets, and (viii) in the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Invasive Activity, the Acquiror agrees that the Contributor shall be the responsible party for disclosing such matters to the appropriate Governmental Authority provided that if the Contributor fails to promptly make such disclosure and the Acquiror or any of its Affiliates is legally obligated to make such disclosure such Person shall have the right to fully comply with such legal obligation.

(aaaa)    “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
(bbbb)    “Pre-Effective Date Period” means any Tax period (or portion thereof) ending before the Effective Date.
(cccc)    “Pre-Execution Date Assets” means any Lease or Well set forth on Schedule 2.2 that is acquired or extended during the period on or after the Effective Date and prior to the Execution Date. For the avoidance of doubt, the Parties agree that the Pre-Execution Date Assets shall be deemed to be “Leases” or “Wells”, as applicable, and “Properties” and “Assets” for all purposes under this Agreement and the documents executed or delivered pursuant to this Agreement.
(dddd)    “Property” means any Lease identified on Exhibit A or any Well identified on Exhibit B, excluding any Well or Lease that becomes an Excluded Asset.
(eeee)    “Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments) and capital expenditures (including bonuses, and other Lease acquisition costs, costs of drilling and completing Wells, and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement, but excluding (without limitation) liabilities, losses, costs, and expenses attributable to:
(i)    actions taken after the Execution Date to cure Title Defects or Environmental Defects;
(ii)    claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; environmental damage or contamination; other torts; private rights of action given under any Law; or violation of any Law;
(iii)    obligations to plug and/or abandon wells, dismantle, decommission or remove facilities;
(iv)    obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment;
(v)    title and environmental claims (including claims that Leases have terminated);
(vi)    claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production);
(vii)    gas balancing and other production balancing obligations;
(viii)    Casualty Loss;
(ix)    Taxes; and

(x)    any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (ix), whether such claims are made pursuant to contract or otherwise.
(ffff)    “Registration Rights Agreement” means the Registration Rights Agreement in the form attached hereto as Exhibit D to be executed and delivered by Acquiror Parent and Contributor (and any Contributor Designee receiving a portion of the Unit Purchase Price) at Closing.
(gggg)    “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
(hhhh)    “Remediation” including the correlative term “Remediate” means the implementation and completion of any investigative, remedial, removal, response, monitoring, construction, repair, closure, disposal, restoration or other corrective actions (including any necessary filings or interactions with Governmental Authorities) required under Environmental Laws to address any Release or threatened Release of any Hazardous Materials at, on, under or from any Asset, as applicable.
(iiii)    “Representatives” means, with respect to a Person, any of its respective directors, officers, managers, representatives, advisors and agents.
(jjjj)    “Required Information” means
(i)    (A) audited statements of revenues and direct expenses of the Assets for each of December 31, 2016 and 2017 and for each subsequent fiscal year ended at least seventy-five (75) days prior to the Closing Date (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and (B) unaudited statements of revenues and direct expenses of the Assets for the 3-month, 6-month or 9-month period, as applicable, ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date (provided that unaudited statements of revenues and direct expenses of the Assets for the 9-month period ended September 30, 2018 shall be provided by October 31, 2018),
(ii)    (A) audited consolidated balance sheets and related audited statements of income, cash flows and members’ equity of the Contributor for each year ended December 31, 2016 and 2017 and for each subsequent fiscal year ended at least seventy-five (75) days prior to the Closing Date (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and (B) unaudited consolidated balance sheets and related unaudited statements of income, cash flows and members’ equity of the Contributor for the 3-month, 6-month or 9-month period, as applicable, ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date (provided that unaudited financial statements for the 9-month period ended September 30, 2018 shall be provided by October 31, 2018),
(iii)    (A) audited statements of revenues and direct expenses of the Shad Assets for each year ended December 31, 2016 and 2017 and for each subsequent fiscal year ended at least seventy-five (75) days prior to the Closing Date (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and (B) unaudited statements of revenues and direct expenses of the Shad Assets for the 3-month, 6-month or 9-month period, as applicable, ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date (provided that unaudited statements of revenues and direct expenses of the Shad Assets for the 9-month period ended September 30, 2018 shall be provided by October 31, 2018),
(iv)    (A) audited combined statements of revenues and direct expenses of the Assets and the Shad Assets for each year ended December 31, 2016 and 2017 and for each subsequent fiscal year ended at least seventy-five (75) days prior to the Closing Date (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.) and (B) unaudited combined statements of revenues and direct expenses of the Assets and the Shad Assets for the 3-month, 6-month or 9-month period, as applicable, ended since the last audited financial statements and at least forty-five (45) days prior to the Closing Date (provided that unaudited statements of revenues and direct expenses of the Assets and the Shad Assets for the 9-month period ended September 30, 2018 shall be provided by October 31, 2018),
(v)    financial information relating to the Company Group Members, the Assets, and the Shad Assets reasonably requested by Acquiror Parent or any of its Financing Sources reasonably necessary for the Acquiror Parent to prepare a customary pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows for the fiscal year most recently ended for which audited financial statements or statements of revenues and direct expenses, as applicable, are provided pursuant to clause (i)(A), clause (ii)(A), clause (iii)(A) and clause (iv)(A) of this definition and for the 3-month, 6-month or 9-month period, as applicable, for which financial statements or statements of revenues and direct expenses, as applicable, are provided pursuant to clause (i)(B), clause (ii)(B), clause (iii)(B), clause (iv)(B) of this definition,
(vi)    a reserve report relating to the Assets prepared by an independent petroleum engineering firm as of December 31, 2017,
(vii)    a reserve report relating to the Shad Assets prepared by an independent petroleum engineering firm as of December 31, 2017, and
(viii)    all other financial, operating and oil and gas reserve data and other information relating to the Company Group Members, the Assets and the Shad Assets of the type and form customarily included in the Offering Documents or that would be necessary for the underwriters to receive customary “comfort” (including “negative assurance” comfort) from independent accountants, independent petroleum engineers and customary legal opinions in connection therewith.
(kkkk)    “Secretary of State” means the Secretary of State of the State of Delaware.
(llll)    “Shad” means Shad Permian, LLC.
(mmmm)    “Shad Assets” means the Shad DrillCo Interests, as such term is defined in the Shad Permian Letter Agreement.

(nnnn)    “Shad Permian Letter Agreement” means the Letter Agreement in the form attached hereto as Exhibit I to be executed and delivered on the Execution Date by Shad, the Company and Acquiror.
(oooo)    “Special Committee” means the special committee of the Acquiror Parent Board.
(pppp)    “Stockholder Approval” means the affirmative vote or consent of (a) at least a majority of the outstanding shares of Common Stock in favor of adoption of the A&R Certificate of Incorporation; (b) at least a majority of the outstanding shares of Common Stock that are represented in person or by proxy at the Stockholders Meeting in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby; (c) at least a majority of the outstanding shares of Common Stock that are represented in person or by proxy at the Stockholders Meeting in favor of the issuance of the Unit Purchase Price; and (d) a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby.
(qqqq)    “Straddle Period” means (i) in the case of Asset Taxes and Other Taxes, any Tax period beginning before and ending on or after the Effective Date, and (ii) in the case of Income Taxes, any Tax period beginning on or before and ending after the Closing Date.
(rrrr)    “Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (i) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (ii) a general partner interest or (iii) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.
(ssss)    “Superior Proposal” shall mean a bona fide written Alternative Proposal made after the date of this Agreement and not in breach of Section 6.18 that Acquiror Parent Board or the Special Committee has determined in good faith, after consultation with its outside counsel and its financial advisors, taking into account the terms and conditions of such proposal, including the likelihood of consummation of the Alternative Proposal relative to the Transactions, (i) is reasonably likely to be consummated in accordance with its terms (provided, however, that the fact that any requisite vote or consent of the holders of Common Stock that may be required to effect such Alternative Proposal has not yet been obtained shall not be taken into account in determining whether a proposal is reasonably likely to be consummated) and (ii) if consummated, would be more favorable, from a financial point of view, to the Acquiror Parent Stockholders than the Transactions (including any adjustments or revisions to the terms of this Agreement committed to by the Parties in writing in response to such Alternative Proposal under the provisions of Section 6.18; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of “Alternative Proposal” shall be deemed to be references to “50%.”
(tttt)    “Support and Standstill Agreement” means the Support and Standstill Agreement in the form attached hereto as Exhibit M.

(uuuu)    “Suspense Funds” means all amounts attributable to sales of Hydrocarbons produced from the Assets that are held in suspense by any Company Group Member, Contributor or any of its Affiliates.
(vvvv)    “Target Zones” means the target zones set forth in Schedule 3.4.
(wwww)    “Tax” or “Taxes” means (%4) all taxes, assessments, fees and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and/or foreign income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution tax, production tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, ad valorem tax, personal property tax, real property tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, (%4) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i), and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.
(xxxx)    “Tax Return” shall mean any report, return, information statement, schedule, attachment, payee statement or other information required to be provided or provided to any Governmental Authority with respect to Taxes or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.
(yyyy)    “Termination Fee” means an amount, in cash, equal to Sixteen Million Dollars ($16,000,000).
(zzzz)    “Transaction Agreements” means this Agreement and each other agreement to be executed and delivered pursuant hereto at the Closing.
(aaaaa)    “Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.
(bbbbb)    “WDVG” means W.D. Von Gonten & Co.
(ccccc)    “Working Interest” means, (i) with respect to any Well, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Well from those formations in which such Well is currently producing, or with respect to a Well that is not currently producing, the last depth or formation at which it produced, (ii) with respect to any Lease, the interest (expressed as a percentage or a decimal) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations for that Lease as to the areas, depths and Target Zones described for such Lease on Exhibit A, in each case of (i) and (ii), without regard to the effect of any royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on, measured by or payable out of production therefrom.
1.3    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, prior to Closing, Contributor shall have the right to cause the Company Group to assign to Contributor or its designees all of the Company Group’s right, title and interest in and to the assets, properties and rights set forth on Exhibit F and any Asset excluded pursuant to the terms hereof (such assigned interests, the “Excluded Assets”).
ARTICLE 2
PURCHASE PRICE
2.1    Purchase Price.
(a)    The total consideration to be paid for the Company Group Interests will consist of (i) cash in the aggregate amount of Four Hundred Eighty Million Dollars ($480,000,000) (as adjusted by the last sentence of this Section 2.1(a), the “Cash Purchase Price”) plus (ii) Thirty-Two Million Three Hundred Fifteen Thousand Six Hundred Ninety-Five (32,315,695) Acquiror Units (as adjusted by the last sentence of this Section 2.1(a), the “Unit Purchase Price” and, together with the Cash Purchase Price, the “Unadjusted Purchase Price”; provided, that where the context indicates that the term “Unit Purchase Price” refers to a dollar amount rather than a number of Acquiror Units, including as a component of the Unadjusted Purchase Price, such term shall refer to such number of Acquiror Units multiplied by the Per Share Value) to be issued to Contributor (or a Contributor Designee provided in writing to Acquiror prior to the Closing Date pursuant to Section 8.4(a)), adjusted as provided in Section 2.2 (as adjusted, the “Adjusted Purchase Price”). In addition, Acquiror Parent agrees to issue to Contributor (or a Contributor Designee provided in writing to Acquiror prior to the Closing Date pursuant to Section 8.4(a)) a number of shares of Class B Common Stock equal to the number of Acquiror Units issued to Contributor as set forth in clause (ii). Notwithstanding the above, the Acquiror may elect, by delivery of written notice to Contributor within five (5) Business Days prior to the Closing, to increase the Cash Purchase Price and to correspondingly reduce the Unit Purchase Price by the amount of any such increase in the Cash Purchase Price divided by the Per Share Value.
(b)    If, at any time on or after the Execution Date and prior to the Closing Date, (%4) Acquiror and/or Acquiror Parent makes any (%5) Common Stock or Acquiror Unit dividend or distribution, (%5) subdivision or split of any Common Stock or Acquiror Units, (%5) combination or reclassification of Common Stock or Acquiror Units into a small number of shares of Common Stock or Acquiror Units or (%5) issuance of any securities by reclassification of Common Stock or Acquiror Units (including any reclassification in connection with a merger, consolidation or business combination in which the Acquiror Parent or Acquiror, as applicable, is the surviving person) or (%4) any merger, consolidation, combination, or other transaction is consummated pursuant to which Common Stock or Acquiror Units are converted to cash or other securities, specifically excluding the conversion of any outstanding Acquiror Units (each of clauses (i) and (ii), a “Reclassification Event”), then the Unit Purchase Price, the number of shares of Class B Common Stock to be issued at Closing pursuant to the penultimate sentence of Section 2.1(a) and the Per Share Value shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(C) and (ii) to provide for the receipt by Contributor, in lieu of any Acquiror Unit comprising the Unit Purchase Price, the same number or amount of cash and/or securities as is received in exchange for each share of Common Stock and/or Acquiror Unit in connection with any such transaction described in clauses (i)(C) and (ii) of this Section 2.1(b). An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification.
2.2    Adjustments to Purchase Price.
(a)    General. The Unadjusted Purchase Price shall be adjusted at Closing in accordance with this Section 2.2, and shall be adjusted by increasing or decreasing, as applicable, the Cash Purchase Price.
(b)    Adjustments. At Closing, the Unadjusted Purchase Price shall be adjusted as follows (without duplication):
(i)    increased by the net amount of all materials and supplies inventory items owned by the Company Group at Closing;
(ii)    increased by prepaid expenses with respect to the Assets attributable to the period from and after the Effective Date (including prepaid insurance costs, bonuses, rentals, and cash calls to third Person operators) which have been incurred and paid by Contributor or any of its Affiliates (excluding the Company Group Members);
(iii)    decreased by an amount equal to the aggregate amount of the following proceeds earned and received by any Company Group Member, Contributor or any of its Affiliates:
(A)    amounts earned and received from the sale, during the Interim Period of Hydrocarbons produced from, or attributable to, the Assets (net of any (w) severance and production Taxes; (x) royalties, overriding royalties, and other burdens payable out of production of oil, gas, or other Hydrocarbons or the proceeds thereof; (y) gathering, processing, and transportation costs paid in connection with sales of oil, gas, or other Hydrocarbons that are not included as Property Costs under Section 2.2(b)(iv); and (z) Property Costs that are otherwise incurred and paid by any Company Group Member, Contributor or any of its Affiliates in relation to any proceeds or in earning or receiving thereof, and excluding the effects of any futures, options, swaps, or other derivatives); and
(B)    all other income earned and received with respect to the Assets during the Interim Period;
(C)    any consideration received for any Preferential Purchase Rights;

(iv)    increased by an amount equal to the amount of all Property Costs and other amounts which are incurred and paid in the ownership and operation of the Assets from and after the Effective Date by any Company Group Member, Contributor or any of its Affiliates, except in each case any costs already deducted in the determination of proceeds in Section 2.2(b)(iii) (and excluding the effects of any futures, options, swaps, or other derivatives);
(v)    decreased by the amount of Suspense Funds on the Closing Date, and any interest accrued in escrow accounts for such Suspense Funds;
(vi)    increased by the amounts allocated to the Pre-Execution Date Assets as set forth on Schedule 2.2;
(vii)    increased by an amount equal to the Additional Property Amount as provided in Schedule 6.11;
(viii)    increased by the aggregate amount of oil and condensate in tanks above the pipeline sales connection excluding tank fill (BS&W) as of the Effective Date multiplied by the May 2018 Contract price therefor;
(ix)    decreased by the Defect Holdback Amount as provided in Section 3.8(e)(ii);
(x)    decreased as provided in Section 3.8(d);
(xi)    decreased as provided in Section 3.5(b) and Section 3.9(c)(v);
(xii)    decreased by the amount of any Net Casualty Loss under Section 3.10;
(xiii)    decreased by the amount that the Allocated Value of the subject Property exceeds the cash received by Contributor as a result of exercised Preferential Purchase Rights under Section 3.13(b)(i);
(xiv)    increased by an amount equal to Three Hundred Forty Thousand Dollars ($340,000) per calendar month (adjusted pro rata for any partial calendar month) from the Execution Date to the Closing Date;
(xv)    decreased by the amount of Asset Taxes, Income Taxes and Other Taxes that are Contributor Taxes but are not paid by the Contributor Group as of the Closing Date, and increased by the amount of Asset Taxes, Income Taxes and Other Taxes that are not Contributor Taxes but are paid by the Contributor Group as of the Closing Date;
(xvi)    decreased by the Basis Hedging Portfolio Value Amount if the Basis Hedging Portfolio Value Amount as of the Closing Date is a liability of the Company Group to its counterparties, and increased by the Basis Hedging Portfolio Value Amount if the Basis Hedging Portfolio Value Amount as of the Closing Date is an asset of the Company Group; and

(xvii)    decreased by the amount of costs assessed by a counterparty to a Basis Hedging Transaction in order to transfer such Basis Hedging Transaction by novation to Acquiror pursuant to Section 6.20.
2.3    Withholding. Acquiror Parties shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Contributor such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax law or pursuant to any other applicable Law. Acquiror Parties shall use commercially reasonable efforts to provide Contributor with advance notice of intent to withhold any amount payable to Contributor. The Acquiror Parties shall reasonably cooperate with the applicable payee to reduce or eliminate any deductions and withholdings at Contributor’s sole cost and expense. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
2.4    Certain Ordinary-Course Costs and Revenues.
(a)    With respect to revenues earned or Property Costs incurred with respect to the Assets attributable to the time period prior to the Effective Date:
(i)    Contributor shall be entitled to all amounts earned from the sale, during the period up to but excluding the Effective Date, of Hydrocarbons produced from, or attributable to, the Assets, which amounts are received after Closing (net of any (A) royalties, overriding royalties, and other burdens payable out of production of Hydrocarbons or the proceeds thereof; (B) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(a)(ii); and (C) Property Costs that are deducted by the purchaser of production), and to all other income earned with respect to the Assets up to but excluding the Effective Date and received after Closing.
(ii)    Contributor shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred prior to the Effective Date.
(b)    With respect to revenues earned or Property Costs incurred with respect to the Assets from and after the Effective Date:
(i)    Acquiror Parties shall be entitled to all amounts earned from the sale, during the period from and after the Effective Date, of Hydrocarbons produced from, or attributable to, the Assets, which amounts are received after Closing (net of any (A) royalties, overriding royalties, and other burdens payable out of production of Hydrocarbons or the proceeds thereof; (B) gathering, processing, and transportation costs paid in connection with sales of Hydrocarbons that are not included as Property Costs under Section 2.4(b)(ii); and (C) Property Costs that are deducted by the purchaser of production), and to all other income earned with respect to the Assets from and after the Effective Date and received after Closing.
(ii)    Acquiror Parties shall be responsible for (and entitled to any refunds and indemnities with respect to) all Property Costs incurred from and after the Effective Date.

(c)    Without duplication of any adjustments made pursuant to Sections 2.2(b)(iii) and (iv), should the Company, any Acquiror Party or any Affiliate of the Acquiror Parties receive after Closing any proceeds or other income to which Contributor is entitled under Section 2.4(a), Acquiror Parties shall fully disclose, account for, and promptly remit the same to Contributor.
(d)    Without duplication of any adjustments made pursuant to Sections 2.2(b)(iii) and (iv), if the Company, any Acquiror Party, or any Affiliate of Acquiror Parties, pays after Closing any Property Costs for which Contributor is responsible under Section 2.4(a), Acquiror Parties shall be reimbursed by Contributor promptly after receipt of Acquiror Parties’ invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(e)    Without duplication of any adjustments made pursuant to Sections 2.2(b)(iii) and (iv), and except as otherwise set forth in the Transition Services Agreement, if the Contributor Group receives after Closing any proceeds or other income to which the Acquiror Parties are entitled under Section 2.4(b), Contributor shall fully disclose, account for, and promptly remit the same to Acquiror Parties.
(f)    Without duplication of any adjustments made pursuant to Sections 2.2(b)(iii) and (iv), and except as otherwise provided in the Transition Services Agreement, if the Contributor Group, pays after Closing any Property Costs for which Acquiror Parties are responsible under Section 2.4(a), Acquiror Parties shall reimburse Contributor promptly after receipt of Contributor’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.
(g)    All adjustments and payments made pursuant to this Article 2 shall be without duplication of any other amounts paid or received under this Agreement.
ARTICLE 3
CERTAIN TITLE AND ENVIRONMENTAL MATTERS
3.1    Company Group’s Title. Except as provided in Section 4.19 and without limitation of Acquiror’s rights under this Article 3 or under (or with respect to) Article 4, Article 6, or Article 11, the certificate to be delivered by Contributor at Closing pursuant to Section 8.2(c), and the Defect Escrow Agreement, Contributor makes no representation or warranty, express or implied, statutory or otherwise, with respect to title to any of the Assets or Properties of the Company Group, and the sole remedy for any Title Defect or any other title defect with respect to any of the Assets or Properties of the Company Group shall be set forth in Article 3, Article 11 and the Defect Escrow Agreement.
3.2    Definition of Defensible Title.
(a)    As used in this Agreement, the term “Defensible Title” means, with respect to the Leases and Wells, that title of the Company Group Members which as of the Title Defect Claim Date and as of the Closing Date, subject to the Permitted Encumbrances:
(i)    with respect to each well listed on Exhibit B (each, a “Well” and, collectively, “Wells”), entitles the applicable Company Group Member to not less than the Net

Revenue Interest set forth on Exhibit B for such Well throughout the productive life thereof, except (A) decreases in connection with those operations in which the applicable Company Group Member may elect, in compliance with the terms of this Agreement, after the Execution Date to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, after the Execution Date, of (1) pools or units and (2) allocations to horizontal laterals, (C) decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners elect after the Execution Date not to consent, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, and (E) as expressly stated on Exhibit B;
(ii)    with respect to each Well set forth on Exhibit B, obligates the applicable Company Group Member to bear a Working Interest for such Well that is not greater than the Working Interest set forth on Exhibit B for such Well without increase throughout the productive life of such Well, except (A) as expressly stated on Exhibit B, (B) increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law, (C) increases to the extent such increases result from co-owners electing under applicable operating agreements or forced pooling orders not to participate in an operation relating to such Well, and (D) increases that are accompanied by at least a proportionate increase in the applicable Company Group Member’s Net Revenue Interest for such Well;
(iii)    with respect to each Lease on Exhibit A, entitles the applicable Company Group Member to ownership of not less than the Net Acres set forth on Exhibit A for such Lease solely with respect to the Target Zones, subject only to any other decreases specifically identified on Exhibit A, and entitles the applicable Company Group Member to not less than the Net Revenue Interest set forth on Exhibit A for such Lease solely with respect to the Target Zones, subject only to any other decreases specifically identified on Exhibit A, in each case throughout the productive life of such Lease except for, in each case, (A) decreases in connection with those operations in which the applicable Company Group Member may elect, in compliance with the terms of this Agreement, after the Execution Date to be a non-consenting co-owner, (B) decreases resulting from the establishment or amendment, after the Execution Date, of (1) pools or units and (2) allocations to horizontal laterals, (C) decreases resulting from any reversion of interest to co-owners with respect to operations in which such co-owners elect after the Execution Date not to consent, (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, and (E) only to the extent as expressly stated on Exhibit A; and
(iv)    is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.
(b)    As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, or defect, including a discrepancy in Net Acres, Net Revenue Interest or Working Interest, that causes the applicable Company Group Member’s title to any Lease or Well described on Exhibit A or Exhibit B to be less than Defensible Title; provided, however, that the following shall not be considered “Title Defects” for purposes of this Agreement:

(i)    defects based on a gap in any chain of title in the county records prior to January 1, 1990, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet which documents shall be included in a Title Defect Notice;
(ii)    defects arising from any change in applicable Laws after the Execution Date;
(iii)    defects arising from prior expired Hydrocarbon leases that are not surrendered or released of record absent affirmative evidence of an adverse claim by another Person that such lease is in full force and effect and Contributor can provide reasonable cause or support of such expiration, including the passage of time;
(iv)    defects based solely on any Company Group Member’s change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique), so long as such change (or desired change) in the surface or bottom hole location, borehole or drainhole path, well or operational plan, or operational technique (including completion or stimulation technique) (A) does not deviate materially from the legal location of the well as determined by the Texas Railroad Commission and (B) does not result in any actual or potential claim of trespass;
(v)    production payments that have expired by their own terms absent affirmative evidence of an adverse claim by another Person that such production payment is in full force and effect;
(vi)    defects based solely on any Company Group Member’s failure to have a title opinion or title insurance policy on any Property; and
(vii)    mortgages or liens that are unenforceable under applicable statutes of limitations.
(c)    As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to (i) increase the Net Revenue Interest of the applicable Company Group Member in any Property above that shown for such Property on Exhibit A or Exhibit B, without causing a greater than proportionate increase in, with respect to any Property that is a Well, such Company Group Member’s Working Interest in such Property, (ii) increase the Net Acre ownership of the applicable Company Group Member in any Lease solely with respect to the Target Zones, above that shown for such Lease on Exhibit A without causing a decrease in such Company Group Member’s Net Revenue Interest below that shown for such Lease on Exhibit A, or (iii) decrease the Working Interest of the applicable Company Group Member in any Well below that shown for such Well on Exhibit B without causing a proportionate or greater than proportionate decrease in such Company Group Member’s Net Revenue Interest in such Well.

3.3    Definition of Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrances” means any or all of the following:
(a)    lessors’ royalties and any overriding royalties, reversionary interests, back-in interests, and other burdens to the extent that they do not, in the aggregate, reduce the Company Group Members’ Net Revenue Interest with respect to the Target Zone throughout the productive life of any Lease or the Net Acre ownership in any Property below that shown on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group Members’ Working Interest with respect to the Target Zone throughout the productive life of any Well above that shown on Exhibit B without a corresponding and proportionate increase in the Company Group Members’ Net Revenue Interest with respect to the Target Zone throughout the productive life of any such Well;
(b)    all unit agreements, pooling agreements, Leases, Contracts, and operating agreements, including provisions for penalties, suspensions, or forfeitures contained therein, to the extent that they do not, in the aggregate, reduce the Company Group Members’ Net Revenue Interest with respect to the Target Zone throughout the productive life of any Lease or Net Acre ownership in any Property below that shown on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group Members’ Working Interest with respect to the Target Zone throughout the productive life of any Well above that shown on Exhibit B without a corresponding and proportionate increase in the Company Group Members’ Net Revenue Interest with respect to the Target Zone throughout the productive life of any such Well;
(c)    consents, tag-along rights, drag-along rights to the extent and only to the extent (i) they are not applicable to or triggered by the Transactions and (ii) they are set forth on Schedule 3.3(c);
(d)    Preferential Purchase Rights to the extent and only to the extent they are set forth on Schedule 4.7 with respect to the Assets of the Company Group Members;
(e)    third-Person consent requirements and similar restrictions (i) that are not applicable to the Transactions contemplated by this Agreement, (ii) if unconditional waivers or consents for such consent requirements or similar restrictions are obtained from the appropriate Persons prior to the Closing Date, or (iii) to the extent relating to Excluded Assets;
(f)    liens for current period Taxes or assessments not yet due or delinquent, or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP;
(g)    materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent, or if delinquent, being contested reasonably and by appropriate actions, and for which adequate cash reserves are maintained for the payment thereof in accordance with GAAP;
(h)    all Laws and rights reserved to or vested in any Governmental Authority, including all rights to consent, by required notices to, filings with, or other actions by Governmental

Authorities that do not apply to the Transactions contemplated by this Agreement or, if they do apply, are customarily obtained subsequent to the closing of transactions that are similar to the Transactions contemplated by this Agreement if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such applicable Law are satisfied;
(i)    rights of reassignment arising upon final intention to abandon or release the Assets, or any of them, to the extent such rights exist as of the Execution Date;
(j)    easements, rights-of-way, covenants, servitudes, permits, surface leases and other rights to use the surface, and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, materially detract from the value of or materially impair the use, ownership, or operation of any Property;
(k)    zoning and planning ordinances and municipal regulations to the extent that they do not, individually or in the aggregate, materially detract from the value of or materially impair the use, ownership or operations of any Property;
(l)    any statutory liens created under the Laws of the State of Texas and any Encumbrances arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due and payable or, if due and payable, being contested in good faith in the ordinary course of business;
(m)    any Encumbrances affecting the Assets which are expressly waived, assumed, bonded, or paid by the Acquiror Parties on or prior to Closing or are discharged by or on behalf of Contributor or the Company Group Members at or prior to Closing;
(n)    Liens created under deeds of trust, mortgages, and similar instruments by the lessor or grantor under a Lease or other interest covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates an oil and gas lease, and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Title Defect Claim Date, initiated foreclosure or similar proceedings against the interest of lessor in such Lease, nor has Contributor received any written notice of default under any such mortgage, deed of trust, or similar instrument;
(o)    depth severances, reduction in the Target Zones or any other change in the Working Interest, the Net Revenue Interest or the Net Acre ownership of the Company Group in any Property with depth to the extent that they do not, individually or in the aggregate, reduce the Company Group’s Net Revenue Interest with respect to the Target Zone throughout the productive life of any Lease or Net Acre ownership in any Property below that shown on Exhibit A or Exhibit B, as applicable, for such Property or increase the Company Group’s Working Interest in any Well beyond that shown on Exhibit B without a corresponding and proportionate increase in the Company Group’s Net Revenue Interest with respect to the Target Zone throughout the productive life of any such Well;

(p)    any Encumbrances created by Law or reserved in the Leases for royalties, bonus or rental, or created to secure compliance with the terms of the Leases, provided that, in each such case, the Company Group is then in compliance with the terms of such Leases in all respects and the respective lessor has no cause or right to enforce or execute on such Encumbrances;
(q)    the terms and conditions of, and any rights of third Persons to back into any interest in the Assets to the extent such terms, conditions and rights are expressly shown as binding on the applicable Property on Exhibit A or Exhibit B;
(r)    any defect arising out of a lack of corporate or entity authorization, absent affirmative evidence of an actual claim of superior title from a third Person attributable to such matter;
(s)    any defect arising from a failure to recite marital status or arising out of omissions of successions of heirship or estate proceedings, absent affirmative evidence of an actual claim of superior title from a third Person attributable to such matter;
(t)    rights of a common owner of any interest in rights of way held by Contributor, to the extent that the same do not materially interfere with the use, ownership or operation of the Assets (as currently used, owned and/or operated);
(u)    lack of a survey of the surface of the Properties, unless a survey is required by Law;
(v)    all rights reserved to or vested in any Governmental Authorities to control or regulate any of the Properties in any manner or to assess Tax with respect to the Properties, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto; and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license or permit issued by any Governmental Authority;
(w)    failure to record Leases issued by any Governmental Authority (which, for the avoidance of doubt, includes any state agency or any successor agency thereto) in the real property, conveyance, or other records of the county in which such Leases are located, provided that the instruments evidencing the conveyance of such title to the Company Group Members from their immediate predecessor in title are recorded with the Governmental Authority that issued any such Lease and there is no assignment on file in the records of the real property, conveyance, or other records of the county in which such Leases are located, that contradicts or diminishes the title of the Company Group Members, as reflected by the instruments recorded in the county;
(x)    any matter that has been cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches, in each case, and which can be substantiated by the affirmative ruling of a court of competent jurisdiction;
(y)    rights of any (i) common owner of any interest in any fee mineral interest as tenants in common or through common ownership, (ii) owner or lessee of any oil and gas interests in formations, strata, horizons, or depths other than the depths and Target Zones described for the applicable Lease described on Exhibit A or (iii) common owner of any interest in surface rights currently held by the Company Group Members and such common owner as tenants in common or through common ownership to the extent that they do not, individually or in the aggregate, materially detract from the value of or materially impair the use, ownership or operations of any Property;
(z)    any other Encumbrances, burdens or irregularities which are (i) based solely on a lack of information in the Company Group Members’ files or of record, (ii) based solely on references to any document if a copy of such document is not in the Group Members’ files or of record, or (iii) based solely on the inability to locate an unrecorded instrument of which Acquiror has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), in each case of (i), (ii) and (iii), if there is no claim made under such document or unrecorded instrument within the past twenty (20) years prior to the Execution Date;
(aa)    (i) lack of a division order or an operating agreement covering any Property (including portions of a Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit) or (ii) failure to obtain waivers of maintenance of uniform interest or restriction on zone transfer with respect to assignments in the Company Group Members’ chain of title to the Property unless there is an outstanding and pending, unresolved claim from a third Person with respect to the failure to obtain such waiver to the extent that they do not, individually or in the aggregate, materially detract from the value of or materially impair the use, ownership or operations of any Property;
(bb)    any defect arising from (i) any Lease having no pooling provision, or an inadequate horizontal pooling provision, or (ii) the absence of any lease amendment or consent by any royalty interest or mineral interest holder authorizing the pooling of any Lease; and
(cc)    defects based on or arising solely out of the failure of the Company Group Members to enter into, be party to, or be bound by, pooling provisions, a pooling agreement, production sharing agreement or other similar agreement with respect to any horizontal Well that crosses more than one Lease or tract (i) to the extent such Well has been permitted by the Texas Railroad Commission or other applicable Governmental Authority or (ii) to the extent the allocation of Hydrocarbons produced from such Well among such Lease or tracts is based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that reasonably attributes to each such Lease or leasehold tract its share of such production.
3.4    Allocated Values. Exhibit A and Exhibit B set forth the agreed allocation of the Unadjusted Purchase Price among the Properties. The “Allocated Value” for any Property equals the portion of the Unadjusted Purchase Price that is allocated to such Property on Exhibit A and Exhibit B, as adjusted for Additional Properties acquired as provided in Section 6.11 and adjusted in accordance with Section 8.4. With respect to any Lease set forth on Exhibit A, the Allocated Value for such Lease shall further be allocated as set forth on Schedule 3.4.

3.5    Environmental Assessment; Environmental Defects.
(a)    From and after the date of this Agreement, Acquiror shall have the right to conduct, or cause a reputable environmental consulting or engineering firm (the “Environmental Consultant”), to conduct, an environmental review of Assets as provided in this Section 3.5 (the “Environmental Review”). Contributor shall have the right to have a representative of Contributor accompany the Acquiror during any such Environmental Review.
(b)    Except as expressly provided in this Section 3.5, Acquiror’s Environmental Review shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process ASTM E1527-13, or a similar visual evaluation of the Assets that does not involve the sampling of any environmental media or the operation of any equipment, and an environmental compliance review (each, a “Site Assessment”) and shall not include any sampling, boring, operation of Equipment, or other invasive activity (“Invasive Activity”) without the prior written consent of Contributor, which consent may be withheld in Contributor’s sole discretion, and that of any applicable third Person operator. In the event that Acquiror’s Site Assessment identifies actual or potential “recognized environmental conditions” with respect to any Assets which are operated or solely owned by a Company Group Member and Acquiror reasonably believes that sampling of environmental media is necessary to prove that an Environmental Defect exists or to establish the Environmental Defect Amount, then Acquiror may request in writing Contributor’s and or the Company Group Members’ permission to conduct a Phase II Environmental Assessment to further assess such conditions (each a “Phase II Request”). Each Phase II Request will state with reasonable specificity (i) the actual or potential “recognized environmental conditions” that require further investigation in order to prove that an Environmental Defect exists or to establish the Environmental Defect Amount and (ii) the proposed scope of the Phase II Environmental Assessment and Phase II Environmental Assessment plan, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities. Contributor may, in its sole discretion, approve or deny any Phase II Request, in whole or in part, and Acquiror shall not have the right to conduct any activities identified in such Phase II Request unless and until such time that Contributor has approved such Phase II Request in writing. If Contributor denies any Phase II Request in writing, either Party shall have the right to exclude any Property identified in such Phase II Request, and its directly associated Assets, from the Assets conveyed pursuant to this Agreement, in which case (i) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Assets, (ii) such Property shall be deemed to be deleted from Exhibit A and or Exhibit B, as applicable, attached hereto and added to Exhibit F attached hereto and (iii) such Property and its directly associated Assets shall constitute “Excluded Assets” for all purposes hereunder. If Contributor consents to any Phase II Request, all Invasive Activities performed by Acquiror or Acquiror’s representatives thereunder shall be subject to the Phase II Guidelines.
(c)    Contributor shall, and shall cause the Company Group, to use commercially reasonable efforts to obtain permission from the operator of each Property for Acquiror or the Environmental Consultant to conduct the Environmental Review. If obtained prior to Closing, Acquiror shall provide copies of any final environmental reports generated by the Environmental

Consultant to Contributor promptly after receipt thereby by Acquiror. Except (i) as may be necessary for, or permitted pursuant to, the exercise of the rights and fulfillment of the obligations of a Party under this Agreement, (ii) as may be required by applicable Laws, or (iii) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, Acquiror and Contributor and their respective Affiliates shall maintain, and shall cause their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors to maintain, all information, reports (whether interim, draft, final, or otherwise), data, work product, and other matters obtained or generated from or attributable to the Environmental Review (the “Environmental Information”) strictly confidential, and shall not disclose all or any portion of the Environmental Information to any third Person without the consent of Acquiror or Contributor, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including the Environmental Consultant), and other advisors with the immediately preceding sentence.
(d)    As used in this Agreement, the term “Environmental Defect” with respect to the Assets means any event, condition, matter, obligation or circumstance (in each case, whether or not disclosed to Acquirer prior to the date of this Agreement) with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments or any violation of any Environmental Laws that (i) presently requires restoration, remediation, or resolution under applicable Environmental Laws or pursuant to any Leases, Contracts or applicable Environmental Permit or (ii) if known by a Governmental Authority, would require restoration, remediation, or resolution under applicable Environmental Laws.
3.6    Notice of Title Defects, Environmental Defects and Title Benefits.
(a)    The Parties acknowledge and agree that all claims for or with respect to a Title Defect shall be limited to those claims asserted by Acquiror pursuant to that certain notice delivered to Contributor on September 28, 2018 (the “Title Defect Claim Date”), a copy of which is attached hereto as Schedule 3.6(a) (the “Title Defect Notice”).
SUBJECT TO THE RIGHTS OF ACQUIROR PURSUANT TO THIS ARTICLE 3 AND UNDER (OR WITH RESPECT TO) ARTICLE 4, ARTICLE 6, ARTICLE 11, UNDER THE CERTIFICATE TO BE DELIVERED BY CONTRIBUTOR AT CLOSING PURSUANT TO SECTION 8.2(c) AND THE DEFECT ESCROW AGREEMENT, ACQUIROR SHALL BE DEEMED TO HAVE WAIVED AND RELEASED ANY AND ALL TITLE DEFECTS AND ALL OTHER DEFICIENCIES OR DEFECTS IN THE COMPANY GROUP’S TITLE TO THE PROPERTIES WHICH ARE NOT ASSERTED IN THE TITLE DEFECT NOTICE.
(b)    The Parties acknowledge and agree that all claims for or with respect to a Title Benefit shall be limited to those claims asserted by Acquiror pursuant to those certain notices delivered to Contributor on or before October 8, 2018, copies of which are attached hereto as Schedule 3.6(b) (each, a “Title Benefit Notice”):

SUBJECT TO THE RIGHTS OF CONTRIBUTOR PURSUANT TO THIS ARTICLE 3, CONTRIBUTOR SHALL BE DEEMED TO HAVE WAIVED ALL TITLE BENEFITS OF WHICH ARE NOT ASSERTED IN A TITLE BENEFIT NOTICE.
(c)    To assert a claim for or with respect to an Environmental Defect, Acquiror must deliver a defect claim notice or notices to Contributor on or before 5:00 p.m. local time in Houston, Texas on December 1, 2018 in the case of Environmental Defects (the “Environmental Defect Claim Date”). Each such notice shall be in writing and shall include:
(i)    a description of the alleged Environmental Defect(s);
(ii)    the Property or Properties affected (each, an “Environmental Defect Property”);
(iii)    such supporting documentation as is reasonably available to Acquiror and is reasonably necessary for Contributor (as well as any attorney or examiner hired by Contributor) to verify the existence of the alleged Environmental Defect(s); and
(iv)    Acquiror’s good faith estimate of the Environmental Defect Amount for each alleged Environmental Defect and the computations and information upon which Acquiror’s estimate is based.
SUBJECT TO THE RIGHTS OF ACQUIROR PURSUANT TO THIS Article 3 AND UNDER (OR WITH RESPECT TO) Article 4, Article 6, Article 11, UNDER THE CERTIFICATE TO BE DELIVERED BY CONTRIBUTOR AT CLOSING PURSUANT TO SECTION 8.2(c) AND THE DEFECT ESCROW AGREEMENT, ACQUIROR SHALL BE DEEMED TO HAVE WAIVED AND RELEASED ANY AND ALL ENVIRONMENTAL DEFECTS WITH RESPECT TO THE PROPERTIES FOR WHICH CONTRIBUTOR HAS NOT RECEIVED, ON OR BEFORE THE ENVIRONMENTAL DEFECT CLAIM DATE, A VALID ENVIRONMENTAL DEFECT CLAIM NOTICE THAT SATISFIES ALL OF THE CONDITIONS AND REQUIREMENTS IN THIS SECTION 3.6(c).
(d)    Acquiror agrees to use reasonable good-faith efforts to provide Contributor with periodic (but in no event less frequently than before 5:00 p.m. local time in Houston, Texas on Friday of each week prior to the Environmental Defect Claim Date) updates concerning the progress of Acquiror’s environmental due diligence prior to the Environmental Defect Claim Date (including any potential Environmental Defects discovered by Acquiror), which updates shall be in writing and shall be preliminary in nature; provided, however, the failure to provide updates shall not affect the Acquiror’s ability to claim Environmental Defects.
3.7    Cure.
(a)    Contributor shall have the right, but not the obligation, to attempt, at Contributor’s sole cost, risk, and expense, to cure or remove, on or before one hundred and twenty (120) days after the Closing Date (the “Cure Date”), any alleged Title Defects or Environmental Defects of which Contributor has been advised by Acquiror pursuant to the Title Defect Notice or

Section 3.6(c) if Contributor provides written notice to Acquiror on or before the Closing Date of its intent to cure such alleged Title Defects or Environmental Defects. With respect to any Title Defect or Environmental Defect that Contributor has elected to cure pursuant to this Section 3.7(a), the Title Defect Amounts or Environmental Defect Amounts with respect to such Title Defects and Environmental Defects shall be addressed as provided in Section 3.8(e) for purposes of Closing and thereafter any adjustment required under Section 3.8(a) with respect thereto shall be made pursuant to Section 3.8(g) and Section 3.8(h). The election by Contributor to cure one or more such alleged Title Defects or Environmental Defects shall not affect the rights and obligations of the Parties under Section 3.10 with respect to dispute resolution. Contributor’s election to cure an alleged Title Defect or Environmental Defect shall not constitute a waiver of any of the rights of Contributor pursuant to this Article 3, including Contributor’s right to dispute the existence, nature, or value of such Title Defect or Environmental Defect.
(b)    With respect to any alleged Title Defect or Environmental Defect which Contributor has elected to cure pursuant to Section 3.7(a) above, subject to the determination by the Title Arbitrator or Environmental Arbitrator, as applicable, of the existence or Title Defect Amount or Environmental Defect Amount with respect to such a Title Defect or Environmental Defect, as applicable, to the extent any such Title Defect or Environmental Defect is cured by Contributor on or before the Cure Date, the amount of any previous deduction from the Unadjusted Purchase Price for such Title Defect or Environmental Defect shall be addressed as provided in Section 3.8(e)(ii) and Section 3.8(h).
(c)    Any dispute relating to whether and to what extent a Title Defect or Environmental Defect has been cured shall be resolved as set forth in Section 3.11, except that any such matter shall be submitted to the Title Arbitrator or Environmental Arbitrator, as applicable, on or before ten (10) Business Days after the Cure Date; provided, however, that any prior or concurrent determination by a Title Arbitrator or Environmental Arbitrator with respect to Title Defects or Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Contributor has elected to cure pursuant to this Section 3.7 shall be binding on the Parties with respect to such Title Defect or Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).
3.8    Adjustment for Title Defects, Title Benefits and Environmental Defects.
(a)    Without limitation of the Parties’ rights to exclude Assets as set forth in Section 3.5(b) or Section 3.9(c)(v), with respect to each Property affected by Title Defects or Environmental Defects reported under the Title Defect Notice or Section 3.6(c), the Unadjusted Purchase Price shall be reduced by (i) in the case of a Title Defect, an amount (the “Title Defect Amount”) equal to the reduction in the Allocated Value for the Properties affected thereby caused by such Title Defect, as determined pursuant to Section 3.9(a), and (ii) in the case of an Environmental Defect, an amount (the “Environmental Defect Amount”) determined pursuant to Section 3.9(c).
(b)    With respect to each Property affected by Title Benefits reported under Section 3.6(b), the amount by which the Unadjusted Purchase Price shall be reduced on account of

Title Defects shall be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Property caused by such Title Benefit, as determined pursuant to Section 3.9(b).
(c)    Contributor and Acquiror shall attempt to agree in writing upon all the existence of any Title Defects, Title Benefits or Environmental Defects reported pursuant to the Title Defect Notice, Section 3.6(b) or Section 3.6(c) above, as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts on or before the Closing Date. If Contributor and Acquiror are unable to agree in writing by the Closing Date, then, subject to Section 3.7, the Title Defects, Title Benefits and Environmental Defects reported pursuant to the Title Defect Notice, Section 3.6(b) and Section 3.6(c), as applicable, and any corresponding Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts which are then in dispute (each a “Disputed Matter”) shall be exclusively and finally resolved by arbitration pursuant to Section 3.11.
(d)    At Closing, the Unadjusted Purchase Price shall be adjusted by reducing the Cash Purchase Price (i) in accordance with Section 3.8(a) with respect to any Title Defects or Environmental Defects which (A) Contributor has not elected to cure pursuant to Section 3.7(a) and (B) which are not Disputed Matters and (ii) in accordance with Section 3.8(b) with respect to any Title Benefits which are not Disputed Matters.
(e)    At Closing:
(i)    the Cash Closing Payment shall be reduced by an amount equal to seventy-five percent (75%) of the Net Defect Amount (the “Defect Escrow Amount”). At the Closing, Acquiror shall deposit the Defect Escrow Amount into an escrow account established with the Escrow Agent (the “Defect Escrow Account”), unless otherwise agreed by the Parties. The Acquiror and Contributor shall agree on a mutually acceptable form of escrow agreement which shall govern the Defect Escrow Account (the “Defect Escrow Agreement”) with the Escrow Agent, which shall contain terms and provisions consistent with this Section 3.8. The Defect Escrow Amount shall be held and disbursed in accordance with the terms of this Article 3 and the Defect Escrow Agreement pending the curing or resolution of the applicable Title Defects, Environmental Defects or Title Benefits; and
(ii)    the Unadjusted Purchase Price shall be reduced by an amount equal to twenty-five percent (25%) of the Net Defect Amount (the “Defect Holdback Amount”).
(f)    As used herein, “Final Defect Amount” means an amount equal to, after giving effect to the limitations provided in Section 3.9, (i) the sum of the Title Defect Amounts associated with (A) those Title Defects which Contributor elected to cure pursuant to Section 3.7(a) which are not Disputed Matters and which are not fully cured as provided in Section 3.7 (provided, however, if curative efforts by Contributor mitigated an uncured Title Defect, the Title Defect Amount associated with such Title Defect shall be adjusted pursuant to Section 3.9(a) to take into account such curative efforts) and (B) any Disputed Title Matters determined in favor of Acquiror by the applicable Title Arbitrator under Section 3.11, less (ii) any offsetting Title Benefits which are Disputed Title Matters and are determined in favor of Contributor by the Title Arbitrator under

Section 3.11 plus (iii) the sum of the Environmental Defect Amounts associated with (A) those Environmental Defects which Contributor elected to cure pursuant to Section 3.7(a) which are not Disputed Matters and which are not fully cured as provided in Section 3.7 (provided, however, if curative efforts by Contributor mitigated an uncured Environmental Defect, the Environmental Defect Amount associated with such Environmental Defect shall be adjusted pursuant to Section 3.9(c) to take into account such curative efforts) and (B) any Disputed Environmental Matters, determined in favor of Acquiror by the applicable Environmental Arbitrator under Section 3.11.
(g)    If the Final Defect Amount is less than or equal to the Defect Holdback Amount (including if the Final Defect Amount is zero), then within ten (10) Business Days after the latter of the Cure Date or the determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.11(a) or Section 3.11(b), as applicable, (i) the Parties shall execute joint written instructions to the Escrow Agent instructing it to deliver to Contributor the entire Defect Escrow Amount and (ii) Acquiror shall pay to Contributor a cash amount equal to (A) the Defect Holdback Amount minus (B) the Final Defect Amount. The remainder of the Defect Holdback Amount (if any) shall be retained by Acquiror. The Parties shall treat for Tax purposes, any amounts paid pursuant to this Section 3.8(g) as an adjustment to the Unadjusted Purchase Price.
(h)    If the Final Defect Amount is greater than the Defect Holdback Amount, then within ten (10) Business Days after the latter of the Cure Date or the determination of all Disputed Matters submitted to a Title Arbitrator or Environmental Arbitrator pursuant to Section 3.11(a) or Section 3.11(b), as applicable, the Parties shall execute joint written instructions to the Escrow Agent instructing it to (i) deliver to Acquiror an amount equal to (A) the Final Defect Amount minus (B) the Defect Holdback Amount and (ii) to deliver to Contributor the remainder of the Defect Escrow Amount. The entirety of the Defect Holdback Amount shall be retained by Acquiror. The Parties shall treat for Tax purposes, any amounts paid pursuant to this Section 3.8(h) as an adjustment to the Unadjusted Purchase Price.
3.9    Calculation of Title Defect Amounts, Title Benefit Amounts and Environmental Defect Amounts.
(a)    The Title Defect Amount resulting from a Title Defect shall be determined as follows:
(i)    if Acquiror and Contributor agree in writing upon the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is a lien, encumbrance or other charge which secures the payment of an undisputed liquidated amount, then the Title Defect Amount shall be the amount necessary to be paid to unconditionally remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect solely represents a discrepancy between (A) the Net Revenue Interest of the Company Group for any Well that is a Title Defect Property and (B) the Net Revenue Interest stated therefor on Exhibit B, and there is no discrepancy with respect to the Company Group’s Working Interest in such Well and the Working Interest stated therefor on Exhibit B, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the absolute amount of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit B for such Title Defect Property; provided, however, if the Title Defect does not affect a Title Defect Property throughout its entire productive life, the Title Defect Amount determined under this Section 3.9(a)(iii) shall be reduced to take into account the applicable time period only;
(iv)    if the Title Defect solely represents a discrepancy between (A) the Net Acres of the Company Group for any Title Defect Property in any of the Target Zones, and (B) the Net Acres stated therefor on Exhibit A, and there is no discrepancy with respect to the Company Group’s Net Revenue Interest in such Title Defect Property and the Net Revenue Interest stated therefor on Exhibit A, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property with respect to the applicable Target Zone, multiplied by a fraction, the numerator of which is the absolute value of the Net Acre decrease and the denominator of which is the Net Acres stated on Exhibit A for such Title Defect Property;
(v)    if the Title Defect is not of the type described in clauses (i) through (iv) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed on such Title Defect by Contributor and Acquiror and such other reasonable factors as are necessary to make a proper evaluation;
(vi)    if the Title Defect results from Net Acres and Net Revenue Interests of the Company Group stated on Exhibit A not covering or including all Target Zones set forth on Exhibit A, the Allocated Value attributable to such Defect Title Property shall be reduced for each unincluded Target Zone (or portion thereof) as set forth on Schedule 3.4;
(vii)    if a Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
(viii)    the Title Defect Amount with respect to each Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(ix)    notwithstanding anything to the contrary in this Agreement:
(A)    an individual claim for a Title Defect asserted under the Title Defect Notice shall only generate an adjustment to the Unadjusted Purchase Price under this Article 3 if the Title Defect Amount with respect to each Title Defect Property affected thereby individually exceeds One Hundred Thousand Dollars ($100,000) and then to the full extent;
(B)    except for Title Defects of the type noted in Section 3.9(a)(ii), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Property shall not exceed the Allocated Value of such Property; and

(C)    there shall be no adjustment to the Unadjusted Purchase Price for Title Defects unless and until the aggregate of (w) all Title Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(ix)(A), less (x) all Title Benefit Amounts that would generate an offset to Title Defect Amounts pursuant to Section 3.9(b)(vi), plus (y) all Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(c)(iv)(A), exceeds two percent (2.0%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2.0%) of the Unadjusted Purchase Price.
(b)    The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:
(i)    if Acquiror and Contributor agree in writing upon the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit solely results from (A) the Net Acres of the Company Group for any Title Benefit Property in in any of the Target Zones, throughout the productive life of the affected Lease being greater than (B) the Net Acres stated therefor on Exhibit A, and there is no discrepancy with respect to the Company Group’s Net Revenue Interest in such Title Benefit Property and the Net Revenue Interest stated therefor on Exhibit A, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property with respect to the applicable Target Zone, multiplied by a fraction, the numerator of which is the amount of the Net Acres increase and the denominator of which is the Net Acres stated on Exhibit A for such Title Benefit Property;
(iii)    if the Title Benefit solely results from (A) the Net Revenue Interest of the Company Group for any Well that is a Title Benefit Property being greater than (B) the Net Revenue Interest stated therefor on Exhibit B throughout the duration of the productive life of the affected Well, and there is no discrepancy with respect to the Company Group’s Working Interest in such Well and the Working Interest stated therefor on Exhibit B, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount of such Net Revenue Interest increase and the denominator of which is the Net Revenue Interest stated on Exhibit B for such Title Benefit Property; and
(iv)    if the Title Benefit is not of the type described in clauses (i) through (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit Property by Acquiror and Contributor and such other reasonable factors as are necessary to make a proper evaluation;
(v)    the Title Benefit Amount with respect to a Title Benefit shall be determined without duplication of any costs or losses included in another Title Benefit Amount or adjustment to the Unadjusted Purchase Price; and

(vi)    notwithstanding anything to the contrary in this Article 3, an individual claim for a Title Benefit shall only generate an offset to the amount by which the Unadjusted Purchase Price shall be reduced on account of Title Defects pursuant to Section 3.8(b) if the Title Benefit Amount with respect to each Title Benefit Property affected thereby individually exceeds One Hundred Thousand Dollars ($100,000) and then to the full extent.
(c)    The Environmental Defect Amount resulting from an Environmental Defect shall be determined as follows:
(i)    if Acquiror and Contributor agree on the Environmental Defect Amount, that amount shall be the Environmental Defect Amount;
(ii)    the Environmental Defect Amount shall include the amount required to Remediate the Environmental Defect or otherwise bring the affected Asset into compliance with Environmental Laws in the most cost-effective manner reasonably available;
(iii)    the Environmental Defect Amount with respect to an Environmental Defect shall be determined on an individual Asset-by-Asset basis without duplication of any costs or losses included in another Environmental Defect Amount or adjustment to the Unadjusted Purchase Price; and
(iv)    notwithstanding anything to the contrary in this Article 3:
(A)    an individual claim for an Environmental Defect shall only generate an adjustment to the Unadjusted Purchase Price if the Environmental Defect Amount with respect to each Environmental Defect Property affected thereby individually exceeds One Hundred Thousand Dollars ($100,000) and then to the full extent;
(B)    there shall be no adjustment to the Unadjusted Purchase Price for Environmental Defects unless and until the aggregate of (w) all Title Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(a)(ix)(A), less (x) all Title Benefit Amounts that would generate an offset to Title Defect Amounts pursuant to Section 3.9(b)(vi), plus (y) all Environmental Defect Amounts which would generate an adjustment to the Unadjusted Purchase Price pursuant to Section 3.9(c)(iv)(A), exceeds two percent (2.0%) of the Unadjusted Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2.0%) of the Unadjusted Purchase Price; and
(v)    if the Environmental Defect Amount with respect to any Environmental Defect exceeds fifty percent (50%) of the Allocated Value of the Asset affected thereby, either Party may, by written notice to the other Parties prior to Closing, cause the affected Asset to be excluded from this Agreement, in which case, such Asset shall become an Excluded Asset and shall be deemed to be listed on Exhibit F and prior to Closing, Contributor shall have the obligation to cause the Company Group to assign to Contributor or its designees all of the Company Group’s right, title and interest in and to, as well as all of Company Group’s responsibility and obligations for, such Asset which are excluded pursuant to this Section 3.9(c)(v), and at Closing the Unadjusted Purchase Price shall be decreased by the Allocated Value of all Properties excluded pursuant to this Section 3.9(c)(v).
3.10    Casualty Loss    .
(a)    Prior to Closing, if any portion of an Asset is destroyed by fire, explosion or other casualty or if a portion of an Asset is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), and the Net Casualty Loss exceeds Five Hundred Thousand Dollars ($500,000.00), at the option of Acquiror (a) such Asset shall be excluded from this Agreement and the Unadjusted Purchase Price shall be reduced by the Allocated Value of the Asset, or if there is no Allocated Value, the fair market value and such Asset shall thereafter be treated as an Excluded Asset or (b) the Unadjusted Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility), which amount shall not exceed the Allocated Value of the Asset (this adjustment to the Unadjusted Purchase Price, whether from excluding the Asset or agreement upon an appropriated adjustment, is herein called the “Net Casualty Loss”) and Contributor shall retain all insurance proceeds and all claims against third parties with respect to the Casualty Loss. Contributor, upon consent of Acquiror, may elect to cure such Casualty Loss to the reasonable satisfaction of Acquiror. If Contributor elects to cure such Casualty Loss, Contributor may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such real property is acceptable to Acquiror in its sole discretion. If Contributor elects to cure the Casualty Loss and does in fact cure the Casualty Loss to the reasonable satisfaction of Acquiror, the affected Asset shall be included in the Assets and transferred to Acquiror at the Closing with no adjustment to the Unadjusted Purchase Price. Nothing in this Section 3.10 abrogates Contributor’s obligations or Acquiror’s rights under Article 8 or Section 7.2.
(b)    Prior to Closing, if any portion of an Asset is affected by a Casualty Loss, and the Net Casualty Loss is equal to or less than Five Hundred Thousand Dollars ($500,000.00), then Acquiror shall nevertheless be required to close. In such event, Contributor, at the Closing, shall pay to Acquiror all sums paid to Contributor by non-Affiliate third Persons by reason of such Casualty Loss insofar as with respect to the Assets. Contributor shall also assign, transfer and set over to Acquiror or subrogate Acquiror to all of Contributor’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against non-Affiliate third Persons (excluding any Damages, other than insurance claims, of or against any member of the Contributor Group) arising out of such Casualty Loss insofar as with respect to the Assets. Contributor shall reserve and retain (and Acquiror shall assign to Contributor) all rights, title, interests and claims against third Persons who are not Affiliates of Contributor for the recovery of Contributor’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against such third Persons with respect to any such Casualty Loss.
3.11    Dispute Resolution.
(a)    Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts (“Disputed Title Matters”), on or before a date that is ten (10) Business Days following the Closing Date, Contributor shall submit all remaining Disputed Title Matters to a title attorney with at least ten

(10) years’ experience in oil and gas titles in the state of Texas, as selected by mutual written agreement of Acquiror and Contributor (the “Title Arbitrator”). If Acquiror and Contributor have not agreed upon a Person to serve as Title Arbitrator during such ten (10) Business Day period, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Title Arbitrator. The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute (other than the payment of its fees as provided in this Agreement). If Contributor has not submitted such Disputed Title Matters to the Title Arbitrator or the Houston, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above (or, with respect to Disputed Title Matters concerning Title Defects Contributor has elected to cure pursuant to Section 3.7(a), the date set forth in Section 3.7(c)), Contributor shall be deemed to have waived its dispute of such Disputed Title Matters.
(b)    Except as provided in Section 3.7(c), with respect to any Disputed Matter concerning Environmental Defects and Environmental Defect Amounts (“Disputed Environmental Matters”), on or before a date that is ten (10) Business Days following the Closing Date, Contributor shall submit all remaining Disputed Environmental Matters to a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the state of Texas, as selected by mutual agreement of Acquiror and Contributor (the “Environmental Arbitrator”). If Acquiror and Contributor have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Environmental Arbitrator. The Environmental Arbitrator shall not have worked as an employee, consultant, or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute (other than the payment of its fees as provided in this Agreement). If Contributor has not submitted such Disputed Environmental Matters to the Environmental Arbitrator or the Houston, Texas office of the American Arbitration Association, as applicable, within the relevant time period set forth above (or, with respect to Disputed Environmental Matters concerning Environmental Defects Contributor has elected to attempt to cure pursuant to Section 3.7(a), the date set forth in Section 3.7(c)), Contributor shall be deemed to have waived its dispute of such Disputed Environmental Matters.
(c)    The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.11. The Title Arbitrator’s or Environmental Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator or Environmental Arbitrator, as applicable, shall be bound by the provisions of this Article 3 and may consider such other matters as in the opinion of the Title Arbitrator or Environmental Arbitrator, as applicable are necessary or helpful to make a proper determination. The Title Arbitrator and Environmental Arbitrator may consult with and engage disinterested third Persons to advise the arbitrator, including petroleum engineers. The Title Arbitrator or Environmental Arbitrator, as applicable, is only authorized to rule in favor of Contributor or Acquiror with respect to each Disputed Matter. The Title Arbitrator or Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Matter, as applicable, submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter. Contributor and Acquiror shall each bear their own legal fees and other costs of presenting their respective cases. Acquiror and Contributor shall each bear one-half of the costs and expenses of the Title Arbitrator and Environmental Arbitrator.
3.12    Notice to Holders of Consents and Preferential Purchase Rights. Within three (3) Business Days after the Execution Date, Contributor shall prepare and send (a) notices to the holders of any consents to assignment that are set forth on Schedule 4.7 requesting consents to the transactions contemplated by this Agreement and (b) notices to the holders of any preferential purchase rights, rights of first offer, rights of first refusal or similar rights applicable to any of the Assets that are required in connection with the transactions contemplated by this Agreement (each, a “Preferential Purchase Right”) that are set forth on Schedule 4.7 in compliance with the terms of such rights and requesting waivers of such rights. Acquiror shall use commercially reasonable efforts to cooperate with Contributor in seeking to obtain such consents, approvals, permissions, and waivers. Contributor shall not be obligated to make any payments or incur any liabilities in connection with obtaining such consents or such waivers.
3.13    Preferential Purchase Rights.
(a)    Any Preferential Purchase Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 8 on the dates certain set forth herein. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Purchase Right notices shall be the Allocated Value for such Asset, adjusted as set forth in this Agreement.
(b)    If any Preferential Purchase Right to purchase any Asset is validly exercised, whether validly or otherwise, prior to Closing, (i) Contributor shall have the right to cause the Company Group to convey such Asset to the exercising party prior to or simultaneously with the Closing on the terms and provisions set out in the applicable Preferential Purchase Right provision and there shall be an adjustment to the Unadjusted Purchase Price on account thereof for the consideration received or to be received by Contributor and the Unadjusted Purchase Price shall be further adjusted if the purchase price received for such Asset is less than the Allocated Value for the Asset as provided in Section 3.4 and (ii) if such Asset is not conveyed prior to or simultaneously with the Closing through no fault or lack of timely performance by the Contributor or Company Group, Acquiror shall cause the Company Group to convey such Asset to the exercising party after the Closing on the terms and provisions set out in the applicable Preferential Purchase Right provision and shall be entitled to the consideration paid by such holder; provided that in addition, if the Asset is transferred pursuant to the Preferential Purchase Right after Closing because of the Contributor’s or Company Group’s fault or lack of timely performance, Acquiror shall be entitled to receive from the Contributor notwithstanding anything in Article 11 to the contrary, the amount by which the Allocated Value for such Asset exceeds the purchase price received by the Acquiror; provided, further, the Contributor shall reimburse the Acquiror for any Income Tax, Transfer Tax and/or Asset Tax incurred as a result of the conveyance.

(c)    Should a third Person fail to exercise or waive its Preferential Purchase Right to purchase as to any portion of the Assets prior to Closing, and the time for exercise or waiver has not yet expired by Closing or the validity of the exercise is being contested by Contributor or Acquiror, then there shall be no adjustment to the Unadjusted Purchase Price on account thereof and, if Closing occurs, Acquiror shall then cause the Company Group to comply with the terms and provisions set out in the applicable Preferential Purchase Right provision and shall be entitled to the consideration paid by such holder.
3.14    Limitations on Applicability. Subject to the rights of Acquiror pursuant to this Article 3 and under (or with respect to) Article 4, Article 6, Article 11, under the certificate to be delivered by Contributor at Closing pursuant to Section 8.2(c), and pursuant to the Defect Escrow Agreement, Acquiror’s rights with respect to Title Defects shall terminate as of the Title Defect Claim Date and with respect to Environmental Defects shall terminate as of the Environmental Defect Claim Date and shall have no further force and effect thereafter; provided there shall be no termination of Acquiror’s or Contributor’s rights under Section 3.8 with respect to any Title Defect, Environmental Defect or Title Benefit claim properly reported on or before the Title Defect Claim Date or Environmental Defect Claim Date, as applicable.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR
Subject to the provisions of Sections 4.30 and 11.3, Contributor represents and warrants to the Acquiror Parties the matters set out in Sections 4.1 through 4.29.
4.1    Contributor; No Conflicts.
(a)    Contributor is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Sabalo Energy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Contributor is qualified to conduct business in each state in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to so qualify or be in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.
(b)    Contributor has the power and authority to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is party and to consummate the Transactions contemplated by this Agreement and such other Transaction Agreements.
(c)    The execution, delivery and performance of this Agreement (and each other Transaction Agreement to which Contributor is a party), and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Contributor. No vote or consent of the holders of any Interests in Contributor that has not been affirmatively taken or obtained is required under the limited liability company agreement of Contributor or the Delaware LLC Act for the execution, delivery or performance by Contributor of this Agreement or the consummation of the Transactions contemplated hereby, and the holders of the Interests of the Contributor have agreed to not withdraw their approval of the Transactions and this Agreement. The Board of Managers of Contributor, in accordance with its limited liability company agreement and the Delaware LLC Act, has approved the Transactions and this Agreement. This Agreement has been duly executed and delivered by Contributor and constitutes, and each other agreement, instrument or document executed or to be executed by Contributor in connection with the Transactions has been, or when executed will be, duly executed and delivered by Contributor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Contributor enforceable against Contributor in accordance with its respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
(d)    The execution, delivery and performance of this Agreement by Contributor, and the consummation of the Transactions contemplated by this Agreement, do not and will not (%4) violate any provision of the Organizational Documents of any Contributor Group Member or any Company Group Member, (%4) result in a breach of or default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any note, bond, mortgage, indenture, or other financing instrument or any Contract or other contract or agreement to which any Contributor Group Member or any Company Group Member is a party or by which any of them is bound or to which any of their assets or properties is subject, (%4)  violate any judgment, order, ruling, or decree applicable to any Contributor Group Member or any Company Group Member as a party in interest, or (%4)  violate any Laws applicable to any Contributor Group Member or any Company Group Member, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not prevent, materially delay or materially impair the ability of the parties to consummation the Transactions.
(e)    There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Contributor, threatened against Contributor or any Affiliate (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group) thereof (whether by Contributor or a third Person). Contributor is not entering into this Agreement with actual intent to hinder, delay, or defraud any creditor. Immediately prior to, and immediately subsequent to, the Closing, (i) Contributor will not have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (ii) the amount of cash available to Contributor after taking into account all other anticipated uses of funds will be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (iii) Contributor will have sufficient capital with which to conduct its business.
(f)    Each of Contributor and Sabalo Energy is the record and beneficial owner of, and have good and valid title to, the Company Group Interests set forth opposite such entity’s name on Schedule 4.1 (which constitute all of the issued and outstanding Interests in the Company

Group), free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Organizational Documents of the Company Group. At the Closing, the delivery by Contributor to Acquiror of the Assignment Agreement will vest Acquiror with good and valid title to all of the Company Group Interests free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities Laws or the Organizational Documents of the Company Group and Encumbrances arising exclusively by, through or under Acquiror or its Affiliates.
4.2    Litigation. Except as set forth on Schedule 4.2: (a) there are no actions, suits, demands, investigations, administrative proceedings, or other proceedings pending before any Governmental Authority or arbitrator against any Contributor Group Member or any Company Group Member or, to Contributor’s knowledge, any applicable third Person operator with respect to the Assets, and (b) there are no actions, suits or proceedings pending before any Governmental Authority or arbitrator against any Contributor Group Member or any Company Group Member that would be reasonably expected to prevent, impair or delay materially Contributor’s ability to perform its obligations under this Agreement and the other Transaction Agreements.
4.3    Taxes. Except as set forth on Schedule 4.3:
(a)    All Tax Returns required to be filed by the Company Group have been duly and timely filed and such Tax Returns are true, correct and complete in all material respects;
(b)    All material Taxes due and payable by the Company Group have been paid in full;
(c)    All material withholding Tax requirements imposed on the Company Group have been satisfied in full;
(d)    The Company Group does not have in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency;
(e)    No extension of time within which to file any Tax Return by the Company Group is currently in effect;
(f)    There are no Encumbrances on the Company Interests or any of the Assets currently existing, pending or, to the knowledge of Contributor, threatened related to any material Tax that is unpaid (other than for Taxes that are not yet due and payable);
(g)    There are no pending or active audits, legal proceedings, adjustments or deficiencies proposed in writing by any Tax authority in connection with any Tax Return of the Company Group or, to the knowledge of Contributor, threatened audits, legal proceedings, proposed adjustments or proposed deficiencies or other claims for unpaid Taxes, of the Company Group;
(h)    None of the Assets of the Company Group is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(1)(C) of the Code or properly described in Section 168(g)(1)(D) of the Code;
(i)    Other than Assets subject to the Company LLC Agreement, no Asset is subject to a Tax partnership agreement or is otherwise held in an arrangement requiring a partnership income Tax Return to be filed under applicable Law (a “Tax Partnership”);
(j)    No Company Group Member has been subject to any claim made by any Governmental Authority in a jurisdiction where such Company Group Member does not file a Tax Return to the effect that such Company Group Member may be subject to Tax in that jurisdiction;
(k)    The Company has been classified since the date of its formation as an entity disregarded as separate from its owner or as a partnership for U.S. federal Income Tax purposes. Since November 5, 2015, the Company has been classified as a partnership for U.S. federal Income Tax purposes; and
(l)    Sabalo Energy has been classified as a C-corporation for U.S. federal Income Tax purposes since the date of its formation.
The term “material” for purposes of this Section 4.3 means Taxes in a combined amount in excess of One Hundred Thousand Dollars ($100,000.00). Notwithstanding any other provision of this Agreement to the contrary, except to the extent that Taxes or the Code or Treasury Regulations are explicitly referenced elsewhere, this Section 4.3 contains the sole and exclusive representations and warranties of Contributor with respect to Tax matters and Sections 4.3(a) though (g) and (j), may be relied upon solely for Pre-Closing Tax Periods (in the case of Income Taxes) and Pre-Effective Date Periods (in the case of all Asset Taxes and Other Taxes).
4.4    Compliance with Laws. Except with respect to Environmental Laws and Tax matters, and except as disclosed on Schedule 4.4, (a) the Company Group and the ownership and operation of the Assets are, and during the past two (2) years have been, in material compliance with, and are not in material default under or in material violation of, any applicable Law, and (b) all necessary permits, licenses, approvals, consents, certificates, and other authorizations material to the ownership and operation of the business of the Company Group and the Assets have been obtained and maintained in full force and effect; provided, however, that, with respect to Assets that are operated by a Person other than Contributor or the Company Group, the representations and warranties set forth in the preceding clauses (a) and (b) are limited to the knowledge of Contributor. Except as disclosed on Schedule 4.4, the Company Group has not received nor, to Contributor’s knowledge, has any applicable third Person operator of the Assets received, any written notice since December 31, 2015 of a violation of or a default by such Person with respect to any Law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to the Company Group or the Assets.
4.5    Contracts. Schedule 4.5 lists all Material Contracts as of the Execution Date. Neither the Company Group, nor, to the knowledge of Contributor, any other Person, is in default under such Material Contract, or, with the passage of time, the giving of notice, or both, would be in breach or default under any such Material Contract, except as disclosed on Schedule 4.5. Except as disclosed on Schedule 4.5, (a) each Material Contract is in full force and effect with respect to the applicable Company Group Member and, to Contributor’s Knowledge, is in full force and effect with respect to each Person not Affiliated with the Contributor that is party thereto, and (b) no written notice of default or breach has been received or delivered by the Company Group under any such Material Contract, the resolution of which is outstanding as of the date hereof, and there are no current notices received by any Contributor Group Member or the Company Group of the exercise of any premature termination, price redetermination, market-out, or curtailment of any such Material Contract. Prior to the date of this Agreement, Contributor has made available to Acquiror (or its representatives) true and complete copies of each such Material Contract and all amendments or modifications thereto.
4.6    Payments for Production; Imbalances. Except as set forth on Schedule 4.6, the Company Group is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment (other than royalties, overriding royalties, similar arrangements established in the Leases), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Company Group’s interest in the Properties at some future time without receiving payment therefor at or after the time of delivery. Schedule 4.6 lists all production, transportation, plant, or other imbalances with respect to production from the Properties. No imbalance constitutes all of the Company Group’s (or its Affiliate’s) share of ultimately recoverable reserves in any balancing area pursuant to any gas balancing agreement with respect to the Assets.
4.7    Consents, Preferential Purchase Rights, Tag-Along Rights and Drag-Along Rights. Except as set forth on Schedule 4.7, and subject to compliance with the HSR Act, there are no Preferential Purchase Rights to purchase, lessor or third party consent requirements, tag-along rights, or drag-along rights which may be applicable to the Transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain specifically enumerated conditions set forth in such applicable Law are satisfied).
4.8    Liability for Brokers’ Fees. The Acquiror Parties will not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Contributor or the Company Group prior to Closing for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.
4.9    Wells and Equipment. Except as set forth on Schedule 4.9:
(a)    all Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Leases, Contracts, and pooling or unit agreements (or, with respect to non-producing or undrilled formations and locations, are contemplated to be so drilled and completed or may be so drilled and completed if the Company Group or the applicable operator obtains amendments, exceptions, or other variances with respect to commingling, field spacing or density Laws which the Company Group and the applicable operator, in good faith expects to obtain);

(b)    no Well is subject to penalties on allowables on or after the Effective Date because of any overproduction or any other violation of Laws; and there are no Wells located on the Assets that (i) the Company Group is currently obligated by any Laws or Contract to currently plug, dismantle or abandon; or (ii) have been plugged, dismantled, or abandoned in a manner that does not comply in all material respects with Laws;
(c)    all currently producing Wells and equipment used or held for use in connection with the operation of the Properties (the “Equipment”) are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and, without limiting the foregoing, do not contain junk, fish, or other obstructions which could reasonably be expected to materially interfere with drilling, completion; and recompletion, stimulation, or other operations on, with respect to, or affecting the Properties, and the Company Group (or the applicable operator) has all material easements, rights of way, licenses, and authorizations from Governmental Authorities necessary to access, construct, operate, maintain, and repair the Equipment in the ordinary course of business as currently conducted and in compliance in all material respects with all applicable Laws; and
(d)    the Company Group, or an applicable operator, has title to the Equipment free and clear of liens, encumbrances, obligations, and defects, other than Permitted Encumbrances;
provided, however, that, with respect to Assets that are operated by a Person other than a Contributor Group Member or the Company Group, the representations and warranties set forth in the preceding clauses (a), (b), (c) and (d) are limited to the knowledge of Contributor.
4.10    Non-Consent Operations. Except as set forth on Schedule 4.10, the Company Group has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of the Company Group’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. Schedule 4.10 contains a complete and accurate list of the status of any payout balances for each Property which is subject to a reversion or other adjustment at any level of cost recovery or Hydrocarbon production from or attributable to such Property, as of the dates shown on such schedule with respect to each Property.
4.11    Outstanding Capital Commitments. As of the date of this Agreement, there are no outstanding authorizations for expenditure which are binding on the Properties and which Contributor reasonably anticipates will individually require expenditures by any Company Group Member or its successor in interest from and after the Effective Date in excess of One Hundred Thousand Dollars ($100,000), other than as shown on Schedule 4.11.
4.12    Environmental. Except as shown on Schedule 4.12:
(a)    neither Contributor nor the Company Group and, to the knowledge of Contributor, no other Person operating any of the Assets, has received any written notice from any applicable Governmental Authority or third Person alleging or asserting any material Environmental Liabilities or that the Assets are in material violation of Environmental Laws or that any of the Properties require material Remediation under, Environmental Laws;

(b)    to the knowledge of the Contributor, the Company Group and the Assets (and the operation thereof and the Company Group’s ownership thereof) are in material compliance with all applicable Environmental Laws;
(c)    the Company Group possesses all permits, licenses, approvals, consents, certificates and other authorizations of a material nature required by Environmental Laws or by any Governmental Authority for the ownership or operation of the Assets (the “Environmental Permits”) and all such Environmental Permits are, and have been, maintained in full force and effect;
(d)    there are no actions, suits, demands, investigations, administrative proceedings, or other proceedings pending or, to Contributor’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Contributor or the Company Group or to which any of the Assets are subject asserting or alleging any Environmental Liabilities with respect to the Assets;
(e)    the Company Group has not entered into, and neither the Company Group nor any Asset is subject to, any agreements, consents, orders, decrees, judgments or other directives from any Governmental Authority that relate to the future use of any Asset and that require Remediation or a material change in the present condition or operation of any of the Assets or Properties; and
(f)    to the knowledge of Contributor, there has been no Release of any Hazardous Materials at, on, under or from the Assets or operations thereof that, with notice or the passage of time or both, could reasonably be expected to result in a material violation of any Environmental Law, any material Environmental Liabilities, or a material liability or obligation to perform material Remediation, removal, response, restoration, abatement, investigation, or monitoring pursuant to Environmental Law;
provided, however, that, with respect to Assets that are operated by any Person other than Contributor or the Company Group, the representations and warranties set forth in the preceding clauses (b), (c), (d) and (e) are limited to the knowledge of Contributor.
Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 4.12 are Contributor’s sole and exclusive representations and warranties with respect to environmental matters.
4.13    Hedges. Schedule 4.13(a) sets forth a true and complete list of all Hedging Transactions outstanding as of the Execution Date and entered into by any Company Group Member with respect to the Assets (such Hedging Transactions, the “Hedging Portfolio”), the material terms thereof (including, without limitation, the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. Schedule 4.13(b) sets forth a true and complete list of all Basis Hedging Transactions outstanding as of the Execution Date and entered into by any Company Group Member with respect to the Assets (such Basis Hedging Transactions, the “Basis Hedging Portfolio”), the material terms thereof (including, without limitation, the type of transaction, term, effective date, termination date, notional amounts), and the counterparty thereto. Contributor has delivered to Acquiror a true and correct copy of the confirmations or other agreements evidencing the Hedging Transactions and Basis Hedging Transactions included in the Hedging Portfolio and the Basis Hedging Portfolio, respectively.
4.14    Absence of Certain Changes. Since June 30, 2018, (a) there has not been any (i) material write-down by the Company Group in the reserves estimated for the Properties, other than write-downs resulting from depletion in the ordinary course of operation of the Properties or that result from the variance in markets or prices for Hydrocarbons produced from the Properties; (ii) material destruction, damage or loss to or affecting any of the Assets; or (iii) Company Group Material Adverse Effect or any event, condition, change, development, circumstance or set of facts that, individually or in the aggregate, would reasonably be expected to have a Company Group Material Adverse Effect, and (b) the Company Group has operated its business and the Assets in the ordinary course consistent with past practice.
4.15    Records and Information. The books and records of the Company Group have been maintained in the ordinary course of business, on a timely basis consistent with the applicable Company Group Member’s past practice, fairly reflect the operations of such Company Group Member and no Company Group Member or its officers have omitted any material information from such books and records.
4.16    Lease Payments. The Company Group (or, to Contributor’s knowledge, the applicable operator) has timely and properly paid all accrued bonuses, delay rentals, minimum royalties, and royalties due with respect to the Company Group’s interest in the Leases, in each case in accordance with the Leases and applicable Law. With respect to Leases issued by any Governmental Authority, the Company Group has not received any written notice that any Lease accounts are not current or that any payments required thereunder have not been, or by Closing will not be, paid. Schedule 4.16 contains a true, correct, and complete list of all Leases which (a) are currently held by payment of shut-in royalties, reworking operations, any substitute for production of Hydrocarbons in paying quantities, or any other means other than production of Hydrocarbons in paying quantities, and (b) will expire, terminate, or otherwise be materially impaired absent actions by or on behalf of the Company Group (other than continued production in paying quantities) on or before a date that is one hundred and eighty (180) days after the Target Closing Date; provided, however, with respect to Properties that are operated by a Person other than Contributor or the Company Group, the representations and warranties set forth in the preceding clauses (a) and (b) are limited to the knowledge of Contributor.
4.17    Bonds and Letters of Credit    . Schedule 4.17 lists all bonds, letters of credit, guarantees and other similar commitments held by the Company Group that are required by applicable third Persons in order for any Company Group Member to own, and, if operated by any Company Group Member, operate the Properties.
4.18    Insurance. Since the Effective Date, each Company Group Member (i) has maintained insurance on the Properties of such Company Group Member in amounts required by applicable Law and in compliance with any contract which is binding on the applicable Company Group Member and (ii) has not made an election to be excluded from any coverage provided by an operator for the joint account pursuant to any operating agreement that is binding on the Properties.

4.19    Special Warranty of Title. Except for Permitted Encumbrances, the Properties are free and clear of any Title Defects arising by, through or under the Company Group, Contributor or Affiliates of Contributor (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group) (the representation set forth in this Section 4.19, the “Special Warranty of Title”).
4.20    Investment Intent. Each of Contributor and any Contributor Designee (i) is an experienced and knowledgeable investor, (ii) is able to bear the economic risks of an acquisition and ownership of the Acquiror Units comprising the Unit Purchase Price, the Class B Common Stock and the Class A Common Stock issuable upon exchange thereof (collectively, the “Acquiror Party Securities”), (iii) is capable of evaluating (and has evaluated) the merits and risks of investing in the Acquiror Party Securities and its acquisition and ownership thereof, (iv) is an “accredited investor,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (v) is acquiring the Acquiror Party Securities for its own account and not with a view to a sale, distribution or other disposition thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable blue sky Laws, or any applicable other securities Laws, and (vi) acknowledges and understands that (A) the Acquiror Party Securities have not been registered under the Securities Act in reliance on an exemption therefrom and (B) each of the Acquiror Party Securities will, upon its acquisition by Contributor or a Contributor Designee, as applicable, be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws.
4.21    The Company Group. Each Company Group Member (%3) is a corporation or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (%3) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (%3) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than, in the case of this clause (c), where the failure to be so qualified or be in good standing has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.
4.22    Capitalization. Schedule 4.22 sets forth a true and complete list that accurately reflects the issued and outstanding Company Group Interests and the record and beneficial owners thereof. All the Company Group Interests have been validly issued and are fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Company Group Interests are not subject to, and were not issued in violation of, any preemptive rights, rights of first refusal, rights of first offer or other similar rights. There are no Interests issued or outstanding in any Company Group Member other than the Company Group Interests set forth on Schedule 4.22. All the Company Group Interests have been issued and granted in compliance with (%4) applicable securities Laws and other applicable Law and (%4) all requirements set forth in applicable contracts and the Organizational Documents of applicable the

Company Group Member. The Company Group does not own any Interests or other securities or investments in any Person, other than as set forth on Schedule 4.22. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Company Group Member or any Contributor Group Member is a party or by which it is bound in any case obligating any Company Group Member or any Contributor Group Member to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Interests or other securities in any Company Group Member or Contributor Group Member, or obligating any Company Group Member or any Contributor Group Member to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which any Company Group Member is a party or by which it is bound relating to the voting or transfer of any Company Group Interests or Interests in the Subsidiaries of the Company Group, as the case may be.
4.23    Financial Statements; No Liabilities; Reserves.
(a)    Contributor delivered to Acquiror Parent copies of
(i)    the audited balance sheet of Contributor as of December 31, 2016 and 2017 and audited income statements, statements of cash flows and members’ equity of Contributor for the fiscal years ended December 31, 2016 and 2017 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.),
(ii)    the unaudited interim financial statements of Contributor as of June 30, 2017 and 2018 and for the six (6) month periods then ended,
(iii)    the audited statements of revenues and direct expenses of the Assets for the years ended December 31, 2016 and 2017 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.),
(iv)    the unaudited statements of revenues and direct expenses of the Assets for the six (6) month periods ended June 30, 2017 and 2018,
(v)    the audited statements of revenues and direct expenses of the Shad Assets for the years ended December 31, 2016 and 2017 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.),
(vi)    the unaudited statements of revenues and direct expenses of the Shad Assets for the six (6) month periods ended June 30, 2017 and 2018,
(vii)    the audited combined statements of revenues and direct expenses of the Assets and the Shad Assets for the years ended December 31, 2016 and 2017 (including any supplemental oil and gas disclosures satisfying the requirements of ASC 932-235-50 et seq.),
(viii)    the unaudited combined statements of revenues and direct expenses of the Assets and the Shad Assets for the six (6) month periods ended June 30, 2017 and 2018 (collectively, the “Contributor Financial Statements”).

Except as set forth on Schedule 4.23, each of the Contributor Financial Statements has been prepared in accordance with the GAAP consistently applied by Contributor and presents fairly in all material respects the financial position, results of operations and cash flows of Contributor, the Company, the Assets and the Shad Assets, as applicable, as at the dates and for the periods indicated therein, except that the Contributor Financial Statements for the six (6) month periods ended June 30, 2017 and 2018 are subject to normal year-end adjustments.
(b)    There are no liabilities of or with respect to the Company that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of the Company other than (A) liabilities reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Contributor, the Company or Shad as of June 30, 2018 (including the notes thereto) included in the Contributor Financial Statements, (B) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2018, and (C) liabilities that would not reasonably be expected to have a Company Group Material Adverse Effect. Except as set forth on Schedule 4.23, Sabalo Energy does not have any liabilities as of the Execution Date and will not have any liabilities as of the Closing Date.
(c)    WDVG, whose report as of December 31, 2017 and dated July 9, 2018 (the “Company Reserve Report”) provided to Acquiror, was as of the date of such report, and is, as of the date hereof, an independent reserve engineer and acts as independent reserve engineer with respect to the Company. The information underlying the estimates of reserves of the Company contained in the Company Reserve Report, which information was supplied by the Company to WDVG, for purposes of reviewing the Company Reserve Report and estimates of the Company and preparing the letter of WDVG, including production and costs of operation as well as working interests and net revenue interests (for the remaining life of the relevant properties), was true and correct in all material respects on the dates such estimates were made and such information was supplied and was prepared in accordance with customary industry practices. Other than (a) the production of reserves in the ordinary course of business, and (b) the resulting intervening price fluctuations and averages, the Company is not aware of any facts or circumstances that would result in a Company Group Material Adverse Effect in its proved reserves in the aggregate, or the aggregate present value of estimated future net revenues of the Company or the standardized measure of discounted future net cash flows therefrom, as described in the Company Reserve Report and reflected in the reserve information as of the respective dates such information is given.
4.24    Indebtedness. At the Execution Date, the Company Group has no Indebtedness other than guarantees under the Contributor RBL. At the Closing, the Company Group will not have any Indebtedness.
4.25    Employment and Labor Matters.
(a)    Neither Company Group Member has any employees.
(b)    Neither Company Group Member is a party to any collective bargaining agreement.

(c)    Neither Company Group Member has sponsored, contributed to, or been obligated to contribute to an employee pension benefit plan as defined in Section 3(2) of ERISA including those which are subject to Title IV of ERISA or Section 412 of the Code or a “multi employer plan” (within the meaning of Section 3(37) of ERISA).
(d)    Neither the Company Interests nor the Assets of the Company are under any Encumbrance under ERISA.
(e)    All payroll Taxes and other benefit liability obligations with regard to any employee benefit plan as defined in Section 3(3) of ERISA that could give rise to a lien or encumbrance against the Company or any interest therein have been fully paid or adequately provided for.
(f)    The Company Group does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to or as a result of Section 409A of the Code, Section 280(G) of the Code, or Section 4999 of the Code.
4.26    Intellectual Property    .
(a)    Except as set forth in Schedule 4.26, no material registrations or applications for registration are included in any Intellectual Property Rights held by the Company Group. The Company Group owns, licenses or otherwise has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances or non-exclusive licenses granted by the Company Group in the ordinary course of business), all material Intellectual Property Rights necessary to conduct the business of the Company Group as currently conducted.
(b)    To Contributor’s knowledge, the conduct of the business of the Company Group as currently conducted has not infringed or misappropriated any Intellectual Property Right of any other Person in any material respect.
(c)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of the Company Group to own, use, practice or exploit any Intellectual Property Rights held by or licensed to the Company Group (excluding licenses for commercially available, “off-the-shelf” software) and used in the business of the Company Group as currently conducted.

4.27    Related Party Transactions. Except as set forth in Schedule 4.27, there is no Contract, agreement or arrangement between any Company Group Member, on the one hand, and any Contributor Group Member, any of their respective Affiliates (other than the Company Group Members) or any officer, director, manager or employee of any Contributor Group Member, any of their respective Affiliates, any Company Group Member or any immediate family member or Affiliate of any such officer, director, manager or employee, on the other hand (each such Contract, agreement or arrangement, an “Affiliate Contract”).
4.28    Change of Control. To Contributor’s knowledge, except as set forth on Schedule 4.28, no Contract contains a change of control provision that would become operative as a result of the Transactions contemplated by this Agreement.
4.29    Bank Accounts. Neither Company Group Member has any bank accounts.
4.30    Limitations.
(a)    EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 4, IN SECTION 3.1, OR IN THE CERTIFICATE OF CONTRIBUTOR TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 8.2(c), CONTRIBUTOR EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF CONTRIBUTOR, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO ACQUIROR OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT AS PROVIDED TO THE CONTRARY IN THIS AGREEMENT, THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS.
(b)    Acquiror acknowledges that Equipment and sites included in the Assets may contain naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain NORM. NORM may have come into contact with various environmental media, including water, soils, or sediment. Notwithstanding anything to the contrary in this Section 4.30(b) or elsewhere in this Agreement, Contributor makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM in or on the Properties or Equipment other than in quantities which are in compliance with applicable Law and which are typical for oilfield operations in the areas in which the Assets are located.
(c)    As used in this Agreement, except as otherwise expressly stated, “to the knowledge of Contributor”, “to Contributor’s knowledge”, or phrases of similar import mean to the actual knowledge (after reasonable inquiry of the managers of Contributor Group Members or the Company Group Members with direct supervisory responsibility for the matters in question) of Barry Clark (President), Philip Bell (Vice President – Land) and Robert Helm (Chief Financial Officer).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES
Each of Acquiror Parties jointly and severally represents and warrants to Contributor the following:
5.1    Existence and Qualification. Each Acquiror Party is a corporation or limited liability company, as the case may be, that is duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in states where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had or would not be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
5.2    Power. Subject to the receipt of the Stockholder Approval, each Acquiror Party has the corporate or limited liability company, as the case may be, power to enter into and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party and to consummate the Transactions contemplated by this Agreement.
5.3    Authorization and Enforceability. Subject to the receipt of the Stockholder Approval, the execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of each Acquiror Party. Subject to the receipt of the Stockholder Approval, this Agreement has been duly executed and delivered by each Acquiror Party (and at Closing each other Transaction Agreement to which an Acquiror Party is a party will have been duly executed and delivered by such Acquiror Party), and this Agreement constitutes the valid and binding obligations of each Acquiror Party, and at Closing each other Transaction Agreement to which an Acquiror Party is a party will be the valid and binding obligation of such Acquiror Party, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4    No Conflicts. Except for receipt of the Stockholder Approval, the filing of the A&R Certificate of Incorporation with the Secretary of State, filings as required under the HSR Act, filings that will be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Laws, the execution, delivery and performance of this Agreement by each Acquiror Party, and the consummation of the Transactions contemplated by this Agreement, will not (%3) violate any provision of the Organizational Documents of the Acquiror Parties, (%3) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, or other financing instrument to which any Acquiror Group Member is a party or by which it is bound, (%3) violate any judgment, order, ruling, or regulation applicable to any Acquiror Group Member as a party in interest, or (%3) violate any Law applicable to any Acquiror Group Member, except any matters described in clauses (b), (c), or (d) above which would not have an Acquiror Material Adverse Effect.
5.5    Consents, Approvals or Waivers. Except for receipt of the Stockholder Approval, the filing of the A&R Certificate of Incorporation with the Secretary of State, as required under the HSR Act, filings that will be made pursuant to the rules and regulations of the NYSE and filings pursuant to applicable federal and state securities Laws, the execution, delivery and performance of this Agreement by Acquiror Parties will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except for consents and approvals of Governmental Authorities that are customarily obtained after Closing (if, such Governmental Authority is, pursuant to applicable Law, without discretion to refuse to grant such consent if certain conditions set forth in such applicable Law are satisfied).
5.6    Litigation.
(a)    Except as to specific matters disclosed in the SEC Documents filed or furnished on or after January 1, 2017 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward-looking and general in nature), there are no actions, suits or proceedings pending, or to Acquiror Parties’ knowledge, threatened in writing before any Governmental Authority or arbitrator against either Acquiror Party or any Affiliate of an Acquiror Party that have had or would be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect under clause (a) of the definition of Acquiror Material Adverse Effect.
(b)    There are no actions, suits or proceedings pending, or to the Acquiror Parties’ knowledge, threatened in writing before any Government Authority or arbitrator against any Acquiror Party or any Affiliate of an Acquiror Party that have had or would be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect under clause (b) of the definition of Acquiror Material Adverse Effect.
5.7    Financing. The Acquiror Parties subject to satisfaction of the conditions set forth in the Financing Commitment Letter will have at Closing all amounts required to pay the Cash Closing Payment on the Closing Date to Contributor.

5.8    Investment Intent. Acquiror is acquiring the Company Group Interests for its own account and not with a view to their sale or distribution in violation of the Securities Act, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.
5.9    Investment Company. Neither Acquiror Party is now, and immediately after the issuance and sale of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.10    Independent Investigation. Acquiror is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Acquiror acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis and evaluation of the Assets and has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to enter into this Agreement, and (b) if Closing occurs, it will be deemed to have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it will have deemed necessary or appropriate to consummate the Transactions contemplated hereby.
5.11    Liability for Brokers’ Fees. Contributor will not, directly or indirectly, have any responsibility, liability, or expense as a result of undertakings or agreements of Acquiror Parties for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation to an intermediary in connection with the negotiation, execution, or delivery of this Agreement or any agreement or Transaction contemplated hereby.
5.12    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to the knowledge of Acquiror Parties, threatened against either Acquiror Party or any Affiliate of Acquiror Parties (whether by an Acquiror Party or a third Person). Immediately prior to, and immediately subsequent to, the Closing, (a) neither Acquiror Party will have incurred, nor does it intend to or believe that it will incur, debts (including contingent obligations) beyond its ability to pay such debts as such debts mature or come due (taking into account the timing and amounts of cash to be received from any source, and amounts to be payable on or in respect of debts), (b) the amount of cash available to each Acquiror Party after taking into account all other anticipated uses of funds is anticipated to be sufficient to pay all such amounts on or in respect of debts, when such amounts are required to be paid, and (c) each Acquiror Party will have sufficient capital with which to conduct its business.
5.13    Valid Issuance. At Closing, the Acquiror Units to be issued to Contributor as the Unit Purchase Price will be duly authorized, validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Acquiror Units will be free of any Encumbrances, other than restrictions on transfer under federal and state securities Laws, as provided in this Agreement, the Registration Rights Agreement and the LLC Agreement and Encumbrances arising exclusively by, through or under Contributor or their Affiliates, and will not be subject to preemptive rights. The Acquiror Units comprising the Unit Purchase Price will be issued and granted in compliance in all material respects with (i)

applicable securities Laws and other applicable Law (assuming the accuracy of the representations and warranties of Contributor set forth in Section 4.20) and (ii) all requirements set forth in applicable contracts. At Closing, the Class B Common Stock to be issued to Contributor will be duly authorized, validly issued, fully paid and non-assessable and such Class B Common Stock will not be subject to preemptive rights. Such Class B Common Stock will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law (assuming the accuracy of the representations and warranties of Contributor set forth in Section 4.20) and (ii) all requirements set forth in applicable contracts. As of the Closing, Acquiror Parent will have sufficient shares of authorized and unissued Class A Common Stock to issue the shares issuable on exchange of the Acquiror Units comprising the Unit Purchase Price.
5.14    Capitalization.
(a)    As of October 12, 2018, the authorized capital of Acquiror Parent consisted solely of (i) 200,000,000 shares of Class A Common Stock, of which 28,400,421 shares of Class A Common Stock were issued and outstanding (ii) 50,000,000 shares of Class B Common Stock, of which 35,663,034 were issued and outstanding, and (iii) 20,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were issued and outstanding.
(b)    All of the issued and outstanding shares of Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Acquiror Parent, are fully paid and non-assessable, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.
(c)    There are no preemptive rights or, except as disclosed in the SEC Documents, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Acquiror Parent to issue or sell any equity interests of Acquiror Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Acquiror Parent, and, except as disclosed in the SEC Documents, no securities or obligations evidencing such rights are authorized, issued or outstanding.
(d)    Acquiror Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in Acquiror Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.
(e)    As of October 12, 2018, there were 64,063,455 issued and outstanding Acquiror Units. All of the issued and outstanding Acquiror Units have been duly authorized and validly issued in accordance with the Organizational Documents of Acquiror, are fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act), and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. The Acquiror Units owned by Acquiror Parent are owned by Acquiror Parent free and clear of all Encumbrances, other than those arising under Acquiror Parent’s financing documents, restrictions on transfer under federal and state securities Laws and as provided in the LLC Agreement.
5.15    SEC Documents, Financial Statements, No Liabilities.
(a)    Acquiror Parent has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since December 31, 2016 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Acquiror Parent as of the dates and for the periods indicated therein.
(b)    There are no liabilities of or with respect to the Acquiror Group that would be required by GAAP to be reserved, reflected, or otherwise disclosed on a consolidated balance sheet of Acquiror Parent other than (A) liabilities reserved, reflected, or otherwise disclosed in the consolidated balance sheet of Acquiror Parent as of June 30, 2018 (including the notes thereto) included in the Financial Statements, (B) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2018, (C) fees and expenses incurred in connection with the Transactions contemplated by this Agreement and the other Transaction Agreements or (D) liabilities that would not reasonably be expected to have an Acquiror Material Adverse Effect.
5.16    Internal Controls; Listing Exchange.
(a)    Acquiror Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by Acquiror Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that such material information is accumulated and communicated to Acquiror Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(b)    Except as set forth on Schedule 5.16, since December 31, 2017, (A) Acquiror Parent has not been advised by its independent auditors of any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Acquiror Parent’s internal controls, (B) Acquiror Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Acquiror Parent’s internal controls, and (C) there have been no changes in internal controls or, to Acquiror Parent’s knowledge, in other factors that could reasonably be expected to materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.
(c)    The Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”), and Acquiror Parent has not received any notice of delisting from the NYSE. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of Acquiror Parent has been issued, and no proceedings for such purpose are, to Acquiror Parent’s knowledge, pending, contemplated or threatened. Acquiror Parent has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.
5.17    Compliance with Law. Except as to specific matters disclosed in the SEC Documents filed or furnished on or after January 1, 2017 and prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature) or as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, (a) each Acquiror Party is, and during the past two years has been, in compliance in all material respects with all applicable Laws, (b) no Acquiror Party has received written notice of any material violation in any respect of any applicable Law, and (c) no Acquiror Party has received written notice that it is under investigation by any Governmental Authority for potential non-compliance in any material respect with any Law. No Acquiror Party is subject to any material outstanding judgment, order or decree of any Governmental Authority.
5.18    Absence of Certain Changes. Since June 30, 2018, except as disclosed in the SEC Documents filed with the Commission prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such SEC Documents or any other disclosures in such SEC Documents to the extent they are predictive or forward looking and general in nature), there has not occurred any Acquiror Material Adverse Effect or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in an Acquiror Material Adverse Effect.
5.19    Form S-3. As of the Execution Date, Acquiror Parent is eligible to register the resale of the Class A Common Stock issuable upon exchange of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock for resale by Contributor under Form S-3 promulgated under the Securities Act.
5.20    Taxes. Acquiror is, and at all times since its date of formation has been, classified as a partnership for U.S. federal income tax purposes.

5.21    Limitations. As used in this Agreement, “to the knowledge of Acquiror Parties”, “to Acquiror Parties’ knowledge”, or phrases of similar import means to the actual knowledge (after reasonable inquiry of the managers of each Acquiror Party with direct supervisory responsibility for the matters in question) of Frank A. Lodzinski (Chief Executive Officer), Robert J. Anderson (President), Mark Lumpkin, Jr. (Chief Financial Officer) and Tony Oviedo (Principal Accounting Officer).
ARTICLE 6
COVENANTS OF THE PARTIES
6.1    Access. Subject to the limitations expressly set forth in this Agreement, Contributor shall, and shall cause the Company Group to, provide Acquiror and its representatives access to the Assets and access to and the right to copy, at Acquiror’s sole expense, the books and records of the Company Group in possession or control of Contributor or the Company Group for the purpose of conducting a confirmatory review of the Assets and the Company Group, but only to the extent (a) that Contributor and the Company Group may do so without violating applicable Laws and (b) Contributor has authority to grant such access without breaching any obligation of confidentiality binding on Contributor or any of its Affiliates. Contributor shall use reasonable efforts (including the assertion of any rights of Contributor or the Company Group to information to which Contributor or the Company Group is entitled pursuant to an applicable joint operating agreement or other Contract) to obtain permission for Acquiror to gain access to Properties operated by third Persons and the records and files of such third Persons to inspect the condition of such Properties, records, and files. Such access by Acquiror shall be limited to the Company Group’s normal business hours (or the periods of time agreed to by any third Person operator of a property, as applicable), and Acquiror’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Contributor and any applicable third Person operator. Without limitation of Acquiror’s rights pursuant to Section 3.5, subject to the agreement and consent of any applicable third Person operator, Acquiror shall be entitled to conduct an environmental assessment, and may conduct visual inspections, record reviews, and interviews relating to the Assets of the Company Group operated by third Persons, including their condition and compliance with Environmental Laws.

6.2    Financing Cooperation.
(a)    The Contributor shall, and shall cause the Contributor Group Members to, and shall cause its and their Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Acquiror Parent, or as Acquiror Parent may reasonably determine necessary or advisable, in connection with financing arrangements (including, without limitation, assisting in the arrangement of new financing arrangements (including the Financing) of Acquiror Parent or its subsidiaries) to fund the Cash Purchase Price, the completion of the Transactions or the other transactions contemplated hereby or to be consummated in connection therewith and the payment of related fees and expenses. Such cooperation shall include, without limitation, (A) furnishing Acquiror Parent and any of its Financing Sources as promptly as practicable (taking into account the timing of any proposed debt or equity offering) with the Required Information, (B) using reasonable best efforts to (i) cause management teams of the Contributor or the Company Group Members, with appropriate seniority and expertise, upon reasonable notice and subject to the availability of such management teams, to participate in, and provide reasonable and timely assistance with the preparation of materials for, meetings, due diligence and drafting sessions, rating agency presentations and road shows, if any, related to such financing arrangements; (ii) assist in the preparation of filings with the Commission and any Offering Documents as reasonably requested by Acquiror Parent; (iii) (x) cause Fisher, Herbst & Kemble, PC or other relevant accountants of the Company Group Members to provide assistance and cooperation to Acquiror Parent, including (1) using reasonable best efforts to cause their participation in drafting sessions and accounting due diligence sessions and assistance in the preparation of any pro forma financial statements referred to in the Required Information, (2) cause them to provide customary consents to use their audit reports on the financial statements included in the Required Information as required in any Offering Documents or in connection with any filings made with the Commission or pursuant to applicable law, and (3) cause them to provide any customary comfort letters (including “negative assurance” comfort) in connection with any such financing arrangements and (y) cooperate with Acquiror Parent’s legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with such financing arrangements; (iv) cooperate with any due diligence, to the extent customary and reasonable; (v) in connection with any such financing arrangements, provide customary authorization letters authorizing the distribution of information provided by the Contributor or the Company Group Members to prospective lenders, subject to customary confidentiality undertakings with respect thereto, and containing customary representations (x) that such information does not contain a material misstatement or omission and (y) with respect to the absence of material non-public information with respect to “public side” documentation; (vi) furnish promptly, and in any event at least four (4) Business Days prior to the Closing Date (to the extent requested within nine (9) Business Days prior to the Closing Date), all documentation and other information required by any Governmental Authority or as reasonably requested by any Financing Source under applicable “know your customer,” anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., and economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department and any beneficial ownership regulation; (vii) deliver guarantee and lien terminations and instruments of discharge and give any other notices, releases and/or terminations requested by Acquiror Parent in each case in order to allow for the release of all claims and liens of any Person that is a beneficiary of any obligations under Contributor

RBL or other obligations of the Company Group Members (provided that the effectiveness of any such documentation shall be subject to the consummation of the Closing); (viii) cause the appropriate officers of the Company Group Members to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Acquiror Parent or Financing Sources for delivery at the consummation of such financing arrangements (provided that the effectiveness of any such documentation shall be subject to the consummation of the Closing) and reasonably facilitate the pledging of collateral (including by assisting with the preparation of mortgage exhibits); and (ix) cause the taking of any corporate, limited liability company or partnership actions, as applicable, by the Contributor or the Company Group Members reasonably necessary to permit the completion of such financing arrangements, subject to the occurrence of the Closing.
(b)    Notwithstanding anything to the contrary in this Section 6.2, no action shall be required of the Contributor or the Company Group Members pursuant to Section 6.2(a), if any such action shall: (i) unreasonably disrupt or interfere with the business or ongoing operations of Contributor and the Company Group Members; (ii) cause any representation or warranty or covenant contained in this Agreement to be breached (unless waived by Acquiror Parent); (iii) require Contributor or the Company Group Members or any of its or their Representatives to provide (or to have provided on its behalf) any certificates or legal opinions, other than certificates or legal opinions delivered at (or effective as of) the Closing Date, and customary representation and authorization letters; (iv) require the Contributor or any the Company Group Member to pay any commitment or other fee; (v) require the Contributor or any of the Company Group Member or their respective Representatives to prepare pro forma financial information or projections, which shall be the responsibility of Acquiror Parent (without waiver of the covenant set forth in Section 6.2(a)(A)); or (vi) cause any director, officer, or employee of Contributor or any of the Company Group Members to execute any agreement or certificate in his or her individual, rather than official, capacity.
(c)    Promptly upon the Contributor’s request, all reasonable and documented out-of-pocket costs incurred by Contributor or its Affiliates in connection with complying with the provisions of this Section 6.2 shall be paid by Acquiror Parent, and, in the event the Closing shall not occur, Acquiror Parent shall indemnify and hold harmless Contributor, the Company Group Members and its and their Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement or consummation of such financing arrangement except to the extent such losses arise out of or result from the fraud, intentional misrepresentation, intentional breach, gross negligence, bad faith or willful misconduct of the Contributor, the Company Group Members or any of its or their Representatives related to this Section 6.2, or from the information provided by the Contributor or the Company Group Members for use in the Offering Documents or otherwise in connection with such financing arrangement.
(d)    All non-public or otherwise confidential information regarding the Company Group Members obtained by Acquiror Parent or its Representatives pursuant to this Section 6.2 shall be kept confidential, except that Acquiror Parent shall be permitted to disclose such information to potential sources of capital, Financing Sources, to underwriters and rating agencies to the extent necessary to consummate the financing arrangements contemplated by this Section 6.2. The Contributor Group and the Company Group Members hereby consent to the use of their logos, names and marks in connection with such financing arrangements, provided that such names, marks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Contributor Group, their Affiliates or the Company Group Members.
6.3    Press Releases; Confidentiality.
(a)    Neither Contributor nor any of its Affiliates, shall make any press release or public disclosure regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without the prior written consent of Acquiror, which consent may not be unreasonably withheld, but may be delayed, in the sole discretion of Acquiror for up to three (3) Business Days, during which time Contributor will allow Acquiror to propose reasonable changes. Neither Acquiror nor any of its Affiliates, shall make any press release or public disclosure regarding the existence of this Agreement, the contents hereof, or the transactions contemplated hereby without prior written notice to Contributor at least one (1) Business Day prior to such disclosure, during which time Acquiror will allow Contributor to propose reasonable changes. Nothing contained in this Section 6.3(a) shall restrict disclosures by Acquiror Parties or Contributor, to the extent that such disclosures are, (i) required by applicable securities or other Laws, (ii) required by the applicable rules of any stock exchange having jurisdiction over the disclosing Party, (iii) to Governmental Authorities and third Persons holding Preferential Purchase Rights, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or terminations of such rights, or seek such consents, (iv) in the case of Parent Acquiror, reasonable disclosures for public companies as determined by management of the Parent Acquiror, (v) as may be necessary for, or permitted pursuant to, the exercise of the rights and fulfillment of the obligations of a Party under this agreement, or (vi) statements that are consistent with statements made in previous press releases, public disclosures or public filings made by the Parties in compliance with this Section 6.3(a). The Parties shall be liable for the compliance of their respective Affiliates with the terms of this Section 6.3. The Parties agree that neither Party will have an adequate remedy at law if the other Party violates (or threatens to violate) any of the terms of this Section 6.3. In such event, the non-violating Party shall have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threatened breach of the terms of this Section 6.3 without the posting of any bond. Notwithstanding anything to the contrary in this Section 6.3, Acquiror Parent shall not be required by this Section 6.3 to consult with any other Party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the Special Committee believes is bona fide and matters related thereto or an Acquiror Parent Change of Recommendation but nothing in this proviso shall limit any obligation of Acquiror Parent under Section 6.18(c) to advise and inform Contributor.
(b)    Notwithstanding anything in Section 6.3(a) to the contrary, the Parties shall keep all information and data relating to this Agreement and the Transactions contemplated hereby strictly confidential except for disclosures to any Party’s Representatives and any disclosures required to perform this Agreement; provided, however, that the foregoing shall not restrict disclosures that (A) are necessary for a Party to perform this Agreement (including such disclosure to Governmental Authorities, rights of consent or other rights that may be applicable to the transactions contemplated by this Agreement as is reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (B) are required (upon advice of counsel) by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (C) of information and data publicly available and that has not been disclosed in violation of any confidentiality requirements; and (D) are otherwise subject to a written undertaking of confidentiality from each Person receiving such information in form reasonably acceptable to the non-disclosing Parties.
6.4    Operation of Business. Until the Closing, each Company Group Member shall, and Contributor shall cause each Company Group Member to, operate its business and the Assets in the ordinary course, and, without limiting the generality of the foregoing and except as otherwise expressly contemplated by this Agreement or except as otherwise consented to in writing by Acquiror, Contributor and each Company Group Member shall, and Contributor shall cause each Company Group Member to, except as required by applicable Law and except as set forth on Schedule 6.4:
(a)    not offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Interests in such Company Group Member or any securities convertible into, or any rights, warrants or options to acquire, any such Interests, other than issuances by a wholly-owned Subsidiary of such Company Group Member of such Subsidiary’s Interests to such Company Group Member or any other wholly-owned Subsidiary of such Company Group Member;
(b)    not make any investment in or acquire Interests or other securities of, or make any capital contribution to, any Person other than a wholly-owned Subsidiary of such Company Group Member;
(c)    not amend the Organizational Documents of such Company Group Member, except as required under this Agreement to complete the Transactions;
(d)    not approve any operations on the Assets anticipated to cost the owner of the Assets (i) more than One Hundred Thousand Dollars ($100,000) per activity or series of related activities net to such Company Group Member’s interest (excepting, in each case, emergency operations required under presently existing contractual obligations and operations necessary to avoid material monetary penalty or forfeiture or nonconsent penalty under any provision of any applicable Contract or order of any Governmental Authority, all of which will be deemed to be approved, provided Contributor promptly notifies Acquiror of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein);
(e)    not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except for (i) sales and dispositions of Hydrocarbons or equipment and materials made in the ordinary course of business which, in the case of equipment and materials, are replaced with equipment and materials of comparable or better value and utility in connection with the maintenance, repair, and operation of the Assets and (ii) other sales and dispositions of the Assets (other than Properties) individually not exceeding One Hundred Thousand Dollars ($100,000);

(f)    produce Hydrocarbons from the Properties consistent with past practices, subject to the terms of the applicable Leases and Contracts, applicable Laws, and requirements of Governmental Authorities and interruptions resulting from force majeure, mechanical breakdown, and planned maintenance;
(g)    not (i) terminate, materially amend, or extend any Material Contract or (ii) enter into any agreement that, if in existence at the Execution Date would be a Material Contract; other than the execution or extension of a Contract for the sale, exchange, or marketing of oil, gas and/or other Hydrocarbons terminable without penalty on sixty (60) days or shorter notice;
(h)    maintain insurance coverage on such Company Group Member and the Assets in the amounts and of the types presently in force and not make any election to be excluded from any coverage provided by an operator for the joint account pursuant to a joint operating agreement;
(i)    maintain in full force and effect all Leases to the extent that such Leases are capable of producing in paying quantities at Hydrocarbon prices in effect as of the date that the applicable Company Group Member or any third Person proposes to relinquish or release any such Leases or allow any such Leases to terminate (except for the termination of such Lease by its own terms);
(j)    not grant or create any Preferential Purchase Right, right of first negotiation, option, or transfer restriction or similar right, obligation, or requirement, with respect to the Assets or such Company Group Member’s Interests, except in connection with the renewal or extension of Leases after the Effective Date if granting such right or requirement is a condition of such renewal or extension;
(k)    maintain all permits and approvals issued by any Governmental Authority affecting such Company Group Member and issued for any Assets;
(l)    use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchises of such Company Group Member and to preserve the rights, franchises, goodwill and relationships with their service providers, customers, lenders, suppliers, regulators and others having business relationships with such Company Group Member;
(m)    not waive, release, assign, settle or compromise any claim, action or proceeding relating to such Company Group Member or the Assets;
(n)    not (i) elect not to participate in any operation or activity proposed with respect to the Properties, (ii) fail to timely make any election as to whether to participate in any operation or activity proposed with respect to the Properties or (iii) fail to make any payments due with respect to operations or activities proposed with respect to the Properties in which such Company Group Member has elected, or does elect, to participate, in each case, which could result in any of such Company Group Member’s interest in such Properties becoming subject to a penalty or forfeiture (including by deemed non-participation in an operation or activity proposed with respect to the Properties under an applicable operating agreement) as a result of such action or inaction of the types noted in clauses (i), (ii) or (iii) of this Section 6.4(n);
(o)    not file any amended Tax Return, revoke or change any Tax election, change a Tax accounting period, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case that would be reasonably likely to have the effect of materially increasing the Tax liability of such Company Group Member for any period after the Effective Date;
(p)    not act in any manner with respect to the Assets other than in the normal, usual and customary manner, consistent with past practice (including paying or causing to be paid all associated costs and expenses, and meant to preserve intact the business and Assets and associated goodwill);
(q)    not enter into any additional Basis Hedging Transactions or amend or otherwise modify the terms of any existing Basis Hedging Transaction included in the Basis Hedging Portfolio and to be transferred by novation to Acquiror pursuant to Section 6.20;
(r)    unwind or terminate all of the Hedging Transactions included in the Hedging Portfolio other than Basis Hedging Transactions that will be transferred by novation to Acquirer pursuant to Section 6.20;
(s)    continue to pursue its capital expenditure program in a manner substantially consistent with Company Group Member’s general practices related to drilling and completions during the twelve (12) month period prior to the Execution Date, subject to changes and deviations from such capital expenditure program reasonably deemed prudent by Contributor;
(t)    cause from time to time upon Acquiror’s reasonable request appropriate operating personnel of each Company Group Member and their operating Affiliates to discuss with Acquiror’s designated executive officers and operating personnel general operating activities on or related to the Assets;
(u)    (i) not incur or commit to incur any indebtedness for borrowed money that will not be extinguished prior to or at Closing, or (ii) take or fail to take any action that would cause a lien or encumbrance to arise or exist on the Assets or such Company Group Member’s Interests or otherwise allow a lien to attach to or encumber the Assets or such Company Group Member’s Interests; provided, however, with respect to subpart (ii) of this Section 6.4(u), neither Contributor nor any Company Group Member shall have any obligation to take any action with respect to any lien or encumbrance which arises due to the actions or inaction of a non-Affiliate third Person except that the Contributor or any Company Group Member, as applicable, shall, within five (5) Business Days after discovery of any such lien or encumbrance, provide notice to the Acquiror;
(v)    not acquire any real property interests (including any oil and gas related real property interests), except as permitted under Section 6.11;

(w)    change any of the accounting principles or practices used by the any Company Group Member, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by Contributor to Acquiror Parties; and
(x)    not agree or commit to do any of the foregoing.
Requests for approval of any action restricted by this Section 6.4 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Acquiror:

Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention: Robert J. Anderson, President
Telephone: (281) 298-4246
Email: Robert@Earthstoneenergy.com

Acquiror’s approval of any action restricted by this Section 6.4 shall not be unreasonably withheld or delayed and shall be considered granted in full within five (5) Business Days of Contributor’s notice to Acquiror in accordance with this Section 6.4 requesting such consent, unless Acquiror notifies Contributor to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.4, in the event of an emergency, Contributor may take such action as reasonably necessary and shall notify Acquiror of such action promptly thereafter. Acquiror acknowledges that each Company Group Member may own undivided interests in certain of the Assets, and Acquiror agrees that the acts or omissions of third Persons (including any applicable operator) who are not affiliated with Contributor shall not constitute a violation of the provisions of this Section 6.4, nor shall any action required by a vote of Working Interest owners constitute such a violation so long as each Company Group Member (and any applicable Affiliate) has voted its interests in a manner consistent with the provisions of this Section 6.4.
6.5    Indemnity Regarding Access. Acquiror’s access to the Assets and its (and its Affiliates’ and representatives’) examinations and inspections, pursuant to this Agreement or otherwise, shall be at Acquiror’s sole risk, cost, and expense, and Acquiror WAIVES AND RELEASES ALL CLAIMS AGAINST CONTRIBUTOR, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, CONTRACTORS, AGENTS, OR OTHER REPRESENTATIVES, ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON. Acquiror agrees to indemnify, defend and hold harmless Contributor and its Affiliates, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents, and representatives from and against any and all claims, liabilities, losses, costs, and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs, and expenses attributable to personal injury, death, or property damage, directly arising out of access to the Assets prior to the Closing by Acquiror, its Affiliates, or its or their respective directors, officers, employees, agents or representatives, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, EXCEPT TO THE EXTENT ARISING FROM, OR RELATING TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON.
6.6    Enforcement of Third Party Provisions. To the extent pertaining to the Company Group, the Company Group Interests or the Assets and the period of time from and after the Effective Date, Contributor shall, at Acquiror Parties’ request, use reasonable efforts to cause the Company Group to enforce, for the benefit of Acquiror Parties, at Acquiror Parties’ cost and expense, all of Company Group’s rights against third Persons under any warranties, guarantees, or indemnities given by such third Persons.
6.7    Governmental Reviews.
(a)    Contributor and the Acquiror Parties shall each in a timely manner (i) make (or cause their applicable Affiliates to make) all required filings, and prepare applications to, and conduct negotiations with, obtain consents, approvals or actions of, and give all notices to each Governmental Authority or any other Person as to which such filings, applications, negotiations, consents, approvals, actions or notices are necessary or appropriate in the consummation of the transactions contemplated hereby, and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications, conduct such negotiations, obtain such consents approvals or actions, and give such notices. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to such filings, applications, or negotiations, or the transactions contemplated by this Agreement, it shall give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting or discussion. Acquiror shall bear one-half and Contributor shall bear one-half of the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Acquiror, Contributor, or any Affiliate of any of them is required to make the payment. Each Party shall provide prompt notice to the other Party when any such filings, application, negotiation, consent, approval, action or notice referred to above in this Section 6.7(a) is obtained, taken, made or given, as applicable, and will advise such other Party of any communications (and, unless precluded by Law, provide copies of any such written communications) with any Governmental Authority or other Person relating therewith.
(b)    Without limiting the generality of Section 6.7(a), as soon as practicable following the date of this Agreement and in any event within fifteen (15) Business Days after the date hereof, the Parties shall make such filings as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the transactions contemplated by this Agreement, which filings shall include a request for early termination of any applicable waiting period. Thereafter, the Parties shall file as promptly as practicable all reports or other documents required or requested by the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act or otherwise, including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the date of this Agreement. Each Party shall cause its counsel to furnish each of the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the Parties’ preparation of necessary filings or submissions under the provisions of the HSR Act.
6.8    Audits and Filings.
(a)    From and after the date of this Agreement, Contributor shall, and shall use its reasonable efforts to cause its Affiliates and its and their respective officers, directors, managers, employees, agents and representatives to, cooperate on a timely basis with the Acquiror Parties, their Affiliates and their respective agents and representatives in connection with compliance with Acquiror Parties’ and their Affiliates’ Tax, financial, or other reporting requirements and audits, including (%4) any filings with any Governmental Authority and (%4) any filings that may be required by the Commission, under securities Laws applicable to the Acquiror Parties and their Affiliates, including the filing by the Acquiror Parties with the Commission of one or more registration statements to register any securities of the Acquiror Parties under the Securities Act, or of any report required to be filed by the Acquiror Parties under the Exchange Act (together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (any such filings described in clause (ii), the “Filings”). Further, from and after the Execution Date, Contributor shall, and shall use their reasonable efforts to cause their Affiliates to, make available to the Acquiror Parties and their Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Company Group, the Assets or the Shad Assets in Contributor’s or its Affiliates’ possession or control reasonably required by the Acquiror Parties, their Affiliates and their agents and representatives, in order for the Acquiror Parties or their Affiliates to prepare, if required to comply with the requirements of the Securities Laws in connection with such Filings, financial statements relating to the Company Group meeting the requirements of Regulation S-X under the Securities Act.
(b)    Without limiting the generality of Section 6.8(a), from and after the Execution Date, Contributor shall, and shall use its reasonable efforts to cause its Affiliates to, cooperate on a timely basis with the independent auditors chosen by the Acquiror Parties (“Acquiror’s Auditor”) in connection with any audit by Acquiror’s Auditor of any financial statements of the Company Group that the Acquiror Parties or any of their Affiliates require to comply with the requirements of the Securities Laws. Such cooperation will include (i) reasonable access to Contributor Group’s and the Company Group’s officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Acquiror’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) delivery of one or more customary representation letters from Contributor Group or the Company Group to Acquiror’s Auditor that are reasonably requested by the Acquiror Parties to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section 6.8(b), (iii) using reasonable efforts to obtain the consent of the independent auditor(s) of the Company Group that conducted any audit of such financial statements to be named as an expert in any Filing or offering memorandum for any equity or debt financing of the Acquiror Parties, and (iv) using reasonable efforts to cause the independent auditor(s) of the Company Group that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of the Acquiror Parties. Promptly upon the Contributor’s request, all reasonable and documented out-of-pocket costs incurred by Contributor or its Affiliates in connection with complying with the provisions of Section 6.8(a) and this Section 6.8(b) shall be paid by Acquiror Parent. Notwithstanding the foregoing, nothing herein shall expand Contributor’s representations, warranties, covenants, or agreements set forth in this Agreement or give the Acquiror Parties, their Affiliates, or any third Person any rights to which it is not entitled hereunder.
(c)    Without limiting Sections 6.2, 6.8(a) and 6.8(b), Contributor shall provide Acquiror Parent with the Required Information.
6.9    Conduct of Acquiror Group    . Except as set forth on Schedule 6.9 or with the prior written consent of Contributor, from the Execution Date until the Closing, each Acquiror Party shall, and shall cause the other Acquiror Group Members to, conduct its business and operations in the ordinary course and, without limiting the generality of the foregoing, each Acquiror Party shall not:
(a)    amend its Organizational Documents, except as required under this Agreement to complete the Transactions;
(b)    repurchase or otherwise acquire any shares of its capital stock for less than fair market value (other than (i) the repurchase, redemption or other acquisition or retirement for value of any such capital stock held by any current or former director or employee of any Acquiror Group Member pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan, (ii) in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise, or (iii) withholding of restricted stock units for tax withholdings purposes or otherwise); or declare, set aside or pay any dividend or other distribution payable in cash, shares of its capital stock, property, rights or otherwise with respect to any shares of its capital stock;
(c)    adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or otherwise effect any transaction whereby by any Person or group acquires more than a majority of the outstanding equity interests of either of the Acquiror Parties;
(d)    take any action that would or would reasonably be expected to prevent or materially delay the Closing and the consummation of the Transactions; or
(e)    agree or commit to do any of the foregoing.

6.10    Listing of Unit Purchase Price. At the Closing, Acquiror and Acquiror Parent shall issue the Unit Purchase Price and Class B Common Stock, respectively, issuable pursuant to this Agreement in accordance with all applicable securities Laws and the rules and policies of the NYSE. Without limiting the generality of the foregoing, Acquiror Parent shall complete all such filings with the NYSE and otherwise take all such actions as may be reasonably necessary for the Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price to be accepted by the NYSE for issuance and approved for listing thereon from and after the time of Closing, subject to official notice of issuance. If Acquiror Parent applies to have its Class A Common Stock or other securities traded on any principal stock exchange or market other than the NYSE, it shall include in such application the Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price and will take such other action as is necessary to cause such Class A Common Stock to be issued upon the exchange of the Acquiror Units comprising the Unit Purchase Price to be so listed.
6.11    Additional Properties. The Parties agree to comply with the terms and provisions contained in Schedule 6.11 attached hereto.
6.12    Termination of Affiliate Agreements. On or before the Closing Date, Contributor shall cause all agreements between any Company Group member and their Affiliates to be terminated without any liability or obligation on the part of the Company Group from and after the Closing.
6.13    Further Assurances. After Closing, Contributor and Acquiror Parties each agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.
6.14    Acquiror LLC Agreement. Prior to the Closing except as set forth in Schedule 6.14, Acquiror shall not amend or otherwise modify the LLC Agreement (except with respect to changes to the LLC Agreement to reflect the transfer of Acquiror Units or the admission of new members) without the consent of Contributor (which consent shall not be unreasonably withheld).
6.15    Amendment of Company LLC Agreement    . Prior to the Closing, Company shall not amend or otherwise modify the Company LLC Agreement without the consent of Acquiror Parent (which consent shall not be unreasonably withheld).
6.16    Preparation of the Proxy Statement; Acquiror Stockholder Meeting.
(a)    As soon as reasonably practicable following the date of this Agreement, Acquiror Parent shall prepare and file with the Commission a proxy statement to obtain Stockholder Approval (the “Proxy Statement”) in preliminary form. Acquiror Parent shall use its reasonable best efforts to have the Proxy Statement cleared for use under the Exchange Act as promptly as practicable after such filing. Acquiror Parent shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Acquiror Parent Stockholders as promptly as practicable after the clearance is received from the Commission. If at any time prior to the Closing Date any information relating to the Acquiror Group or the Contributor Group, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission and, to the extent required by applicable Law, disseminated to the Acquiror Parent Stockholders. Acquiror Parent shall notify Contributor of the receipt of any comments from the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or for additional information.
(b)    Subject to Section 6.18, Acquiror Parent shall, (i) as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Acquiror Parent Stockholders (the “Stockholders Meeting”) for the purpose of obtaining the Stockholder Approval and (ii) through the Acquiror Parent Board or the Special Committee, as applicable, recommend to the Acquiror Parent Stockholders (A) the adoption of the A&R Certificate of Incorporation; and (B) the adoption of this Agreement and the approval of the Transactions (collectively, the “Acquiror Parent Board Recommendation”). The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 6.18) the Acquiror Parent Board Recommendation. Acquiror Parent may not postpone or adjourn the Stockholders Meeting without the consent of Contributor, other than (A) to solicit additional proxies for the purpose of obtaining the Stockholder Approval, (B) for the absence of quorum or (C) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Acquiror Parent has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Acquiror Parent Stockholders prior to the Stockholders Meeting. Without limiting the foregoing, Acquiror Parent agrees that its obligation to hold the Stockholder Meeting shall not be affected unless and until this Agreement is terminated in accordance with Section 10.1(b)(iii).
6.17    Non-Compete    .
(a)    As a material inducement to Acquiror Parties to enter into this Agreement, from the Closing Date until the six (6) month anniversary of the Closing Date, Contributor covenants and agrees that it will, and will cause its Affiliates (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group) and the Persons set forth on Schedule 6.17 (collectively, the “Restricted Persons”) to, refrain from partially or fully acquiring for its own account or for any Third Party (other than the Acquiror), any interest in any Restricted Opportunity within the Designated Area, excluding, however, the Excluded Assets (subject to such exclusion, collectively, the “Non-Compete Assets”). Notwithstanding any provision of this Section 6.17 to the contrary, this Section 6.17 shall not apply to, limit or restrict in any way, any direct or indirect investment made by any Restricted Person (i) in any debt or equity securities of any Person (including without limitation any options, warrants or derivatives relating thereto) listed on a national securities exchange or actively trading in the public over-the-counter market to the extent such investment constitutes a passive investment, (ii) in any non-convertible debt (including without limitation any options, warrants or derivatives relating thereto) of any Person listed on a national securities exchange or actively traded in the public over-the-counter market, or (iii) the acquisition of any Restricted Opportunity by descent or devise.
(b)    As used herein “Restricted Opportunity” means any opportunity for the leasing, acquisition, farm-in, exploration, development, production, or any combination of the foregoing, of oil, gas or other Hydrocarbon leases in the Designated Area. Notwithstanding the foregoing, a Restricted Opportunity shall not include any transaction where the assets involved that are located in the Designated Area include (i) less than fifteen percent (15%) of the assets involved (either as to the number of acres or wells subject thereto or the value of such assets) in the transaction, and any assets in the area described above that are acquired as described in this provision shall be exempted from the restrictions in this Section 6.17 or (ii) any overriding royalty interests, non-participating royalty interests, or any mineral fee interests in Hydrocarbons, including rights to royalties on production and rights to shut-in royalties, executive rights to lease, rights to produce, rights to delay rentals, rights to bonus payments, rights of reversion and any and all other rights relating to the ownership of mineral fee interests (collectively, “Designated Area Mineral Interests”) to the extent, and only to the extent, such Designated Area Mineral Interests (A) are offered to any of the Restricted Persons by a third Person or (B) are contemplated (prior to the Closing Date) to be acquired by any Restricted Person after the Closing Date and Acquiror Parties have received written notice of such contemplated acquisition from Contributor prior to or on the Closing Date.
(c)    To the extent Contributor breaches this Section 6.17, as the Acquiror Parties’ sole and exclusive remedy for such breach, Contributor shall be obligated to, or to cause the applicable Restricted Person to, immediately offer to Acquiror any acquired Non-Compete Assets, and Acquiror shall have the right, but not the obligation, to acquire such Non-Compete Assets under the same terms and conditions as agreed to by such Restricted Person, and for the same consideration paid by such Restricted Person, together with any out-of-pocket expenses incurred by such Restricted Person in acquiring such Non-Compete Asset. Upon receipt of Acquiror’s wire transfer of such amount, Contributor shall cause such Restricted Person to assign to Acquiror such Non-Compete Assets, pursuant to an assignment and bill of sale in a form to be mutually agreed upon between Acquiror and such Restricted Person.
6.18    No Solicitation by Acquiror Parent; Etc.
(a)    Except as otherwise permitted by this Section 6.18, (i) Acquiror Parent shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussion or negotiation with any Person (other than Contributor and its Representatives) that may be ongoing with respect to an Alternative Proposal (or any inquiry, discussions, negotiations, offer or request that could reasonably be expected to lead to an Alternative Proposal), demand that any Person (other than Contributor and its Representatives) or Representative in possession of confidential information return or destroy such information, and prohibit access by any Person (other than Contributor and its Representatives) or Representative to any physical or electronic dataroom maintained relating to an Alternative Proposal (or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal), and (ii) Acquiror Parent shall not, and shall cause its Representatives not to, directly or indirectly: (A) solicit, initiate, facilitate, encourage or induce any inquiries or any proposals that constitute the submission of an Alternative Proposal, (B) furnish confidential information, engage in negotiations or discussions with respect to, or enter into, any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal (an “Acquisition Agreement”), or (C) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Contributor, the Acquiror Parent Board Recommendation or publicly recommend the approval or adoption of, or approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Acquiror Parent’s Representatives shall be deemed to be a breach of this Section 6.18 by Acquiror Parent.
(b)    Notwithstanding anything to the contrary contained in Section 6.18(a), if at any time prior to obtaining the Stockholder Approval, (i) Acquiror Parent has received a written Alternative Proposal that the Special Committee believes is bona fide, (ii) the Special Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could be reasonably expected to lead to or result in a Superior Proposal, (iii) the Special Committee, after consultation with its financial advisors and outside legal counsel, determines in good faith that failure to consider such Alternative Proposal likely would be inconsistent with its fiduciary duties under applicable Law, and (iv) such Alternative Proposal did not result from a breach of this Section 6.18, then Acquiror Parent may (A) furnish information, including confidential information, with respect to Acquiror Parent and Acquiror to the Person making such Alternative Proposal, and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that Acquiror Parent (x) will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless Acquiror Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality and standstill provisions and (y) will promptly make available to Contributor any material non-public information provided to such Person if not previously made available to Contributor.
(c)    In addition to the other obligations of Acquiror Parent set forth in this Section 6.18, Acquiror Parent shall promptly advise Contributor, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Acquiror Parent in respect of any Alternative Proposal, and shall, in any such notice to Contributor, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Contributor informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Acquiror Parent shall promptly provide Contributor with copies of any additional written materials received by Acquiror Parent or that Acquiror Parent has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)    Except as permitted by Section 6.18(e), Acquiror Parent Board, including the Special Committee, shall not:
(i)    withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify the Acquiror Parent Board Recommendation;
(ii)    fail to include the Acquiror Parent Board Recommendation in the Proxy Statement to be prepared pursuant to Section 6.16; or
(iii)    approve, endorse, recommend or enter into, or publicly propose or announce any intention to approve, endorse, recommend or enter into, any Acquisition Agreement (other than any confidentiality agreement in accordance with Section 6.18(b)) (any action referred to in clauses (i) through (iii) of this Section 6.18(d), an “Acquiror Parent Change of Recommendation”).
(e)    Notwithstanding anything in this Section 6.18 to the contrary, prior to, but not after obtaining the Stockholder Approval, in response to an Acquiror Intervening Event or Superior Proposal, either or both of the Acquiror Parent Board or the Special Committee may make an Acquiror Parent Change of Recommendation; provided, however, that such an Acquiror Parent Change of Recommendation may not be made unless and until:
(i)    Acquiror Parent Board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisors, that an Acquiror Parent Intervening Event has occurred or that an Alternative Proposal constitutes a Superior Proposal;
(ii)    Acquiror Parent Board or the Special Committee determines in good faith after consultation with its outside counsel and its financial advisors, that the failure to effect an Acquiror Parent Change of Recommendation in response to such Acquiror Parent Intervening Event or a Superior Proposal likely would be inconsistent with its fiduciary duties under applicable Law;
(iii)    Acquiror Parent provides Contributor written notice of such proposed action and specifying in reasonable detail the reasons for making the Acquiror Parent Change of Recommendation (including, in the case of a Superior Proposal, a description of the material terms of such Superior Proposal, and in the case of an Acquiror Parent Intervening Event, a description of the material events giving rise to the Acquiror Parent Intervening Event) at least five (5) Business Days in advance;
(iv)    after giving such notice and prior to effecting such Acquiror Parent Change of Recommendation, Acquiror Parent negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Contributor (to the extent Contributor wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement so that the failure to effect such Acquiror Parent Change of Recommendation would not be inconsistent with the Acquiror Parent Board’s and/or the Special Committee’s (as the

case may be) fiduciary duties; provided, however, that any material amendment to the terms of a Superior Proposal, if applicable, shall require a new notice pursuant to this Section 6.18(e); and
(v)    at the end of the five (5) Business Day period, prior to taking action to effect an Acquiror Parent Change of Recommendation, Acquiror Parent Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Contributor in writing and any other information offered by Contributor in response to the notice, and determines in good faith after consultation with its with outside legal counsel and its financial advisors, that the failure to effect an Acquiror Parent Change of Recommendation in response to such Acquiror Parent Intervening Event or a Superior Proposal likely would be inconsistent with its fiduciary duties under applicable Law; provided, that in the event of any material changes regarding any Acquiror Parent Intervening Event or Superior Proposal, Acquiror Parent shall be required to deliver a new written notice to Contributor and to comply with the requirements of this Section 6.18(e)(v) with respect to such new written notice; provided, further, that any such new written notice shall in no event shorten the original five (5) Business Day notice period.
(f)    Nothing contained in this Agreement shall prevent Acquiror Parent Board (after consultation with its outside legal counsel) from making such disclosures as the Acquiror Parent Board determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2 under the Exchange Act or other applicable Securities Laws; provided that if such disclosure has the effect of withdrawing or adversely modifying the Acquiror Parent Board Recommendation, such disclosure shall be deemed to be an Acquiror Parent Change of Recommendation.
6.19    Suspense Funds. No later than ten (10) Business Days after the Closing, Contributor shall deliver a Suspense Funds schedule to the Acquiror Parties to reflect the Suspense Funds as of the Closing Date. From and after the Closing, Acquiror Parties agree to cause the Company to administer all accounts and assume all payment obligations relating to the Suspense Funds taken into account when calculating the Adjusted Purchase Price in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties. To the extent available, Contributor shall provide to Acquiror Parties detailed information with respect to (a) payees of such Suspense Funds, (b) the reason for payment of such Suspense Funds and (c) the time period during which such Suspense Funds accrued.
6.20    Hedges. Contributor shall have the right, but not the obligation, to cause some or all of the Basis Hedging Transactions included in the Basis Hedging Portfolio and outstanding at Closing to be transferred by novation from the Company Group Members to Acquiror effective as of the Closing Date, pursuant to an agreement substantially in the form of the Novation Agreement published by the International Swaps and Derivatives Association, Inc. in 2002. Contributor shall provide Acquiror with written notice within ten (10) Business Days after the Execution Date identifying the Basis Hedging Transactions, if any, to be novated and shall take such actions as are necessary to cause such Basis Hedging Transactions to be transferred to Acquiror by novation in accordance with this provision effective as of the Closing Date.
ARTICLE 7
CONDITIONS TO CLOSING

7.1    Conditions of Contributor to Closing. The obligations of Contributor to consummate the transactions contemplated by this Agreement are subject, at the option of Contributor, to the satisfaction on or prior to Closing of each of the following conditions:
(a)    (i) The Acquiror Party Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (ii) the other representations and warranties of the Acquiror Parties set forth in Article 5 shall be true and correct in all material respects (and in all respects in the case of representations and warranties qualified by materiality or Acquiror Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and accurate as of such specified date) except for inaccuracies which would not, individually or in the aggregate, cause or reasonably be expected to cause an Acquiror Material Adverse Effect;
(b)    The Acquiror Parties shall have performed and observed, in all material respects (and in all respects in the case of any covenants and agreements qualified by materiality or Acquiror Material Adverse Effect), all covenants and agreements to be performed or observed by Acquiror Parties under this Agreement prior to or on the Closing Date;
(c)    On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by Contributor or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement;
(d)    All material consents and approvals of any Governmental Authority (including any under the HSR Act) required for the transfer of the Company Group Interests from Contributor to Acquiror as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted;
(e)    The aggregate Title Defect Amounts and Environmental Defect Amounts asserted by Acquiror in good faith pursuant to the Title Defect Notice and Section 3.6(c), respectively, shall be less than twenty percent (20%) of the Unadjusted Purchase Price;
(f)    The Class A Common Stock issuable upon exchange of the Acquiror Units comprising the Unit Purchase Price and the Class B Common Stock pursuant to the LLC Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof;
(g)    Acquiror Parties shall have delivered or be ready, willing and able to deliver all of the deliverables Acquiror Parties are required to deliver pursuant to Section 8.3;
(h)    Acquiror shall have entered into the Registration Rights Agreement;

(i)    Acquiror Parent shall have filed the A&R Certificate of Incorporation with the Secretary of State; and
(j)    the Support and Standstill Agreement shall be fully executed and delivered.
7.2    Conditions of Acquiror Parties to Closing. The obligations of Acquiror Parties to consummate the transactions contemplated by this Agreement are subject, at the option of Acquiror Parties, to the satisfaction on or prior to Closing of each of the following conditions:
(a)    (i) Contributor Fundamental Representations and the representation set forth in clause (a)(iii) of Section 4.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and (ii) the other representations and warranties of Contributor set forth in Article 4 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or Company Group Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for inaccuracies which would not, individually or in the aggregate, cause a Company Group Material Adverse Effect;
(b)    Contributor shall have performed and observed, in all material respects (and in all respects, in the case of any covenants and agreements qualified by materiality or Company Group Material Adverse Effect), all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;
(c)    On the Closing Date, no injunction, order or award restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action, or other proceeding (excluding any such matter initiated by any Acquiror Party or any of its Affiliates) shall be pending before any Governmental Authority or body of competent jurisdiction (or threatened) seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement;
(d)    All material consents and approvals of any Governmental Authority (including any under the HSR Act) required for the transfer of the Company Group Interests from Contributor to Acquiror as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted or the necessary waiting period (including any under the HSR Act) shall have expired, or early termination of the waiting period shall have been granted;
(e)    The aggregate Title Defect Amounts and Environmental Defect Amounts asserted by Acquiror in good faith pursuant to the Title Defect Notice and Section 3.6(c), respectively, shall be less than twenty percent (20%) of the Unadjusted Purchase Price;
(f)    Acquiror Parent shall have received the Stockholder Approval;

(g)    Contributor shall have made the Contributor Cash Payment to Acquiror Parent;
(h)    At the Closing, Company shall amend the Company LLC Agreement in the form attached hereto as Exhibit K (the “Amendment to Company LLC Agreement”);
(i)    Contributor shall have delivered or be ready, willing and able to deliver all of the deliverables Contributor is required to deliver pursuant to Section 8.2;
(j)    Shad Permian Letter Agreement in the form attached hereto as Exhibit I shall have been executed and in full force and effect with no defaults or breaches by any party thereto and Acquiror shall be reasonably satisfied that the transactions contemplated by said agreement shall be completed immediately after the Closing.
ARTICLE 8
CLOSING
8.1    Time and Place of Closing. The consummation of the contribution of the Company Group Interests contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Acquiror and Contributor, take place at the offices of Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002, at 10:00 a.m., local time, on December 18, 2018 (the “Target Closing Date”), or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10, provided that if the Marketing Period has not ended on the Target Closing Date or at such later time when the conditions set forth in Article 7 are satisfied or waived (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing but that remain capable of satisfaction), then, subject to the continued satisfaction or waiver of the conditions set forth in Article 7 at such time, the Closing shall occur instead on the second (2nd) Business Day following the final day of the Marketing Period; provided, further that Acquiror may elect to terminate the Marketing Period earlier upon no less than two (2) Business Days’ notice to Contributor. The date on which the Closing occurs is referred to herein as the “Closing Date.”
8.2    Obligations of Contributor at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Acquiror Parties of their obligations pursuant to Section 8.3, Contributor shall deliver or cause to be delivered, among other things, the following:
(a)    to Acquiror Parties, counterparts of the Assignment Agreement, duly executed by Contributor;
(b)    to Acquiror Parties, a certificate of non-foreign status of Contributor (or its regarded owner for U.S. federal income Tax purposes, if Contributor is an entity disregarded from its owner for U.S. federal income Tax purposes) meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(c)    to Acquiror Parties, a certificate duly executed by an authorized officer of Contributor, dated as of the Closing, certifying on behalf of Contributor that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;
(d)    to Acquiror Parties, a certificate duly executed by the secretary or any assistant secretary of Contributor, dated as of the Closing, (i) attaching and certifying on behalf of Contributor complete and correct copies of the resolutions or unanimous consent of the board of directors, managers, members, partners, or other equivalent governing body of Contributor authorizing the execution, delivery, and performance by Contributor of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Contributor the incumbency of each officer of Contributor executing this Agreement or any document delivered in connection with the Closing;
(e)    to Acquiror Parties, where notices of approval, consent, or waiver are received by Contributor pursuant to a filing or application under Section 6.7, copies of those notices of approval;
(f)    to Acquiror Parties, releases and terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other Encumbrances and interests burdening the Company Group Interests or the Assets;
(g)    to Acquiror Parties, the Preliminary Settlement Statement, duly executed by Contributor;
(h)    to Acquiror Parties, an executed counterpart of the Registration Rights Agreement duly executed by Contributor (and any Contributor Designee receiving a portion of the Unit Purchase Price);
(i)    to Acquiror Parties, a duly executed counterpart of the Defect Escrow Agreement, if applicable;
(j)    to Acquiror Parties, a duly executed counterpart of a joinder to the LLC Agreement;
(k)    to Acquiror Parties, a duly executed counterpart of the Amendment to Company LLC Agreement;
(l)    Acquiror Parent shall have received Stockholder Approval;
(m)    to Acquiror Parties, a Transition Services Agreement in the form attached hereto as Exhibit H; and
(n)    all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Acquiror Parties.
8.3    Obligations of Acquiror Parties at Closing    . At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by

Contributor of their obligations pursuant to Section 8.2, Acquiror Parties shall deliver or cause to be delivered, among other things, the following:
(a)    to Contributor, a wire transfer of the Cash Closing Payment in same-day funds;
(b)    to the Defect Escrow Account, a wire transfer of the Defect Escrow Amount in same-day funds as provided in Section 3.8(e)(i), if applicable;
(c)    to Contributor (or a Contributor Designee provided in writing to Acquiror prior to the Closing Date pursuant to Section 8.4(a)), (i) the number of Acquiror Units comprising the Unit Purchase Price, and (ii) the corresponding number of shares of Class B Common Stock to be issued pursuant to Section 2.1(a);
(d)    the Defect Holdback Amount to be retained by Acquiror as provided in Section 3.8(e);
(e)    to Contributor, counterparts of the Assignment Agreement, duly executed by Acquiror;
(f)    to Contributor, a certificate by an authorized officer of each of Acquiror Parties, dated as of the Closing, certifying on behalf of such Acquiror Party that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;
(g)    to Contributor, a certificate duly executed by the secretary or any assistant secretary of each Acquiror Party, dated as of the Closing, (i) attaching and certifying on behalf of such Acquiror Party complete and correct copies of the resolutions of the Board of Directors or other equivalent governing body of such Acquiror Party authorizing the execution, delivery, and performance by such Acquiror Party of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of such Acquiror Party the incumbency of each officer of such Acquiror Party executing this Agreement or any document delivered in connection with the Closing;
(h)    to Contributor, the Preliminary Settlement Statement, duly executed by Acquiror Parties;
(i)    to Contributor, an executed counterpart of the Registration Rights Agreement duly executed by Acquiror Parent;
(j)    to Contributor, a duly executed counterpart of a joinder to the LLC Agreement;
(k)    to Contributor, a counterpart of the Defect Escrow Agreement, duly executed the Acquiror Parties, if applicable;
(l)    to Contributor, a counterpart of the Transition Services Agreement, duly executed by the Acquiror Parties; and

(m)    all other instruments, documents, and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Contributor.
8.4    Adjusted Purchase Price and Post-Closing Purchase Price Adjustments.
(a)    Not later than five (5) Business Days prior to the Closing Date, Contributor shall prepare and deliver to Acquiror, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) setting forth (i) Contributor’s good faith estimate of the Adjusted Purchase Price for the Company Group Interests as of the Closing Date after giving effect to all adjustments set forth in Section 2.2; (ii) the amount of the cash portion of the Adjusted Purchase Price less: the Defect Escrow Amount, which shall constitute the dollar amount to be payable by Acquiror to Contributor at Closing (the “Cash Closing Payment”), along with the wiring instructions for all such payments and disbursements; and (iii) the Persons, who shall consist only of Persons who own, directly or indirectly through ownership of Interests in one or more other Persons, Interests in Contributor (such persons, the “Contributor Designees”), and whole number of Acquiror Units that Contributor designates and nominates to receive the Unit Purchase Price (the “Unit Closing Payment”). Contributor shall supply to Acquiror reasonable documentation in the possession of Contributor Group or any of their Affiliates to support the items for which adjustments are proposed or made in the Preliminary Settlement Statement delivered by Contributor and a reasonably detailed explanation of any such adjustments and the reasons therefor. Within three (3) Business Days after receipt of Contributor’s draft Preliminary Settlement Statement, Acquiror will deliver to Contributor a written report containing all changes that Acquiror proposes to be made to the Preliminary Settlement Statement, if any, together with a brief explanation of any such changes. The Preliminary Settlement Statement, as agreed upon in writing by the Parties (subject to further adjustments under Section 8.4(b), will be used to adjust the Unadjusted Purchase Price at Closing; provided that if the Parties cannot agree on all adjustments set forth in the Preliminary Settlement Statement prior to the Closing, then any adjustments as set forth in the Preliminary Settlement Statement as presented by Contributor will be used to adjust the Unadjusted Purchase Price at Closing, subject to Section 8.4(b).
(b)    As soon as reasonably practicable after the Closing but not later than the one hundred and twentieth (120th) day following the Closing Date, Contributor shall prepare and deliver to Acquiror a draft statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment under Section 2.2, based on the most recent actual figures for each adjustment; provided, however, that for purposes of making such final calculation, the adjustment amount made pursuant to Section 2.2(b)(x) shall be assumed to be in the same amount as the amount used for such adjustments in calculating the Adjusted Purchase Price in the Preliminary Settlement Statement. Contributor shall include in such notice such reasonable documentation as is in Contributor Group’s possession to support the final figures. As soon as reasonably practicable, but not later than the thirtieth (30th) day following receipt of such statement from Contributor, Acquiror shall deliver to Contributor a written report containing any changes that Acquiror proposes be made to such statement (including without limitation items not agreed to pursuant to the proviso of the last sentence of Section 8.4(a)), and in order to be valid, any such written report by Acquiror shall specify in reasonable detail the dollar amount, nature and basis of any changes so asserted. Contributor may deliver a written report to Acquiror during this same period reflecting any changes that Contributor proposes to be made to such statement as a result of additional information received after the statement was prepared. If Acquiror does not deliver such report to Contributor on or before the end of such thirty (30) day period (or, if Contributor proposes any changes to such statement, thirty (30) days from the date Contributor delivers written notice thereof to Acquiror), Acquiror shall be deemed to have agreed with Contributor’s statement, and such statement shall become final and binding upon the Parties. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than ninety (90) days after delivery of Contributor’s statement. In the event that the Parties cannot reach agreement within such period of time, any Party may refer the items of adjustment which are in dispute to the Houston, Texas office of Deloitte LLP, or, if such Person is not able or willing to serve, a nationally recognized independent accounting firm or consulting firm mutually acceptable to both Acquiror and Contributor (the “Accounting Arbitrator”), for review and final determination by arbitration. If Acquiror and Contributor have not agreed upon a mutually acceptable alternate Person to serve as Accounting Arbitrator within ten (10) Business Days of receiving notice of Deloitte LLP’s unavailability, Contributor shall, within ten (10) Business Days after the end of such initial ten (10) Business Day period, formally apply to the Houston, Texas office of the American Arbitration Association to choose the Accounting Arbitrator. The Accounting Arbitrator shall conduct the arbitration proceedings in Houston, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 8.4(b). The Accounting Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In determining the proper amount of any adjustment to the Adjusted Purchase Price, the Accounting Arbitrator shall be bound by the terms of Article 2 and may not increase the Adjusted Purchase Price more than the increase proposed by Contributor nor decrease the Adjusted Purchase Price more than the decrease proposed by Acquiror, as applicable. The Accounting Arbitrator shall act as an expert for the limited purpose of determining the specific disputed aspects of adjustments submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Contributor and Acquiror shall each bear their own legal fees and other costs of presenting its case. Contributor shall bear one‑half and Acquiror shall bear one‑half of the costs and expenses of the Accounting Arbitrator.
(c)    Any difference in the Adjusted Purchase Price as determined pursuant to Section 8.4(a) and the finally determined Adjusted Purchase Price as determined pursuant to Section 8.4(b) shall be paid in cash by the owing Party to the owed Party within five (5) Business Days after the earlier of (i) the expiration of Acquiror’s thirty (30) day review period (including any extensions provided for above) without delivery of any written report, (ii) the date on which the Parties agree in writing as to the final Adjusted Purchase Price, or (c) the date on which the Accounting Arbitrator finally determines the Adjusted Purchase Price.
(d)    Acquiror shall assist Contributor in preparation of the final statement of the Adjusted Purchase Price under Section 8.4(b) by furnishing invoices, receipts, and providing reasonable access to personnel and such other assistance as may be requested by Contributor to facilitate such process post-Closing.
(e)    All cash payments made or to be made under Section 8.4(c) to Contributor (or its designees) or Acquiror shall be made by electronic transfer of immediately available funds to Contributor (or its designees) or Acquiror, as applicable, or to such other bank and account as may be specified by Contributor or Acquiror in writing.
(f)    Following the adjustments made under Section 8.4(b), (i) no further adjustments shall be made to the Adjusted Purchase Price and (ii) such adjustments shall be treated as adjustments to the Purchase Price and Allocated Value for all Tax purposes.
ARTICLE 9
TAX MATTERS
9.1    Straddle Period Tax Proration.
(a)    For purposes of determining the allocations of Asset Taxes imposed on any member of the Company Group for any Straddle Period that are attributable to the portion of such Straddle Period ending prior to the Effective Date: (i) Asset Taxes that are attributable to the severance, production or sale of Hydrocarbons shall be allocated to the portion of such Straddle Period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are (A) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (B) imposed on specific transactions shall be allocated to the portion of such Straddle Period in which the transaction giving rise to such Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Date and the portion of such Straddle Period beginning on the Effective Date by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the Effective Date, on the one hand, and the number of days in such Straddle Period that occur on or after the Effective Date, on the other hand; provided however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending prior to the Effective Date and the period beginning on or after the Effective Date in proportion to the number of days in each period.
(b)    For purposes of determining the allocations of Income Taxes imposed on any member of the Company Group for any Straddle Period that are attributable to the portion of such Straddle Period ending on the Closing Date, such Income Taxes shall be determined by means of an interim closing of the books as of the end of the day on the Closing Date.
(c)    For purposes of determining the allocations of Other Taxes imposed on any member of the Company Group for any Straddle Period that are attributable to the portion of such Straddle Period ending before the Effective Date, such Other Taxes shall be allocated to the portion of such Straddle Period in which the transaction or event giving rise to such Taxes occurred.
(d)    Regardless of which Party is responsible, Contributor shall make payment to the appropriate Governmental Authority of all Taxes which are required to be paid on or prior to the Closing Date, and the Company shall make payment to the appropriate Governmental Authority of all Taxes required to be paid after the Closing Date; provided, that Acquiror shall reimburse Contributor for any Asset Taxes, Income Taxes and Other Taxes paid by Contributor that are not

Contributor Taxes, except to the extent such Asset Taxes, Income Taxes and Other Taxes caused an increase in the Unadjusted Purchase Price pursuant to Section 2.2(b)(xv), no later than ten (10) days following the written request of Contributor therefor.
9.2    Tax Returns.
(a)    Contributor shall be responsible for filing with the applicable taxing authorities each Tax Return of any member of the Company Group that is required to be filed on or before the Closing Date.
(b)    Acquiror shall be responsible for filing with the applicable taxing authorities each Tax Return of the Company Group that is required to be filed after the Closing Date. With respect to any Tax Return of the Company Group with respect to Taxes for which Contributor would reasonably be expected to provide indemnification hereunder, Acquiror shall provide a copy of such Tax Return to Contributor no later than twenty (20) days before the due date of such Tax Return for Contributor’s comments and approval and shall not file such Tax Return without the Contributor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Acquiror shall timely file such Tax Return (after incorporating the comments from Contributor to the extent consistent with applicable Law) before the due date of such Tax Return.
9.3    Tax Contests. Contributor, on the one hand, and Acquiror Parties, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits, proceedings or similar events with respect to Asset Taxes relating to Pre-Effective Date Periods and Straddle Periods and Income Taxes related to Pre-Closing Tax Periods and Straddle Periods (any such inquiry, claim, assessment, audit, proceeding or similar event, a “Tax Contest”). Provided Contributor acknowledges in writing its obligation to indemnify the Acquiror, Contributor, at its sole cost and expense, shall have the sole right to control any Tax Contest relating to Asset Taxes for any Pre-Effective Date Period and Income Taxes related to Pre-Closing Tax Periods; provided, however, that Contributor shall have no authority to resolve such Tax Contest in a manner that has any adverse effect on the Acquiror in a subsequent Tax period without the Acquiror’s written consent, which consent shall not be unreasonably withheld or delayed. Contributor shall reimburse the Acquiror for any expense and cost incurred in connection with any such Tax Contest. With respect to any Tax Consents relating to a Straddle Period, Acquiror shall have the sole right to control any such Tax Contest; provided however, the Acquiror shall not resolve any such Tax Contest in a manner that would require indemnity by the Contributor without the Contributor’s written consent, which consent shall not be unreasonably withheld or delayed.
9.4    Transfer Taxes. To the extent that any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar taxes are payable by reason of the sale of the Company Group Interests under this Agreement (“Transfer Taxes”), such Transfer Taxes shall be borne and timely paid by Acquiror. Acquiror and Contributor shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
9.5    Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, Tax Contest, or other proceeding with respect to Taxes imposed on or with respect to the Company.

Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Contributor and Acquiror agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.
9.6    Purchase Price Allocation. As soon as reasonably practicable after the Closing, to the extent Contributor is treated as receiving consideration in exchange for the Company Interests in connection with the purchase and sale described in Section 2.1, the Parties shall cooperate in good faith to prepare and agree to a statement reflecting a valuation of all of the assets of the Company in accordance with the principles of Sections 741, 755 or other applicable provisions of the Code and consistent with the Allocated Values pursuant to Section 3.4 (the “Tax Allocation Statement”). The Parties agree to (a) be bound by the Tax Allocation Statement (if agreed), (b) amend the Tax Allocation Statement as required, including in connection with the final determination of the Adjusted Purchase Price under Section 8.4(b) and (c) act in accordance with the Tax Allocation Statement (if agreed) in the preparation, filing and audit of any Tax Return. Neither Party shall be required to participate in a Tax Contest relating to any proposed deficiencies or adjustment by any Governmental Authority arising from the Tax Allocation Statement.
9.7    Tax Treatment. Except as required by applicable Law, the Parties agree that, for U.S. federal income tax purposes, (a) Acquiror Units received by Contributor in exchange for Company Group Interests shall not be treated as a taxable exchange pursuant to Section 721 of the Code, (b) the Cash Purchase Price and any other amounts treated as taxable consideration shall be treated as received in exchange for partnership interests in a transaction described in Section 741 of the Code, and (c) in connection with any adjustment to the Cash Purchase Price, the value of the Company Group Interests as of the Closing will be redetermined such that the contributed Company Interests are increased or decreased, as the case may be, to be equivalent to the Unit Purchase Price. For the avoidance of doubt, except as required by applicable Law, the Parties shall not treat at Closing the right of Contributor to have its Acquiror Units redeemed or exchanged for Class A Common Stock pursuant to the LLC Agreement, as received in a taxable exchange. The Parties shall (A) prepare and file all Tax Returns in a manner consistent with this Section 9.7, and (B) take no position inconsistent with this Section 9.7 for any Tax purpose, including the preparation and filing of any Tax Return, the defense of any Tax-related Proceeding or otherwise, absent a determination within the meaning of Section 1313 of the Code to the contrary.
9.8    Section 704(c) Method. The Parties agree that, with respect to any book-tax disparity with respect to the Company Interests as of the Closing, the Acquiror shall use the “traditional method with curative allocations,” with the curative allocations applied only to sale gain, under Treasury Regulation Section 1.704-3(c), or such other method or methods determined by the Acquiror Parent to be appropriate and in accordance with the applicable Treasury Regulations.

9.9    754 Elections. Contributor shall, prior to the Closing, cause the Company to have in effect a valid election under Section 754 of the Code and for similar provisions of state, local or foreign Law) for any taxable year that includes the Closing Date.
9.10    Imputed Underpayments. Contributor agrees that it shall be responsible for the amount of any imputed underpayment (as described in Section 6225 of the Code as amended by Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74, as may be amended from time to time) imposed on the Company Group and allocable to the Contributor or attributable to the Company Interests during any taxable years, or portions thereof, when the Contributor owned the Company Interests, or any other Income Tax assessment imposed on the Company Group for any such period under any similar provision of applicable state or local Law; provided, however, that the Parties agree that the Company shall not make, nor shall the Acquiror cause the Company to make, an election under Section 6226(a) of the Code with respect to any imputed underpayment (as determined pursuant to Section 6225 of the Code) arising with respect to any such taxable year, or portion thereof, for which Contributor (a) fully complies with the procedures of Section 6225(c)(2)(A) or (B) of the Code, or (b) pays to the Company the Contributor’s entire allocable share of such imputed underpayment, which in either event shall be completed within forty (40) days after the notice of final partnership adjustments.
9.11    Tax Classification of Sabalo Energy.  From and after the Closing Date, Acquiror shall not (a) dissolve, liquidate or otherwise terminate Sabalo Energy, (b) take any action that would, or would reasonably be expected to, cause Sabalo Energy (or any successor) to be classified as other than an association taxable as a corporation, including the merger of Sabalo Energy with and into a limited liability company or partnership or the conversion of Sabalo Energy into a limited liability company or partnership, (c) cause the Company to be classified as other than a partnership for U.S. federal Income Tax purposes, in each case without the consent of Contributor (not to be unreasonably withheld, conditioned or delayed), or (d) take any action that would, or would reasonably be expected to, cause Sabalo Energy’s ownership interest in the Company, including Sabalo Energy’s entitlement to distributions and allocations of the Company pursuant to the Company LLC Agreement, to fall below .01%.
9.12    Extraordinary Transactions. After the Closing of the transactions contemplated herein and the Shad Permian Letter Agreement and the actions related to such transactions, Acquiror shall not cause the Company Group to close any other transaction, or take any other action, after the Closing on the Closing Date, that is outside the ordinary course of business other than the closing of the transaction contemplated in the  Shad Permian Letter Agreement and the actions related to such transaction, without the consent of Contributor, which shall not be unreasonably withheld.
ARTICLE 10
TERMINATION
10.1    Termination. This Agreement may be terminated at any time prior to Closing:
(a)     by the mutual prior written consent of Contributor and the Acquiror Parties;

(b)     by either Contributor or the Acquiror Parties if:
(i)    the Closing has not occurred on or before 5:00 p.m. local time in Houston, Texas on February 14, 2019 (the “End Date”); provided, the End Date shall automatically be extended for forty-five (45) days in the event the first mailing of the Proxy Statement to Acquiror Parent Stockholders shall have occurred on or before February 14, 2019 and the Stockholders Meeting shall have not been held on or before February 8, 2019. However, no Party shall be entitled to terminate this Agreement under this Section 10.1(b)(i), if the Closing has failed to occur as a result of such Party’s breach of any representations or warranties set forth herein or such Party’s failure to perform or observe such Party’s covenants and agreements hereunder (including the failure to perform the obligations of such Party with respect to Closing the transactions contemplated hereunder if and when required) in each case in a manner that causes the conditions of the other Party in Article 7 not to be satisfied (a “Material Breach”); provided, however, that if the Closing has not occurred or this Agreement has not otherwise been terminated by April 1, 2019, and the Acquiror Parties have not initiated any action for specific performance of Contributor’s obligations to consummate the Transactions (or at any time after such an action has been initiated, the Acquiror Parties fail to use reasonable best efforts to pursue such action), then, notwithstanding anything to the contrary to this Section 10.1(b)(i), Contributor shall be entitled to terminate this Agreement by delivering written notice to the Acquiror Parties. Notwithstanding anything to the contrary contained herein, this Agreement may not be extended beyond April 1, 2019 without the mutual written consent of the Acquiror Parent and Contributor;
(ii)    an injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to a Party if such injunction, order or award was due to the failure of such Party to perform any of its obligations or observe in any material respect its covenants or agreements hereunder; or
(iii)    if the Stockholder Meeting shall have concluded and the Stockholder Approval shall not have been obtained; or
(c)    by Contributor, if an Acquiror Parent Change of Recommendation under Section 6.19 shall have occurred.
10.2    Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.2, this Article 10, Sections 4.8, 5.11, 6.3, 6.5, and Article 12, all of which shall continue in full force and effect).
10.3    Damages for Failure to Close.
(a)    In the event that (i) (A) Contributor is entitled to terminate this Agreement under (A) Section 10.1(b)(i) because the conditions precedent to the obligations of Contributor set forth in Section 7.1 are not satisfied as of the date set forth in Section 10.1(b)(i) solely as a result of the breach or failure of Acquiror Parties’ representations, warranties, or covenants hereunder, including, if and when required, Acquiror Parties’ obligations to consummate the transactions contemplated hereunder at Closing, and (B) all conditions precedent to the obligations of Acquiror Parties set forth in Section 7.2 have been satisfied or waived in writing by Acquiror Parties (except for those conditions that by their nature are to be satisfied at Closing, all of which Contributor stands ready, willing and able to satisfy), or (ii) Contributor is entitled to terminate this Agreement under Section 10.1(c), then Contributor shall be entitled, to either (x) terminate this Agreement and receive the Termination Fee as liquidated damages and as its sole remedy hereunder, or (y) seek specific performance of this Agreement provided that (i) the Acquiror Parties shall have received sufficient funds in closing the Financing to pay the Cash Closing Payment, and (ii) Contributor has advised Acquiror within five (5) days of failure of the conditions precedent in Section 10.3(a)(i) of the election by the Contributor to seek specific performance. Contributor and Acquiror acknowledge and agree that (1) Contributor’s actual damages upon the event of such a termination described in this Section 10.3(a) are difficult to ascertain with any certainty, (2) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of Contributor, and (3) such liquidated damages do not constitute a penalty.
(b)    Notwithstanding any language in this Agreement to the contrary, in the event that Contributor terminates this Agreement under Section 10.1(b)(iii), then within two (2) Business Days of termination of this Agreement, Acquiror shall reimburse Contributor for all reasonable and documented out-of-pocket costs and expenses incurred by Contributor (including those costs and expenses more particularly described on Schedule 10.3) not to exceed an amount, in cash, equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Expense Reimbursement”).
(c)    In no event shall Contributor be entitled to receive both the Termination Fee and the Expense Reimbursement.
(d)    In the event that (%4) all conditions precedent to the obligations of Contributor set forth in Section 7.1 have been satisfied or waived in writing by Contributor (except for those conditions that by their nature are to be satisfied at Closing, all of which Acquiror Parties stand ready, willing and able to satisfy) and (%4) Acquiror Parties are entitled to terminate this Agreement under Section 10.1(b) because the conditions precedent to the obligations of Acquiror Parties set forth in Section 7.2 are not satisfied as of the date set forth in Section 10.1(b)(i) solely as a result of the breach or failure of Contributor’s representations, warranties, or covenants hereunder, including, if and when required, Contributor’s obligations to consummate the transactions contemplated hereunder at Closing, then Acquiror shall be entitled to elect, in its sole discretion, to either (x) seek specific performance of this Agreement, or (y) terminate this Agreement, in which event Acquiror shall be entitled to receive from Contributor the Termination Fee. Acquiror and Contributor acknowledge and agree that (1) Acquiror’s actual damages upon the event of such a termination described in this Section 10.3(d) are difficult to ascertain with any certainty, (2) the Termination Fee is a fair and reasonable estimate by the Parties of such aggregate actual damages of Acquiror, and (3) such liquidated damages do not constitute a penalty.
ARTICLE 11
INDEMNIFICATION; LIMITATIONS

11.1    Indemnification.
(a)    From and after Closing, Acquiror shall indemnify, defend, and hold harmless Contributor and its Affiliates and its and their respective officers, directors, managers, partners, employees, and agents (the “Contributor Family”) from and against all Damages incurred or suffered by Contributor Family caused by, arising out of, or resulting from:
(i)    any Acquiror Parties’ breach of any of Acquiror Parties’ covenants or agreements contained in Article 6; or
(ii)    any breach of any representation or warranty made by any Acquiror Party contained in Article 5 of this Agreement or in the certificates delivered at Closing pursuant to Section 8.3(f),
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Damages against which Contributor would be required to indemnify the Acquiror Parties under Section 11.1(b).
(b)    From and after Closing, Contributor shall indemnify, defend, and hold harmless the Acquiror Parties and their Affiliates and their respective officers, directors, employees, and agents (“Acquiror Family”) from and against all Damages incurred or suffered by Acquiror Family:
(i)    caused by or arising out of, or resulting from, the following:
(A)    the Excluded Assets;
(B)    any matters that are required to be borne by Contributor Group under Section 2.2;
(C)    any Contributor Taxes;
(D)    any injury, death, or third Person property damage attributable to, or arising out of, the Contributor Group’s or the Company Group’s ownership or operation of the Assets prior to Closing;
(E)    matters that are caused by, arise out of, or result from the off-site disposal of any Hazardous Materials that were either (i) generated or used on the Assets, or (ii) disposed of by the Company Group or any of their Affiliates (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group), in each case, to the extent that such disposal occurred prior to the Closing Date;

(F)    any civil fines or penalties or criminal sanctions imposed on the Contributor or any Company Group Member or any of its or their Affiliates (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group) to the extent relating to any pre-Closing violation of Law by any such Person;
(G)    Matters that are attributable to litigation existing as of the Closing Date set forth on Schedule 4.2; or
(H)     obligations and liabilities to any employees of the Contributor or any Company Group or any of their Affiliates (excluding, in all cases, EnCap and its Affiliates, other than the Contributor Group and the Company Group), the employment or termination thereof, and the compensation and benefits inuring thereto, in each case, solely to the extent arising prior to the Closing.
(ii)    caused by, arising out of, or resulting from, Contributor’s breach of its covenants or agreements contained in Article 6; or
(iii)    caused by, arising out of, or resulting from, any breach of any representation or warranty made by Contributor contained in Article 4 of this Agreement, or in the certificates delivered at Closing pursuant to Section 8.2(c),
EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, INVITEE, OR THIRD PERSON, AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON, and further excepting in each case Damages against which Acquiror would be required to indemnify Contributor under Section 11.1(a).
(c)    Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Contributor Family’s and the Acquiror Family’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in Article 4, Article 5, Article 6 (excluding Sections 6.3 and 6.8, which shall be separately enforceable by the Parties pursuant to whatever rights and remedies are available to them outside of this Article 11), Article 9, and the affirmations of such representations, warranties, covenants, and agreements contained in the certificates delivered by each Party at Closing pursuant to Sections 8.2(c) and 8.3(f), as applicable, is set forth in this Section 11.1.
(d)    The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 11 as an adjustment to the Adjusted Purchase Price, except as otherwise required under applicable Law.

11.2    Indemnification Actions. All claims for indemnification under Section 11.1 shall be asserted and resolved as follows:
(a)    For purposes of this Article 11, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 11 (including, for the avoidance of doubt, those Persons identified in Section 11.2(h)).
(b)    To make a claim for indemnification under Section 11.1, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 11.2 shall not relieve the Indemnifying Person of its obligations under Section 11.1, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached and the reasonably specific details of, and specific basis for, such asserted inaccuracy or breach.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 11. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied its obligation to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 11.2(d). Such Claims shall be defended jointly by the Indemnified Person and the Indemnifying Person. An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
(f)    If a Party would be required to defend a Claim as provided in this Section 11.2, which Claim is unliquidated in amount, but for the assertion that the other Party would not be entitled to indemnification for any liability, loss, cost, expense, claim, award, judgment, or other Damages incurred or suffered by such Party due solely to the limitations set forth in Section 11.3(c) with respect to the amount of such Claim, such Party shall nevertheless have the right and obligation to defend against such Claim as set forth in Section 11.2(d), subject to the indemnification obligations of such Party set forth in this Article 11; provided, however, that if, upon final, non-appealable liquidation of the amount of such Claim, the Party defending such Claim pursuant to this Section 11.2(f) would not have had the obligation to defend such Claim under Section 11.3(c) due solely to the limitations set forth in Section 11.3(c) with respect to the amount of such Claim, the Party defending such Claim shall be entitled to reimbursement of all reasonable costs and expenses incurred with respect to the defense of such Claim.
(g)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed to have disputed the claim for indemnification hereunder.

(h)    Any claim for indemnity under Section 11.1 by any Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement. No Indemnified Person other than Contributor and Acquiror Parties shall have any rights against either Contributor or Acquiror Parties under the terms of Section 11.1 except as may be exercised on its behalf by Acquiror Parties or Contributor, as applicable, pursuant to this Section 11.2(h). Each of Contributor and Acquiror Parties may elect to exercise or not exercise indemnification rights under this Section 11.2 on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section 11.2.
11.3    Limitation on Actions.
(a)    The Acquiror Party Fundamental Representations, Contributor Group Fundamental Representations, the Special Warranty of Title, the covenants of Contributor in this Agreement to be performed at or prior to Closing, and the corresponding representations, warranties, agreements, covenants and affirmations given in the certificate delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall terminate on the date that is twenty-four (24) months after the Closing Date. The representations, warranties, agreements and covenants provided in Sections 4.3, 4.25, 5.20, 9.1, 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, and 9.12 shall terminate upon the expiration of any applicable statute of limitations relating thereto (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All other representations and warranties of Contributor in this Agreement, and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall terminate on the date that is twelve (12) months after the Closing Date. The representations and warranties of Acquiror Parties in Article 5 (excluding the Acquiror Party Fundamental Representations) and the covenants of the Acquiror Parties in this Agreement to be performed at or prior to Closing, and the corresponding representations, warranties, and affirmations given in the certificates delivered at Closing pursuant to Sections 8.2(c) and 8.3(f), shall survive the Closing for a period of twenty-four (24) months after the Closing Date. Except as otherwise provided above, the covenants and agreements of the Parties to be performed after Closing shall survive Closing as reasonably necessary to perform the same, subject to the limitations set forth in this Section 11.3, but in no event shall survive for a period greater than twenty-four (24) months after the Closing Date (other than (i) the covenants and agreements of the Parties in Sections 11.1(a) and 11.1(b) which shall survive as set forth in this Section 11.3, and (ii) the covenants and agreements requiring forbearance of the Parties after Closing which in no event shall survive for a period greater than twenty-four (24) months after the Closing Date, unless such covenant or agreement specifies a shorter period of time for which forbearance is required). Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.
(b)    The indemnities in Sections 11.1(a)(i), 11.1(a)(ii), 11.1(b)(ii) and 11.1(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Section 11.1(b)(i) shall terminate on the date that is twenty-four (24) months after the Closing Date; provided, however, the indemnities in Section 11.1(b)(i)(C) shall terminate on the expiration of any applicable statute of limitations relating thereto (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.
(c)    No Party shall have any liability for any indemnification under Section 11.1(a)(ii) or Section 11.1(b)(iii), as applicable, for an individual matter until and unless the amount of the liability for Damages with respect to which such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant to the terms of Section 11.1 exceeds One Hundred Thousand Dollars ($100,000) (the “Individual Indemnity Threshold”). Without limiting the foregoing, no Party shall have any liability for any indemnification under Section 11.1(a)(ii) or Section 11.1(b)(iii), as applicable, until and unless the aggregate amount of the liability for all Damages (i) for which Claim Notices are delivered by the other Party, (ii) with respect to which such Party admits (or it is otherwise finally determined) that such Party has an obligation to indemnify the other Party pursuant to the terms of Article 11, and (iii) which exceed the Individual Indemnity Threshold, exceeds one and three-quarters percent (1.75%) of the Unadjusted Purchase Price, and then only to the extent such Damages exceed one and three-quarters percent (1.75%) of the Unadjusted Purchase Price; provided, however, that this Section 11.3(c) shall not limit indemnification for breaches of Contributor Fundamental Representations, breaches of the Special Warranty of Title, breaches of the representations, warranties and covenants in Section 4.3, Section 4.25, Section 5.20, Section 9.1, Section 9.3, Section 9.4, Section 9.5, Section 9.6, Section 9.7, Section 9.10, and Section 9.12, or the indemnities of Section 11.1(b)(i)(C) and breaches of the Acquiror Party Fundamental Representations. For the purposes of determining failure of any representation, warranty, covenant or agreement set forth in this Agreement to be true and correct, and calculating the Damages under this Article 11 resulting therefrom, any representation, warranty, covenant or agreement which is qualified by materiality, Company Group Material Adverse Effect or Acquiror Material Adverse Effect shall be deemed not to be so qualified.
(d)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, other than in respect of any Damages resulting from actual fraud (and not on any theory of constructive fraud) by Contributor, Contributor shall not be required to indemnify Acquiror under this Article 11 for Damages in excess of fifteen percent (15%) of the Unadjusted Purchase Price; provided, however, that this Section 11.3(d) shall not limit indemnification for breach of the Contributor Group Fundamental Representations or Section 4.24.
(e)    The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.
(f)    As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any

Indemnified Person arising out of or resulting from the indemnified matter or any breach of this Agreement, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity. Notwithstanding the foregoing, neither the Acquiror Parties nor Contributor shall be entitled to indemnification under this Article 11 for, and Damages shall not include, (i) consequential, special, or punitive damages suffered by the Party claiming indemnification (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated among the Parties), and (ii) any increase in liability, loss, cost, expense, claim, award or judgment to the extent such increase is caused by the actions or omissions of any Indemnified Person after the Closing Date.
(g)    Notwithstanding anything to the contrary contained in this Agreement, a claim for indemnity may be made by a Party under this Article 11 in respect of any breach of any representation, warranty or covenant set forth in this Agreement despite the fact that such Party obtained knowledge prior to the execution and delivery of this Agreement or prior to the Closing of the breach of such representation, warranty or covenant. In furtherance of the foregoing, each of Acquiror Parties and Contributor are entitled to rely upon, and shall be deemed to have relied upon, all representations, warranties and covenants of the other Party set forth in this Agreement which are made in favor of Acquiror Parties or Contributor, as applicable, and the rights of the members of Acquiror Family and Contributor Family who are entitled to indemnification under this Article 11 shall not be affected, notwithstanding (i) the making of this Agreement, (ii) any investigation or examination conducted by or on behalf of a Party with respect thereto, or (iii) the Closing hereunder.
ARTICLE 12
MISCELLANEOUS
12.1    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.
12.2    Notices. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices shall be addressed as follows:

If to Contributor:	Sabalo Energy, LLC
800 N Shoreline Blvd, Suite 900N

Corpus Christi, TX 78401
Attention:     Philip Bell
Email:     pbell@sabaloenergy.com

With a copy to (which shall not constitute notice):

Bracewell LLP
711 Louisiana St, Suite 2300
Houston, TX 77002
Attention:     J.J. McAnelly
Telephone:     (713) 221-1194
Email:    james.mcanelly@bracewell.com

If to Acquiror Parties:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention:    Robert J. Anderson, President
Telephone:    (281) 298-4246
Facsimile:    (832) 823-0478
Email:        Robert@Earthstoneenergy.com

With a copy to (which shall not constitute notice):
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Attention:    Reid A. Godbolt, Esq.
Adam J. Fogoros, Esq.
Telephone:    (303) 573-1600
Facsimile:    (303) 573-8133
Email:        rgodbolt@joneskeller.com
adamf@joneskeller.com

Solely for purposes of notice under Section 6.11:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attention:    Lane McKinney
Telephone:    (281) 298-4246
Facsimile:    (832) 823-0478
Email:    Lane@Earthstoneenergy.com

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
12.3    Expenses. Except as otherwise provided in this Agreement, all expenses incurred by Contributor in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisers employed by Contributor, shall be borne solely and entirely by Contributor, and all such expenses incurred by Acquiror Parties shall be borne solely and entirely by Acquiror Parties.
12.4    Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.
12.5    Dispute Resolution. Each Party consents to personal jurisdiction in any action brought in the United States federal courts located in the State of Texas with respect to any dispute, claim or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other with respect to any such dispute, controversy or claim (except to the extent a dispute, controversy, or claim arising out of or in relation to or in connection with title matters pursuant to Section 3.10, or the determination of adjustments to the Unadjusted Purchase Price pursuant to Section 8.4(b) is referred to an expert pursuant to those Sections) will be instituted exclusively in the United States District Court for the Southern District of Texas. Each Party (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it, and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer any rights on any Person other than the Parties to this Agreement. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.
12.6    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
12.7    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding the foregoing, the requirement that the Stockholder Approval include the vote of a Majority of the Disinterested in favor of the adoption of this Agreement and the transactions contemplated hereby may not be waived.
12.8    Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder (including by change of control, merger, consolidation, or stock purchase), without the prior written consent of the other Party and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the foregoing, Acquiror may, by providing written notice to Contributor, but without Contributor’s consent, assign its rights and delegate its duties hereunder in whole (but not in part) to an Affiliate of Acquiror; provided, however, such assignment shall not be permitted if it would reasonably be anticipated to increase the liability of any Contributor Group Member with respect to Taxes.
12.9    Entire Agreement. This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In entering into this Agreement, neither Party has relied on any statement, representation, warranty, covenant, or agreement of the other Party or its representatives other than those expressly contained in this Agreement.
12.10    Amendment. This Agreement may be amended or modified only by an agreement in writing signed by Contributor and the Acquiror Parties and expressly identified as an amendment or modification; provided, however, that this Section 12.10, Section 12.11 and Section 12.18 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may not be amended, supplemented, waived or otherwise modified in any manner that impacts or is otherwise adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.
12.11    No Third-Person Beneficiaries. Nothing in this Agreement shall entitle any Person other than the Acquiror Parties and Contributor to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 6.5 and Section 11.2(h) and provided that the Financing Sources shall be express third-party beneficiaries of, and shall be entitled to rely upon Section 12.10, this Section 12.11 and Section 12.18.
12.12    Severability. If any provision of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under)

this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.
12.13    Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
12.14    References. In this Agreement: (a) references to any gender includes a reference to all other genders; (b) references to the singular includes the plural, and vice versa; (c) reference to any Article or Section means an Article or Section of this Agreement; (d) reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement; (e) unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; (f) references to “$” or “dollars” means United States Dollars; and (g) “include” and “including” mean include or including without limiting the generality of the description preceding such term.
12.15    Construction. Acquiror is capable of making such investigation, inspection, review and evaluation of the Company Group Interests as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Company Group Interests, their value, operation and suitability. Contributor and Acquiror Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.
12.16    Limitation on Damages. Notwithstanding anything to the contrary contained herein, none of the Acquiror Parties, Contributor, or any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties in this Agreement) and each of the Acquiror Parties and Contributor, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by third Persons for which responsibility is allocated between the Parties in this Agreement).
12.17    Recourse Only Against Parties. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties in the preamble to this Agreement or any successor or permitted assign of any such Parties (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
12.18    No Liability of Financing Sources.
(a)    Notwithstanding anything to the contrary contained herein, the Contributor agrees that none of the Financing Sources, lenders participating in the Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (collectively, the “Finance Related Parties”) will have any liability to the Contributor, or its former, current or future officers, directors, managers, employees, members, partners, agents or other Representatives and Affiliates (collectively, the “Contributor Related Parties”) relating to or arising out of this Agreement or the Financing, whether at law, or equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Finance Related Party, and no Contributor Related Party will have any rights or claims against any of the Finance Related Parties hereunder or thereunder.
(b)    Notwithstanding anything to the contrary in this Agreement, (i) no amendment or modification to this Section 12.18 (or amendment or modification with respect to any related definitions as they affect this Section 12.18) shall be effective without the prior written consent of each Financing Source or Finance Related Party and (ii) each Financing Source and Finance Related Party shall be an express third-party beneficiary of, and shall have the right to enforce, this Section 12.18.

(c)    Each of the Parties hereto agrees that, Section 12.4 notwithstanding, any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Finance Related Party that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing, shall be governed by the Laws of the State of New York without regard to the conflict of Laws provisions thereof that would cause the laws of another state to apply.
(d)    Notwithstanding anything to the contrary contained elsewhere herein (including Section 12.4), the Parties hereby further agree that no Party will bring any legal action or proceeding against any Finance Related Party in any way relating to this Agreement, the Financing, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Financing Commitment Letter or any other letter or agreement related to any of the Financing, the Financing Commitment Letter or the performance thereof, in any forum other than any New York State court sitting in the borough of Manhattan, or, if, under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each of the Parties hereto consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY FINANCE RELATED PARTY OR BY ANY FINANCE RELATED PARTY AGAINST ANY PARTY IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY OR ANY FINANCE RELATED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR SUCH FINANCE RELATED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND, TO THE BEST OF ITS KNOWLEDGE, THE OTHER PARTIES HERETO AND THE FINANCE RELATED PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE FINANCING COMMITMENT LETTER (IF IT IS A PARTY THERETO) BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.18.
(e)    This Section 12.18 is intended to benefit and may be enforced by the Financing Sources and the Finance Related Parties.
12.19    Contributor Marks. Contributor is not conveying ownership rights or granting Acquiror nor any Affiliate of Acquiror (including after the Closing, Sabalo Energy and the Company) a license or other right to use any of the trade names, trademarks, service marks, logos or domain names of Contributor (including any trade name, trademark, service mark, logo or domain name incorporating the names “Sabalo,” or “Sabalo Energy”) (collectively, the “Contributor Marks”) and, after the Closing, Acquiror shall not permit the Company Group or any Affiliate of the Acquiror to use in any manner the Contributor Marks or any name or mark that is a variation thereof of confusingly similar thereto.  As promptly as practicable, and in any event no later than sixty (60) days after the termination of the Transition Services Agreement, Acquiror shall take all necessary action to (i) remove from all of the Company Group’s publicly distributed or publicly accessible letterhead, envelopes, invoices, supplies, labels, web site publications, promotional materials, marketing collateral, advertisements, and other communications media of any kind, all references to the Contributor Marks, and shall cease any and all use of the Contributor Marks as trade name, trademark, service mark, logo or domain name, and (ii) cause the corporate name of each of Sabalo and Sabalo Energy to be changed to a name that does not include any Contributor Mark or any other name or mark that is a variation thereof or confusingly similar thereto; provided, however, that Acquiror shall have until the date that is ninety (90) days after the termination of the Transition Services Agreement to remove any and all Contributor Marks from the Company’s physical assets (e.g., signage).  From and after the Closing, neither Acquiror nor any Affiliate of Acquiror (including, after the Closing, the Company) shall challenge the validity, enforceability or ownership of any of the Contributor Marks.  If Acquiror or any Affiliate of Acquiror (including, after the Closing, Sabalo Energy and the Company) violates any of its obligations under this Section 12.19, Contributor may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Acquiror acknowledges that a violation of this Section 12.19 may cause Contributor and its Affiliates irreparable harm, which may not be adequately compensated for by money damages.  Acquiror therefore agrees that in the event of any actual or threatened violation of this Section 12.19, Contributor shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Acquiror or any applicable Affiliate of Acquiror (including, after the termination of the Transition Services Agreement, Sabalo Energy or the Company) to prevent any violations of this Section 12.19.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.
CONTRIBUTOR:

SABALO HOLDINGS, LLC

By:	/s/ Barry Clark
Name:	Barry Clark
Title:	President

ACQUIROR:

EARTHSTONE ENERGY HOLDINGS, LLC
By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President

ACQUIROR PARENT:

EARTHSTONE ENERGY, INC.
By:	/s/ Robert J. Anderson
Name:	Robert J. Anderson
Title:	President

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT